SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Marriott International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Corporate Headquarters and Mailing Address:

10400 Fernwood Road

Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FRIDAY, MAY 9, 2014

To our Shareholders:

April 4, 2014

The 2014 annual meeting of shareholders of Marriott International, Inc. (the “Company”) will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on Friday, May 9, 2014, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

1.	Election of the 11 director nominees named in the proxy statement;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014;

3.	An advisory resolution to approve executive compensation;

4.	Approval of the Company’s Stock and Cash Incentive Plan, as amended;

5.	A shareholder resolution recommending implementation of a simple majority voting standard in our governance documents, if properly presented at the meeting; and

6.	Any other matters that may properly be presented at the meeting.

Shareholders of record at the close of business on March 14, 2014, are entitled to notice of and to vote at this meeting.

For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing, and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

By order of the Board of Directors,

Bancroft S. Gordon
Secretary

PLEASE REFER TO THE LAST PAGE OF THIS PROXY STATEMENT FOR DIRECTIONS TO THE MEETING AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

i

MARRIOTT INTERNATIONAL, INC.

10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2014 annual meeting of shareholders of Marriott International, Inc. (“we,” “us,” “Marriott” or the “Company”) to be held on Friday, May 9, 2014, beginning at 10:30 a.m., at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, and at any postponements or adjournments of the meeting. This proxy statement is first being released to shareholders by the Company on or about April 4, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2014:

THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE

AVAILABLE AT www.envisionreports.com/MAR.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. These actions include the election of the 11 director nominees listed below, ratification of the appointment of the independent registered public accounting firm (sometimes referred to as the “independent auditor”), an advisory resolution to approve executive compensation, approval of the Company’s Stock and Cash Incentive Plan, as amended, a shareholder resolution recommending implementation of a simple majority voting standard in our governance documents (if properly presented at the meeting), and any other matters that may be properly presented at the meeting. In addition, our management will report on the Company’s performance during fiscal 2013 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 14, 2014, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company’s Class A common stock entitles its holder to cast ten votes on each matter to be voted upon.

Who can attend the meeting?

All shareholders of record at the close of business on the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices may not be used at the meeting.

You will find directions to the meeting, and information on parking, public transportation and lodging, on the last page of this proxy statement.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the March 14, 2014 record date, 296,248,590 shares of our Class A common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Similarly, “broker non-votes” (described below) will be counted in determining whether there is a quorum.

How do I vote?

You may vote either by casting your vote in person at the meeting, or by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Thursday, May 8, 2014. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. You must obtain a legal proxy from the broker or other nominee that holds your shares if you wish to vote in person at the annual meeting. If you do not provide voting instructions to your broker in advance of the annual meeting, your broker will have discretionary authority to vote on “routine matters.” The ratification of the appointment of the independent registered public accounting firm in Item 2 is the only item on the agenda for the annual meeting that is considered routine.

What does the Board recommend?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the 11 director nominees (see Item 1 on page 7);

•	FOR ratification of the appointment of the independent auditor (see Item 2 on page 7);

•	FOR the advisory resolution to approve executive compensation (see Item 3 on page 8);

•	FOR approval of the Company’s Stock and Cash Incentive Plan, as amended (see Item 4 on page 9); and

•	AGAINST the shareholder resolution recommending implementation of a simple majority voting standard in our governance documents (see Item 5 on page 18).

How will my shares be voted?

Your shares will be voted as you indicate on the proxy card. Except as indicated below with respect to shares held in the 401(k) Plan, if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR the election of the 11 director nominees listed below; FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditor for 2014, FOR the advisory resolution to approve executive compensation, FOR the approval of the Company’s Stock and Cash Incentive Plan, as amended, and AGAINST the shareholder resolution recommending implementation of a simple majority voting standard in our governance documents.

Can I change my vote or revoke my proxy after I return my proxy card, or after I vote by telephone or electronically?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

(1)	Returning a later-dated signed proxy card;

(2)	Delivering a written notice of revocation to Computershare Shareowner Services, P.O. Box 43006, Providence, RI 02940-3006;

(3)	Voting by telephone or the Internet until 11:59 p.m. Eastern Time on Thursday, May 8, 2014; or

(4)	Voting in person at the meeting.

If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

How do I vote my 401(k) shares?

If you participate in the Company’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”), you may give voting instructions as to the number of share equivalents allocated to your account as of the record date. You may provide voting instructions to the trustee under the 401(k) Plan by completing and returning the proxy card accompanying this proxy statement. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time, Tuesday, May 6, 2014. If you do not send instructions by this deadline or if you do not vote by proxy or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

What vote is required to approve each item?

In the election of directors, each nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. Instructions to “ABSTAIN” and broker non-votes will have no effect on the election of directors. Your broker or nominee will not be permitted to vote on the election of directors without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution.

For ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of

Class A common stock present in person or represented by proxy and entitled to vote on the item will be required for approval. Instructions to “ABSTAIN” with respect to this item will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” this item. Broker non-votes will not have any effect on the outcome of votes for this item.

For approval of (i) the advisory resolution to approve executive compensation, (ii) the Company’s Stock and Cash Incentive Plan, as amended, and (iii) the shareholder resolution recommending implementation of a simple majority voting standard in our governance documents, the affirmative vote of the holders of a majority of the shares of Class A common stock present in person or represented by proxy and entitled to vote on the items will be required for approval. Your broker or nominee will not be permitted to vote on these items without instructions from the beneficial owner. As a result, if you hold your shares through a broker or nominee, they will not be voted to approve on an advisory basis the Company’s executive compensation, to approve the Company’s Stock and Cash Incentive Plan, as amended, or to approve the shareholder resolution recommending implementation of a simple majority voting standard in our governance documents, unless you affirmatively vote your shares in accordance with the voting instructions provided by that institution. Instructions to “ABSTAIN” with respect to these three items will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” these items. Broker non-votes will not have any effect on the outcome of votes for these items.

Who will count the vote?

Representatives of Computershare Shareowner Services, our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company’s stock transfer records indicate that you hold, including (i) any shares you may hold through the Computershare Shareowner Services Program for Marriott International, Inc. Shareholders administered by Computershare Shareowner Services; and (ii) if you are a current or former Marriott employee, any shares that may be held for your account by The Northern Trust Company as custodian for the 401(k) Plan. If you have shares in the 401(k) Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Northern Trust will vote your shares in proportion to the way the other 401(k) Plan participants voted their shares. Shares that you hold in “street name” through a broker or other nominee are not included on the proxy card(s) furnished by the Company, but the institution will provide you with a voting instruction form.

What does it mean if I receive more than one proxy card?

If your shares are registered under different names or are held in more than one account, you may receive more than one proxy card. In order to vote all your shares, please sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Shareowner Services, at (800) 311-4816.

How will voting on any other business be conducted?

Although we currently do not know of any business to be considered at the 2014 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to J.W. Marriott, Jr. and/or Arne M. Sorenson (with full power of substitution) to vote on such matters at their discretion.

When are shareholder proposals for the 2015 annual meeting of shareholders due?

To be considered for inclusion in our proxy statement for the 2015 annual meeting of shareholders, shareholder proposals must be received at our offices no later than the close of business December 5, 2014. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2015 annual meeting of shareholders, notice of such proposal or nomination must be delivered in writing to the Company’s Secretary at the above address no earlier than January 9, 2015 and no later than February 8, 2015. However, in the event that the 2015 annual meeting of shareholders is more than thirty days before or more than seventy days after the anniversary date of this year’s annual meeting, the shareholder’s notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the meeting date is first made. The notice of such written proposal or nomination must comply with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with our bylaws. If a shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the proxies we solicit allow us to vote on such proposals as we deem appropriate. You can find a copy of our bylaws in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland, 20817.

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. We must receive your request no later than May 1, 2014.

How much did this proxy solicitation cost and who paid that cost?

The Company paid for this proxy solicitation. We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for an estimated fee of $8,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

•

If your shares are registered in your own name, and not in “street name” through a broker or other nominee, simply log in to the Internet site maintained by our transfer agent, Computershare Shareowner Services, at www.computershare.com/investor and the step-by-step instructions will prompt you through enrollment.

•

If your shares are registered in “street name” through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

You may withdraw this consent at any time and resume receiving shareholder communications in print form.

PROPOSALS TO BE VOTED ON

ITEM 1—Election of Directors

Except for Lawrence M. Small (as described below), all of our directors are standing for election at the 2014 annual meeting, and each director elected will hold office for a term expiring at the 2015 annual meeting of shareholders or until his or her successor is elected or appointed and qualified.

The following 11 current directors of the Company have been nominated for re-election as a director:

J.W. Marriott, Jr.	Debra L. Lee	W. Mitt Romney
Mary K. Bush	John W. Marriott III	Steven S Reinemund
Frederick A. Henderson	George Muñoz	Arne M. Sorenson
Lawrence W. Kellner	Harry J. Pearce

You can find information on the director nominees beginning on page 23.

We do not know of any reason why any of the nominees would be unable to serve. However, if any of the nominees should become unable to serve as a director, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

Mr. Small has attained the age of 72 and therefore was not nominated for re-election as a director pursuant to the retirement policy in the Company’s Governance Principles. As a result, Mr. Small’s term on the Board will end at the 2014 annual meeting. The Board thanks Mr. Small for his long and distinguished service to the Company. Because of Mr. Small’s impending departure, the Board has reduced its size from 12 to 11, effective as of the 2014 annual meeting of shareholders.

The Company’s bylaws prescribe the voting standard for election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, a nominee must receive more “FOR” votes than “AGAINST” votes in order to be elected as a director. In a contested election, where the number of nominees exceeds the number of directors to be elected (which is not the case at the 2014 annual meeting), the directors will be elected by a plurality of the shares present in person or by proxy and entitled to vote on the election of directors. Under the Company’s Governance Principles, if a nominee who already serves as a director is not elected, that nominee shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will determine whether to accept or reject the resignation and will publicly disclose its decision promptly thereafter.

The Board recommends a vote FOR each of the 11 director nominees.

ITEM 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014. Ernst & Young LLP, a firm of registered public accountants, has served as the Company’s independent registered public accounting firm since May 3, 2002. Ernst & Young LLP will examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. You can find information on pre-approval of independent auditor fees and Ernst & Young LLP’s fiscal 2013 and 2012 fees beginning on page 35. Although the Audit Committee has discretionary authority to appoint the independent auditors, the Board is seeking shareholder ratification of the appointment of the independent auditors as a matter of good corporate governance. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will take that into consideration when determining whether to continue the firm’s engagement.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.

ITEM 3—Advisory Resolution to Approve Executive Compensation

We are asking shareholders to approve a non-binding advisory resolution on the compensation of our Named Executive Officers (“NEOs”), as disclosed in this proxy statement. Although the resolution, commonly referred to as a “say-on-pay” resolution, is non-binding, our Board of Directors and Compensation Policy Committee value your opinions and will consider the outcome of the vote when making future compensation decisions. After consideration of the vote of shareholders at the 2011 annual meeting of shareholders and consistent with the Board’s recommendation, the Board’s current policy is to hold an advisory vote on executive compensation on an annual basis, and accordingly, after the 2014 annual meeting, the next advisory vote on the compensation of our NEOs is expected to occur at our 2015 annual meeting of shareholders.

We urge you to read the Compensation Discussion and Analysis (“CD&A”) beginning on page 37 of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 57 through 68, which provide detailed information on the compensation of our NEOs.

The Board believes that our current executive compensation program achieves an appropriate balance of long- and short-term performance incentives, reinforces the link between executive pay and the Company’s long-term performance and stock value, and thereby aligns the interests of our NEOs with those of shareholders.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2014 annual meeting:

RESOLVED, that the shareholders of Marriott International, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders.

The Board recommends that you vote FOR approval of the advisory resolution on executive compensation.

ITEM 4—Approval of the Stock and Cash Incentive Plan, as Amended

The Board of Directors recommends that shareholders approve the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Stock Plan”), including approval of the material terms of the performance goals for certain cash incentive and stock awards made under the Stock Plan so that those awards can qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

Section 162(m) places a limit of $1 million on the amount we may deduct in any one year for compensation we pay to a “covered employee,” which means any person who as of the last day of the fiscal year is our chief executive officer or one of our three highest compensated executive officers other than the chief financial officer, as determined under SEC rules. Section 162(m) also provides an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation,” including shareholder approval every five years of the material terms of the performance goals of the plan under which the compensation will be paid. Because our shareholders most recently approved the material terms of the Stock Plan’s performance goals at the 2009 Annual Meeting, we are asking for shareholder approval again this year. For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the Stock Plan, (ii) a description of the business criteria on which each performance goal is based, and (iii) the maximum amount of compensation that the Company can pay to an employee under each performance goal. We discuss each of these aspects of the Stock Plan below.

Description of the Amendments to the Stock Plan

The Company recently amended three aspects of the Stock Plan. First, we amended, subject to shareholder approval, the list of business criteria on which performance goals may be based for cash and stock awards that we intend to qualify as performance-based compensation under Section 162(m). Second, we amended the Stock Plan, again subject to shareholder approval, to reduce the maximum number of shares subject to stock awards that we may grant to any employee in any fiscal year, and to impose a new dollar limit on the value of shares subject to stock awards that we may grant to any non-employee director in any fiscal year. Finally, we amended the Stock Plan to reflect that our stock is now listed on NASDAQ, rather than the New York Stock Exchange.

Specifically, we adopted the following amendments to the Stock Plan that are subject to shareholder approval in this proposal:

•

We expanded the list of business criteria upon which performance goals may be based, as set forth in Section 11.1 of the Stock Plan and listed below under “Section 162(m) and Performance Measures.” To provide us more flexibility in administering executive compensation arrangements, we have made this list more extensive than the list of business criteria that shareholders approved in 2009 (the 2009 approval will stop being effective on the date of the 2014 annual meeting). While the business criteria upon which performance goals may be based must be approved by shareholders in order for certain cash incentive and stock awards to potentially qualify as deductible performance-based compensation under Section 162(m), the business criteria, performance goals and specific targets we actually apply to awards under the Stock Plan must also satisfy the criteria of Section 162(m) for such awards to actually qualify as deductible performance-based compensation, including that the performance goals and targets are objective and pre-established.

•

In any one fiscal year, we may grant any single employee one or more awards that are subject to an aggregate maximum of 750,000 shares. This is fifty percent fewer shares than the per employee annual award limit of 1,500,000 shares that shareholders approved in 2009. We believe that the proposed limit of 750,000 provides sufficient flexibility while reflecting the increase in the Company’s stock price since 2009. This limit does not apply to Conversion Awards (discussed below).

•

In any one fiscal year, we may grant any single non-employee director one or more awards that are subject to an aggregate maximum number of shares equal to the quotient of $750,000 divided by the grant date fair value of the awards (determined under applicable accounting principles), rounded down to the nearest whole share. The Stock Plan did not previously limit the value of awards that we may grant to non-employee directors in a fiscal year. Although this proposed limit is not required by Section 162(m), which does not apply to non-employee directors, we believe it provides a reasonable limit on the size of awards that we may grant to a non-employee director in any one year. This limit does not apply to Conversion Awards.

If this Proposal is not approved, the foregoing amendments (except for the change regarding NASDAQ) will not be implemented, and awards under the Stock Plan other than stock appreciation rights and options will not be eligible to qualify as performance-based compensation under Section 162(m).

Shareholder approval of the Stock Plan is only one of several Section 162(m) requirements that must be satisfied for Stock Plan awards to qualify for the “performance-based” compensation exemption under Section 162(m). Accordingly, shareholder approval of this proposal, if obtained, does not mean or ensure that the Company can deduct all compensation under the Stock Plan.

The Board recommends a vote FOR approval of the Stock Plan, as amended.

Description of the Stock Plan

We have summarized below the principal terms of the Stock Plan, reflecting the amendments described above. We also have set forth the actual terms of the Stock Plan, reflecting all amendments thereto, in Exhibit A to this proxy statement. This summary is qualified in its entirety by reference to the full text of the Stock Plan. If there is any inconsistency between this summary and the terms of the Stock Plan, the Stock Plan will govern.

Administration

The Stock Plan is administered by the Board’s Compensation Policy Committee (the “Committee”). All members of this committee are non-employee directors of the Company. The Committee has broad discretion to determine the employees and directors eligible for awards and the size and type of awards to be granted and to interpret the provisions of the Stock Plan.

Eligibility

Persons who are or will become full-time, active, non-union employees of the Company or any of its subsidiaries are eligible to participate in the Stock Plan. Approximately 3,500 management employees and 9 of the Company’s non-employee directors are currently eligible to participate in the Stock Plan. The Committee has discretion to determine which employees will receive awards. The Company’s non-employee directors are eligible solely for purposes of receiving certain director stock awards and making deferral elections for director fees. In addition, employees and non-employee directors, and certain former employees of the Company and its predecessors, received certain conversion awards in connection with the Company’s 1998 spin-off from its former parent, as described below under “Conversion Awards.”

Shares Available under the Stock Plan

The Stock Plan provides that not more than 185 million shares of our Class A common stock may be issued pursuant to Stock Plan awards. As of December 31, 2013, approximately 18.5 million shares of our Class A common stock were subject to outstanding Stock Plan awards, 152.6 million shares were issued under the Stock Plan, and approximately 13.9 million shares remained available for future issuance.

The Stock Plan provides that if certain events occur, the Company will make appropriate adjustments to the number of shares available for issuance and subject to outstanding awards, as well as to the maximum aggregate number of shares that may be subject to any awards granted in any one fiscal year to any single employee. These events include a change in the Company’s capitalization, such as a stock split, reverse stock split, stock dividend, share combination or recapitalization, or a corporate transaction, such as a merger, consolidation, separation, acquisition of property or shares, stock rights offering, spinoff or other distribution of our stock or property, any reorganization (whether or not taxable) or any partial or complete liquidation of the Company or any similar event that affects us (“Adjustment Events”). The Stock Plan permits these adjustments to ensure that such an event does not affect the then-current “value” of the shares subject to such awards or limits.

Maximum Grants under the Stock Plan

The plan administrator may in its sole discretion determine the type or types of awards made under the Stock Plan. Such awards may include, but are not limited to, stock options, stock appreciation rights and other awards made or denominated in shares of our common stock, as well as cash incentive awards. Awards may be granted singly or in combination. For awards denominated in shares, an aggregate maximum of 750,000 shares may be subject to awards granted under the Stock Plan in any one fiscal year to any single employee, subject to shareholder approval as described above. In addition, no single participant may receive more than $4 million of Stock Plan cash performance-based awards in any calendar year. As recently amended, subject to shareholder approval as described above, the Stock Plan prohibits any non-employee director from receiving awards of shares in a fiscal year having more than $750,000 in value when granted (based on the grant date fair value of the awards determined under applicable accounting principles). If an Adjustment Event occurs, the plan administrator will proportionately adjust the foregoing share limitations.

Section 162(m) and Performance Measures

The Board believes that having the option of structuring compensation arrangements under the Stock Plan to qualify as performance-based compensation for purposes of Section 162(m) is in the best interests of the Company and its shareholders. The Stock Plan lists the following business criteria for performance goals applicable to awards.

(a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) gross revenue, net revenue or any component of revenue; (d) gross profit; (e) net operating profit (before or after taxes); (f) return on investment, assets, capital, employed capital, invested capital, equity, or sales; (g) operating cash flow, free cash flow, cash flow return on capital and other measures of cash flow, either as calculated in accordance with generally accepted accounting practices or as adjusted; (h) earnings before or after taxes, interest, depreciation and/or amortization; (i) gross or net operating margins; (j) share price and total stockholder return; (k) expense and any component of expense; (l) customer satisfaction; (m) measures of economic value added or other ‘value creation’ metrics; (n) enterprise value; (o) growth in hotels or rooms; (p) net present value of rooms approved for development; (q) client retention; (r) management or franchise fees; (s) owner or franchisee satisfaction; (t) associate engagement or retention; (u) completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (v) market share; (w) RevPAR (revenue per available room); or (x) cost of capital, debt leverage, year-end cash position or book value.

The plan administrator may establish performance goals and specific targets from among one or more of these criteria, or derivations of such criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to one or more of our divisions or operational and/or business units or subsidiaries, product lines, brands, business segments, geographic regions, or administrative departments, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute or relative basis (including being calculated as a ratio or percentage), and compared to a pre-established target, to one or more previous years’ results, to one or more other performance criteria or to a designated comparison group of companies, or a published or special index.

The Committee will grant and administer awards that it intends to qualify as “performance-based” under Section 162(m) in a manner that it determines is appropriate for achieving that objective, including in establishing and applying the foregoing business criteria. The Committee may specify adjustments or modifications to the calculation of any performance goal for any performance period, based on and to appropriately reflect the following events: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (4) any reorganization and restructuring programs; (5) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year; (6) acquisitions or divestitures; (7) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (8) foreign exchange gains and losses; (9) discontinued operations and nonrecurring charges; and (10) a change in our fiscal year. Following the completion of a performance period, the Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period based on the performance formula. In determining an individual participant’s actual performance compensation award for a performance period, the Committee has the discretion to reduce or eliminate the amount of the performance compensation award actually paid to or received by a participant, consistent with Section 162(m) of the Code. Nothing in this proposal precludes us or the Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m), nor can we guarantee that the Internal Revenue Service will ultimately view awards that we intend to qualify for tax deductibility under Section 162(m) as so qualifying.

Type of Awards

The Stock Plan provides for a number of different types of stock awards. These include Stock Appreciation Rights (“SARs”), Stock Options (“Options”) ; Restricted Stock; Deferred Stock awards consisting of Deferred Stock Bonus (“DSBs”) and Deferred Stock Agreements (“DSAs”); Special Recognition Stock; Restricted Stock Units (“RSUs”); and other awards. We summarize each type of award below.

SARs and Options. SARs, which we first awarded under the Stock Plan in 2006, give the recipient the right to receive a number of shares based on the appreciation in our share price above the grant price of the SAR, when vested. SARs typically vest 25% each year, over a four-year period following grant. The exercise price of SARs cannot be less than the fair market value of our Class A common stock on the date of grant. We have issued each SAR with a 10-year term, although the Stock Plan allows for terms of up to 15 years.

Options entitle the recipient to purchase shares on the payment of an exercise price, in cash or stock, when vested. The exercise price of Options cannot be less than the fair market value of our Class A common stock on the date of grant. Since February 2001, we have issued all Options with a 10-year term; Options issued before February 2001 had a 15-year term. While all outstanding Options are “non-qualified,” we may also issue “incentive stock options” under section 422 of the Code. Other than in connection with an Adjustment Event, we may not amend SARs and Option awards to change the exercise price.

The Stock Plan provides for special vesting and exercise rules in certain circumstances. If an awardee ceases to be an employee or goes on leave of absence for more than 12 months (except in the case of a leave approved by the Compensation Policy Committee) while holding an exercisable SAR or Option, the SAR or Option will terminate if not exercised by the earlier of (i) three months from the termination of employment or the first anniversary of the leave of absence, or (ii) the expiration of the SAR’s or Option’s original term. However, SARs and Options granted to awardees who subsequently become “approved retirees” (as defined below) will continue to vest and will not expire until the earlier of (i) the expiration of the SAR or Option in accordance with its original term or (ii) five years from the date of termination of employment, with the exception that, depending on the terms of the award, a portion of the awards granted to the approved retiree in his or her last year of employment may be forfeited upon termination in proportion to the number of months the awardee was not employed during the period from the grant date to the first vesting date under the award. For purposes of the Stock Plan, an approved retiree is an employee who terminates employment by reason of permanent disability or retirement with approval from the Compensation Policy Committee after attaining age 55 with 10 years of service or, for awards granted prior to 2006, after 20 years of service, for so long as he or she honors a noncompetition agreement.

If an awardee dies while employed by the Company, or while an approved retiree, all the awardee’s SARs or Options become fully vested and may be exercised until the earlier of the expiration date for such SARs or Options or one year after the awardee’s death. If an awardee who is not an approved retiree dies within three months after termination of employment, the awardee’s remaining SARs or Options may be exercised to the same extent and during the same period that the awardee could have exercised the SARs or Options if the awardee had not died.

Deferred Stock Awards. We have not issued DSBs since 2001 or DSAs since 2003. The Compensation Policy Committee has decided to suspend the issuance of such awards indefinitely.

Before their suspension, we granted DSBs as part of the annual performance bonus awards to employees. Eligible award recipients were able to elect either a current award or a deferred award.

A current award is distributed in 10 annual installments commencing one year after the award is granted. A current award recipient forfeits any undistributed shares and the award is terminated if the recipient’s employment with the Company is terminated for any reason other than permanent disability, death or termination of employment with retirement approval from the Committee at or beyond age 55 with 10 years of service or after 20 years of service. If employment with the Company is terminated for permanent disability, death or termination of employment with retirement approval from the Committee at or beyond age 55 with 10 years of service or after 20 years of service, the employee or the employee’s beneficiary will continue to receive undistributed shares not subject to forfeiture under the distribution schedule that would have applied to those shares if the employment had not been terminated, or over such shorter period as the Committee may determine.

A deferred award is distributed to the recipient, as elected by the recipient, either in a lump sum or in up to 10 installments beginning the January following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the award is granted, and continuing on each January 2 thereafter until the expiration of a 10-year period from the commencement date. All shares subject to a deferred award will vest upon permanent disability, death or termination of employment with retirement approval from the Committee after reaching age 55 with 10 years of service or after 20 years of service. Vesting will stop when employment terminates for any other reason.

Vested deferred shares generally are distributed in 10 consecutive annual installments beginning in the January following the date the recipient retires, becomes permanently disabled or otherwise ceases to be an employee of the Company. Under some awards, distribution is deferred to age 65 following cessation of employment. Shares vest contingently over a specified term or in pro rata annual installments until age 65. A percentage of the shares subject to a DSA, as determined by the Committee, will vest following an employee’s retirement with the Committee’s approval at or beyond age 55 with 10 years of service or with 20 years of service. Shares also vest upon the employee’s death or permanent disability.

Special Recognition Stock Awards. Special Recognition Stock Awards are special one-time awards granted in recognition of employee performance for special efforts on our behalf. While all full-time, nonunion employees are eligible, the grant of actual awards is subject to the Committee’s discretion.

RSUs. RSUs, also known as “MI Share” awards, give the awardee a contractual right to receive shares of our Class A common stock under a specified vesting schedule, provided the awardee satisfies certain other conditions. The vesting schedule typically provides that 25% of the shares subject to an MI Share award will vest each year over four years, with adjustments for off-cycle grants. We began issuing MI Share awards in part because we could deliver the same value as we could with Options while utilizing fewer shares of Company stock.

If an awardee retires with special approval from the Committee following age 55 with 10 years of service (and, for MI Share awards granted before February 2006, with 20 years of service) or terminates employment due to permanent disability, the MI Shares will continue to vest over the vesting period specified in the MI Share award agreement as if the awardee continued employment, subject to certain conditions. However, depending on the terms of the award, a portion of the awards granted to a retiree in his or her last year of employment may be forfeited upon termination in proportion to the number of months the awardee was not employed during the period from the grant date to the first vesting date under the award. Subject to certain conditions, upon an awardee’s death, unvested MI Shares will immediately vest in full.

The awardee receives shares upon vesting, provided that the awardee has been continuously employed, has refrained from competing with us and has not committed any criminal offense or malicious tort relating to or against us, or, as determined by the Committee in its discretion, engaged in willful or grossly negligent acts that are, or potentially could be, harmful to our operations, financial condition or reputation. Failure to meet the vesting or other conditions will result in forfeiture of the MI Shares. MI Share awards do not entitle the holder to vote the Shares or receive dividends until and unless such Shares are transferred to the recipient.

Restricted Stock. Although the Stock plan allows the Company to issue new Restricted Stock awards, no such awards were outstanding as of December 31, 2013.

Other Awards. The Committee may grant employees any other awards denominated or payable in cash, Class A common stock, a Class A common stock equivalent or appreciation unit or security convertible into Class A common stock or in any combination of these forms. We may issue these other share-based awards alone or in tandem with other awards and may make them subject to any terms and conditions as determined by the Committee and specified in the award agreements. Under this provision of the Stock Plan, we issue SARs and RSUs which are substantially the same as the SAR and MI Share awards described above, but which may have different vesting or other conditions on the distribution of the underlying shares. We also have issued and may in the future issue awards under this provision that are subject to performance vesting conditions or that were issued in the context of acquisitions.

The Committee may also grant cash performance-based awards not based on Class A common stock on such terms and conditions as the Committee shall determine. No individual may receive a payment of more than $4 million in any calendar year under a cash performance based award.

Directors’ Stock Awards and Fee Deferral Elections. After each annual meeting of the shareholders, the Board may designate non-employee directors who will receive awards of deferred shares of Class A common stock, known as Non-Employee Director Share Awards. The awards are fully vested when granted, but the Committee has provided that the awards will be distributed in shares of Class A common stock either in a lump sum in the year following the date the award is made or over a period of one to ten years following retirement from the Board, as elected by the director. Non-employee directors are directors who are not our full-time, salaried employees.

The Stock Plan provides for the deferral of fees for non-employee directors at their election. The director must make a deferral election in the year before the year of an Annual Meeting and the election will remain in effect until the next Annual Meeting. The amounts deferred are credited, as of the date of deferral, to a bookkeeping account as stock units. The number of stock units credited to the account equals the fee amount divided by the per share value of Class A common stock on the date the fee amount would have been paid. The stock units are fully vested when credited to the accounts. The accounts are credited with additional stock units as of each dividend payment date on our Class A common stock, to reflect the dividend payment payable on shares of Class A common stock. Upon a non-employee director’s resignation, retirement or death (or if the non-employee director is not re-elected), we will pay the stock units in the director’s account in an equal number of shares of Class A common stock in a lump sum or in equal annual installments over a period, not to exceed 10 years, as the director has elected.

The Stock Plan also provides that a non-employee director may elect to receive all or any part of his or her annual retainer in the form of Director SARs or Options. The Director SARs or Options, if elected, have a value, determined by the Committee based on a binomial pricing model, equal to the amount of the annual retainer the non-employee director elects to receive in the form of Director SARs or Options. The director makes his or her election in the year before the year of an Annual Meeting and the valuation is made as of the first full trading day following the Annual Meeting (the date of the grant). The Director SARs or Options become fully vested upon grant and become fully exercisable on the first anniversary of the grant date of the award, or if earlier, upon the recipient’s termination due to death or permanent disability. The exercise price is the fair market value of a share of Class A common stock on the date of grant.

Non-employee directors are not eligible for other stock awards.

Conversion Awards. In connection with the 1998 spinoff of the Company from its former parent company (Old Marriott), we made certain “conversion awards” under the 1998 Plan in shares of Class A common stock. We made these awards in replacement of certain awards denominated in shares of Class A common stock of Old Marriott outstanding on the effective date of the 1998 Spin-Off and held by individuals who were not employees of Old Marriott after the 1998 Spin-Off. We administer these conversion awards under the Stock Plan. The awards are subject to terms and conditions substantially similar to those governing the awards as they were in effect before the 1998 Spin-Off.

Change in Control Provision

If a “change in control” of the Company occurs as defined in the Stock Plan, certain Company executives are eligible for the following treatment if the Company terminates their employment (other than for the executive’s misconduct) or the executive terminates for Good Reason, as defined under the Stock Plan, within three months before or twelve months following a change in control: (i) their Deferred Stock awards, MI Shares and similar Other Share-Based Awards will vest and be distributed; (ii) their SARs and Options will vest and remain exercisable until the earlier of their scheduled expiration or twelve months (or 5 years for an approved retiree as defined above) following termination of employment; and (iii) their cash performance-based awards will be paid out based on the target level of performance, pro-rated for the days worked during the relevant fiscal year. However, each of these benefits are subject to a cut-back, so that no such benefits will be provided to the extent they would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code.

Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising from the awards granted under the Stock Plan. We are providing this discussion for the information of shareholders considering how to vote at the Annual Meeting, and it is not intended to be tax guidance to participants in the Stock Plan.

To the extent that any Option does not satisfy the requirements for an incentive stock option, it will be treated as a nonqualified stock option. A nonqualified stock option holder generally will not recognize income for federal income tax purposes at the time the option is granted and generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the difference between the fair market value of the Class A common stock on the exercise date and the exercise price. When an option holder sells or otherwise disposes of shares acquired upon exercise of a nonqualified stock option, he or she will recognize gain (or loss) equal to the difference between the amount realized and the option holder’s tax basis in the shares. A nonqualified stock option holder’s tax basis in shares of Class A common stock he or she received upon exercise of the option generally is the sum of the exercise price paid and the ordinary income recognized as a result of exercising the nonqualified stock option. The Company will be entitled to a deduction for federal income tax purposes for the exercise of a nonqualified stock option at the same time and in the same amount as the option holder recognizes ordinary income. SARs receive the same income tax treatment as nonqualified stock options for the appreciation in the underlying shares from the date of grant to the date of exercise.

Although we currently have no outstanding incentive stock options, if we elect to issue such options in the future, the option holder will not recognize ordinary taxable income upon the grant or exercise of an incentive stock option. However, the option holder may be subject to the alternative minimum tax upon exercise of an Option that qualifies as an incentive stock option. On the sale of the shares acquired upon exercise of an incentive stock option, any gain recognized will be taxed as capital gain if the option holder has held such shares for at least two years from the date the option was granted and at least one year from the date the option holder received the shares. Any sale or other disposition of the shares acquired on exercise of an incentive stock option before the holding period described in the previous sentence has expired is deemed a “disqualifying disposition” unless the option holder’s estate or the person who acquired the right to exercise the option by reason of the option holder’s death exercises the option after the option holders death. Upon a disqualifying disposition, an incentive stock option holder will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of shares on the date the option was exercised over the exercise price or (b) the excess of the amount realized upon such disposition over the exercise price. If the amount realized exceeds the fair market value of the shares on the date of the exercise, the excess will be treated as capital gain. An incentive stock option holder’s tax basis in shares of Class A common stock received upon exercise of the option equals the exercise price paid. We will not be entitled to a federal income tax deduction at the time an incentive stock option is granted or exercised or, unless a disqualifying disposition has occurred, at the time the shares acquired upon exercise of the option are sold. If an incentive stock option holder makes a disqualifying disposition, we will be entitled to take a deduction at the same time and in the same amount as the ordinary income recognized by the option holder.

The holder of MI Share and Deferred Stock awards recognize income to the extent the underlying shares vest (or, in the case of deferred distribution, when they are distributed) based on the value of the shares at the time of vesting (or distribution, as applicable). The holder of such awards generally will acquire basis in the awards equal to the ordinary income recognized. We are entitled to take a deduction at the same time and in the same amount as the ordinary income recognized by the holder of these awards.

Section 409A of the tax code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to Options and SARs, but may apply in some cases to RSUs or other stock awards subject to performance conditions or certain retirement vesting provisions. For such awards subject to Section 409A, certain officers of the company may experience a delay of up to six months in the settlement of the awards in shares of company stock.

As described above, we may structure awards granted under the Stock Plan to qualify as performance-based compensation under Section 162(m) of the tax code. To qualify, the Stock Plan must satisfy the conditions set forth in Section 162(m), and the awards must be granted under the Stock Plan by a committee consisting solely of two or more outside directors (as defined under Section 162 regulations) and also must satisfy the Stock Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. For awards other than stock options and SARs to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more performance goals and/or specific targets established under the business criteria set forth in the Stock Plan, as established and certified by a committee consisting solely of two or more outside directors. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effect. In addition, we must satisfy a number of requirements in order for particular compensation to so qualify. As such, we can give no assurance that any compensation awarded or paid under the Stock Plan will be deductible under all circumstances.

New Plan Benefits

We cannot currently determine the benefits that we will award or pay under the Stock Plan. The Committee grants awards under the Stock Plan in its discretion, and the Committee has not determined future awards or who might receive them. As of March 14, 2014, the closing price of a share of Company Class A common stock was $53.88.

Aggregate Past Grants under the Incentive Plans

The table below shows, as to each named executive officer and the various indicated groups, the number of Shares of our Class A common stock of the Company subject to equity awards made under the Incentive Plan since it was last approved by shareholders on May 1, 2009.

Name or Group	Number of Options and SARs Granted (#)	Number of Shares of Restricted Stock and RSUs Granted (#)
J. W. Marriott, Jr.	468,824	179,984
Arne M. Sorenson	736,100	328,964
Robert J. McCarthy	355,540	160,476
Anthony G. Capuano	166,232	205,626
Carl T. Berquist	266,624	118,408
Other current executive Officers as a group (13 persons)	554,382	840,430
Current non-management directors as a group (10 persons)	17,419	156,364
All employees, excluding current executive officers	1,231,904	10,468,0331

ITEM  5—Shareholder Resolution Recommending Implementation of a Simple Majority Voting Standard in our Governance Documents

Myra K. Young (the “proponent”), 9295 Yorkship Court, Elk Grove, CA 95758 (owner of 75 shares of our Class A common stock), has advised the Company that she plans to present the following proposal at the annual meeting. We have included the proponent’s proposal in this proxy statement pursuant to SEC rules, and the Board’s response to it follows. The proponent’s proposal contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all inaccuracies.

The Proponent’s Proposal

Proposal 5—Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our board F. There were 3 insiders on our board: J. Willard Marriott, Jr., Arne Sorenson and John Marriott III. Two directors were over-committed with service on the boards of 4 companies each: Mary Bush, compounded by service on our audit committee and Steven Reinemund, compounded by service on our executive pay and nomination committees. Additional directors were over-committed with service on the boards of 3 companies each: Debra Lee, Frederick Henderson, George Muñoz and Lawrence Kellner. Director Harry Pearce was negatively flagged because of his service on the Nortel Networks board when it filed for creditor protection. This was compounded by his being on 3 board committees. Two directors had 18 years long-tenure (negatively impacts independence): Lawrence Small and Harry Pearce. Our board had not formally acknowledged its responsibility in overseeing our company’s social impacts.

In regard to executive pay there was $11 million for Arne Sorenson. Marriott did not disclose specific performance target objectives for our CEO. Marriott can also give long-term incentive pay to our CEO for below-median performance. GMI said multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers should be reviewed in greater depth, as such practices should be avoided.

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote—Proposal 5

Board Response

The Board will oppose this proposal if it is properly presented at the 2014 annual meeting and recommends a vote AGAINST this proposal for the following reasons:

The Board recommends that shareholders vote against this shareholder proposal for a number of reasons, as discussed below. Fundamentally, the Board believes that adopting this proposal would not serve to enhance shareholder value and, therefore, it is not in the best interests of the Company or its shareholders.

Voting Thresholds.

A majority of votes cast is already the voting standard for electing the Company’s directors in uncontested director elections under the Company’s existing Restated Certificate of Incorporation (the “Certificate”) and Restated Bylaws (collectively with the Certificate, the “Governance Documents”). The approval of 66 2/3% of outstanding shares is required under the Governance Documents only for certain fundamental changes to the Company’s corporate governance, including the removal of directors, certain amendments to the Governance Documents, certain transactions with “Interested Stockholders” (described below) and the approval of certain fundamental corporate changes such as a merger, consolidation, or sale of substantially all of the assets of the Company.

Benefit to Shareholders of Supermajority Provisions.

Delaware law permits companies to adopt supermajority voting requirements, and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders. Supermajority voting requirements on fundamental corporate matters help to protect shareholders against self-interested and potentially abusive transactions proposed by certain shareholders who may seek to advance their interests over the interests of the majority of the Company’s shareholders. For example, if the shareholder proposal were implemented, certain transactions between the Company and “Interested Stockholders” (which include shareholders who beneficially own, and affiliates of the Company that at any time in the two years preceding such a transaction have beneficially owned, at least 25% of the voting power of the Company’s stock) could be approved by only a majority of votes cast. The Board believes that the current supermajority voting standard is preferable because it would encourage Interested Shareholders to negotiate transaction terms that take into account the interests of all of the Company’s shareholders and that do not sacrifice the long-term success of the Company for short-term benefits.

Marriott has an Excellent Corporate Governance Structure.

The Company’s Board is firmly committed to good corporate governance and has adopted a wide range of practices and procedures that promote effective Board oversight, and the Company has earned a reputation as being a leader in this area. The Board believes that the corporate governance concerns raised by the proponent are misplaced. Some of the Company’s progressive governance rules and programs include the following:

•	directors are elected annually by a majority of votes cast in uncontested elections

•	the Nominating and Corporate Governance Committee evaluates each director each year and makes a recommendation to the Board on the nomination of each for election

•

last year, the Board appointed an independent Lead Director who also chairs our Nominating and Corporate Governance Committee and presides over regular executive sessions and other meetings of the independent directors on the Board

•	two years ago, the Board separated the positions of Chairman and Chief Executive Officer

•	the Board established a mandatory retirement age of 72 for all directors except for Mr. Marriott, Jr.

•	the Company did not renew a shareholder rights plan (also known as a poison pill) when it expired in 2008.

In addition, the Company’s commitment to corporate governance has been recognized by independent third parties, including as recently as 2012 by Corporate Secretary Magazine, which named the Company a finalist in the category of “Best Overall Governance, Compliance and Ethics (large cap)” at its Corporate Governance Awards.

Flawed Reliance on GMI Ratings Report.

We believe that the examples cited by the proponent from GMI Ratings are inherently flawed and misleading, and are refuted by the facts. For example, while the proponent criticizes the service of several directors on other public company boards, the fact is that all but one Company director serves on even fewer boards than is considered acceptable by the leading proxy advisory firms. The proponent also unfairly criticizes the Board service of several valuable directors. Mr. Marriott, Jr., who served as Chief Executive Officer of the Company and its predecessors for 40 years, brings to the Board extensive leadership experience and intimate knowledge of the Company’s historical performance. Similarly, Mr. Sorenson, the Company’s current President and Chief Executive Officer and former Chief Financial Officer, brings to the Board a valued perspective from the Company’s current management, together with a wealth of knowledge regarding financial and accounting matters. Further, Mr. Marriott III has extensive experience managing the Company’s lodging operations, a key driver of the Company’s business, and provides the Board with significant perspective regarding the hospitality industry. The proponent also raises concerns about the Company’s executive compensation practices, but fails to mention that 92% of votes cast by shareholders at the Company’s 2013 annual meeting approved the advisory resolution to approve the Company’s executive compensation.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance measures. However, for the reasons discussed above, the Board does not believe it is in the best interests of shareholders or the Company to implement the shareholder proposal’s request for the lowest possible voting thresholds on all matters on which shareholders vote.

For these reasons, the Board opposes this proposal and recommends a vote AGAINST the proposal.

CORPORATE GOVERNANCE

Board Leadership Structure

While the Board has not mandated a particular leadership structure, historically, the positions of Chairman of the Board and Chief Executive Officer (“CEO”) were held by the same person. In December 2011, as a result of J.W. Marriott, Jr.’s discussions with the Board about relinquishing the role of CEO and as part of its ongoing review of the Board leadership structure and succession planning process, the Board determined that, effective March 31, 2012, the two positions should be held by separate individuals. The Board elected J.W. Marriott, Jr., who had served as the Chairman and CEO of the Company and its predecessors since 1985, to the position of Executive Chairman and Chairman of the Board and Arne M. Sorenson, the former President and Chief Operating Officer, to the position of President and CEO. In his current role, Mr. Marriott continues to provide leadership to the Board by, among other things, working with the CEO, the newly appointed independent Lead Director (discussed below), and the Corporate Secretary to set Board calendars, determine agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of the Board and its Committees, help promote Board succession planning and the orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s long-term and annual operating plans, and help promote senior management succession planning.

In 2013, the Board created the position of Lead Director, who is the independent Chairman of our Nominating and Corporate Governance Committee, currently Mr. Kellner. The Lead Director’s responsibilities include chairing the meetings of the independent directors, coordinating the activities of the independent directors, having the authority to convene meetings of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. The Lead Director also is a standing member of the Company’s two-person Executive Committee along with the Chairman of the Board. The Lead Director also reviews Board meeting agendas, coordinates the evaluation of Board and Committee performance, coordinates the assessment and evaluation of Board candidates, makes recommendations for changes to the Company’s governance practices, and is available for consultation and direct communication with major shareholders. We believe that the role played by the Lead Director provides strong, independent Board leadership.

Nine of our 12 current directors are independent, and the Audit, Compensation Policy and Nominating and Corporate Governance committees are comprised solely of independent directors. Consequently, the independent directors directly oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs.

The Board will continue to review our Board leadership structure as part of the succession planning process that is described in our Governance Principles. We believe that our leadership structure, in which the roles of Chairman and CEO are separate, together with an experienced and engaged Lead Director and independent key committees, will be effective and is the optimal structure for our Company and our shareholders at this time.

Selection of Director Nominees

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, management and shareholders. As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott

International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. Recommendations must include the name and address of the shareholder making the recommendation, a representation that the shareholder is a holder of record of Class A common stock, biographical information about the individual recommended and any other information the shareholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended.

Once the Nominating and Corporate Governance Committee has identified a candidate, the Committee evaluates the candidate against the qualifications set out in the Company’s Governance Principles, including:

•	character, judgment, personal and professional ethics, integrity, values, and familiarity with national and international issues affecting business;

•	depth of experience, skills, and knowledge complementary to the Board and the Company’s business; and

•	willingness to devote sufficient time to carry out the duties and responsibilities effectively.

The Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee. The procedures for considering candidates recommended by a shareholder for Board membership are consistent with the procedures for candidates recommended by members of the Nominating and Corporate Governance Committee, other members of the Board or management.

Nominees to Our Board of Directors

Each of the following individuals presently serves on our Board and has a term of office expiring at the 2014 annual meeting or until his or her successor is elected and qualified. The age shown below for each director nominee is as of May 9, 2014, which is the date of the annual meeting. Each director nominee has been nominated to serve until the 2015 annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Set forth below is each director’s biography as well as the qualifications and experiences each director nominee brings to our Board, in addition to the general qualifications discussed above.

J.W. Marriott, Jr. (Chairman of the Board), age: 82. Mr. Marriott was elected Executive Chairman effective March 31, 2012, having relinquished his position as Chief Executive Officer. He served as Chief Executive Officer of the Company and its predecessors since 1972. He continues to serve as Chairman of the Board, a position he has held since 1985. He joined Marriott Corporation in 1956, became President in 1964, Chief Executive Officer in 1972 and Chairman of the Board in 1985. He serves on the board of trustees of The J. Willard & Alice S. Marriott Foundation and is a member of the Executive Committee of the World Travel & Tourism Council. He is the father of John W. Marriott III, the Vice Chairman of the Company’s Board of Directors. Mr. Marriott has been a director of the Company and its predecessors since 1964.

As a result of his service as CEO of the Company for over 40 years, Mr. Marriott brings to the Board extensive leadership experience with, and knowledge of, the Company’s business and strategy as well as a historical perspective on the Company’s growth and operations. Mr. Marriott’s iconic status in the hospitality industry provides a unique advantage to the Company.

John W. Marriott III (Vice Chairman of the Board), age: 52. Mr. Marriott is Chief Executive Officer of JWM Family Enterprises, L.P., a private partnership which develops and owns hotels. He was appointed Vice Chairman of the Company’s Board of Directors in October 2005. Until December 30, 2005, Mr. Marriott was the Company’s Executive Vice President-Lodging and President of North American Lodging. Over the past 30 years, Mr. Marriott also served in a number of other positions with the Company and its predecessors, including Executive Vice President of Sales & Marketing, Brand Management, and Operations Planning and Support, Senior Vice President for Marriott’s Mid-Atlantic Region, Vice President of Development, Director of Finance, General Manager, Director of Food & Beverage, restaurant manager and cook. In April 2002, Mr. Marriott was named by the U.S. Department of Commerce and the Japanese government to co-chair a special task force to promote travel between the United States and Japan. In January 2004, he was named one of the most influential executives by Business Travel News. Mr. Marriott serves as Chairman of the Board of the National Zoo and is a director of the board of the Washington Airport Task Force. He is the son of J.W. Marriott, Jr. Mr. Marriott has been a director of the Company since 2002.

Mr. Marriott provides the Board with extensive executive and operations experience with the Company, international experience that provides insight into countries in which the Company operates, and significant knowledge of the Company’s industry given his ongoing role as a CEO in the lodging sector of the hospitality industry.

Mary K. Bush, age: 65. The Honorable Mary K. Bush has served as President of Bush International, LLC, an advisor to U.S. corporations and foreign governments on international capital markets, strategic business and economic matters, since 1991. She has held several Presidential appointments including the U.S. Government’s representative on the IMF Board and Director of Sallie Mae. She also was head of the Federal Home Loan Bank System during the aftermath of the Savings and Loan crisis and was advisor to the Deputy Secretary of the U.S. Treasury Department. Earlier in her career, she managed global banking and corporate finance relationships at New York money center banks including Citibank, Banker’s Trust, and Chase. In 2006, President Bush appointed her Chairman of the Congressionally chartered HELP Commission on reforming foreign aid. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. She is a member of the board of directors of Discover Financial Services, ManTech International Corporation, and T. Rowe Price Group, Inc. Ms. Bush also was a director of Briggs & Stratton, Inc. from 2004 to April 2009, of United Airlines from 2006 to 2010 and of the Pioneer Family of Mutual Funds from 1997 to 2012. She also serves on the Kennedy Center’s Community Advisory Board and on the U.S. Advisory Board of the Global Leadership Foundation. Ms. Bush has been a director of the Company since May 2008.

Ms. Bush brings to the Board extensive financial and governmental affairs experience, her knowledge of corporate governance and financial oversight gained from her membership on the boards of other public companies, knowledge of public policy matters and her significant experience providing strategic advisory services in the political and international arenas.

Frederick A. “Fritz” Henderson, age: 55. Frederick A. “Fritz” Henderson has been Chairman and CEO of SunCoke Energy, Inc., the largest U.S. independent producer of metallurgical coke for the steel industry, since December 2010. Since July 2012, he also has been Chairman and CEO of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners, L.P., a publicly traded master limited partnership, that manufactures metallurgical coke for the steel industry. He also served as a Senior Vice President of Sunoco, Inc., a petroleum refiner and chemicals manufacturer with interests in logistics, from September 2010 until the completion of SunCoke Energy, Inc.’s initial public offering and separation from Sunoco in July 2011. Prior to that, Mr. Henderson served as President and CEO of General Motors Corporation (“GM”) from March 2009 until December 2009. He held a number of other senior management positions during his more than 25 years with GM, including President and Chief Operating Officer from March 2008 until March 2009, Vice Chairman and Chief Financial Officer, Chairman of GM Europe, President of GM Asia Pacific and President of GM Latin America, Africa and Middle East, and served as a consultant for GM from February 2010 to until September 2010 before joining Sunoco. Mr. Henderson also served as a consultant for AlixPartners LLC, a business consulting firm, from March 2010 until August 2010. Mr. Henderson serves on the board of directors of Compuware Corporation and is a Trustee of the Alfred P. Sloan Foundation. Mr. Henderson is a certified public accountant. He has been a director of the Company since May 2013.

Mr. Henderson’s significant accounting skills, experience in leading the initial public offering of a subsidiary of a public company, and expertise in large organization management and emerging markets, make him a valuable member of the Board. During his tenure as President and CEO of GM, that Company filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating and Corporate Governance Committee does not believe that this proceeding is material to the evaluation of Mr. Henderson’s ability to serve as a director.

Lawrence W. Kellner, age: 55. Mr. Kellner has been President of Emerald Creek Group LLC, a private equity firm, since January 2010. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors for The Boeing Company and The Chubb Corporation. He is active in numerous community and civic organizations and currently serves on the Rice University Board of Trustees and the Board of the Greater Houston Partnership. Mr. Kellner has been a director of the Company since 2002.

Mr. Kellner is our Lead Director and brings to the Board and our Nominating and Corporate Governance Committee, of which he is Chairman, experience as CEO of one of the largest airline companies in the world with significant management, strategic and operational responsibilities in the travel and leisure industry. He also provides extensive knowledge in the fields of finance and accounting gained from his background as Chief Financial Officer at Continental and other companies.

Debra L. Lee, age: 59. Ms. Lee is Chairman and Chief Executive Officer of BET Networks, a media and entertainment subsidiary of Viacom, Inc. that owns and operates BET Networks and several other ventures. She joined BET in 1986 and served in a number of executive posts before ascending to her present position in January 2006, including President and Chief Executive Officer from June 2005, President and Chief Operating Officer from 1995 to May 2005, Executive Vice President and General Counsel, and Vice President and General Counsel. Prior to joining BET, Ms. Lee was an attorney with the Washington, D.C.-based law firm Steptoe & Johnson. She serves on the boards of directors of WGL Holdings, Inc., and Revlon, Inc. She also was a director of Eastman Kodak Company from 1999 to May 2011. She also serves on the board of a number of professional and civic organizations including as Chair of the Advertising Council, as a trustee of the Alvin Ailey Dance Theater, and as a Trustee Emeritus at Brown University. Ms. Lee has been a director of the Company since 2004.

Ms. Lee provides our Board and our Committee for Excellence, which she chairs, with proven leadership and business experience as the CEO of a major media and entertainment company, extensive management and corporate governance experience gained from that role as well as from her membership on the boards of other public companies, her legal experience, and insights gained from her extensive involvement in civic, community and charitable activities.

George Muñoz, age: 62. Mr. Muñoz has been a principal in the Washington, D.C.-based investment banking firm Muñoz Investment Banking Group, LLC since 2001. He has also been a partner in the Chicago-based law firm Tobin, Petkus & Muñoz LLC (now Tobin & Muñoz) since 2002. He served as President and Chief Executive Officer of Overseas Private Investment Corporation from 1997 to January 2001. Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the U.S. Treasury Department from 1993 until 1997. Mr. Muñoz is a certified public accountant and an attorney. He is a director of Altria Group, Inc. and Anixter International, Inc. He also serves on the board of trustees of the National Geographic Society. Mr. Muñoz has been a director of the Company since 2002.

Mr. Muñoz provides our Board and our Audit Committee, of which he is Chairman, with extensive knowledge in the fields of finance and accounting, his knowledge of investment banking, legal experience, corporate governance experience and audit oversight experience gained from his membership on the boards and audit committees of other public companies.

Harry J. Pearce, age: 71. Mr. Pearce has been Chairman of MDU Resources, Inc., a diversified natural resources company, since 2006. He was Chairman of the Board of Directors of Hughes Electronics Corporation, a subsidiary of General Motors Corporation, from May 2001 until the sale by General Motors of its interest in Hughes in December 2003. Mr. Pearce had served on the Hughes Board since November 1992. He served as Vice Chairman and a director of the General Motors Corporation Board of Directors from 1996 until his retirement from General Motors in May 2001. He also served as General Counsel of General Motors from 1987 to 1994. Mr. Pearce served as Chairman of Nortel Networks Corporation, a telecommunications company, from 2005 to 2009. He is past chairman of The Sabre Society, the Board of Visitors of the U.S. Air Force Academy and The National Defense University Foundation, and now serves as a director of the Endowment of the U.S. Air Force Academy. Mr. Pearce served as co-chair of the Presidential Commission on the United States Postal Service and serves as a trustee of Northwestern University. He is a fellow in the American College of Trial Lawyers and International Society of Barristers. Mr. Pearce has been a director of the Company or its predecessors since 1995.

Mr. Pearce brings to the Board operating, business and management experience as Chairman of two major public companies, extensive management and corporate governance experience gained from those roles and membership on the boards of those and other public companies, and legal experience.

Steven S Reinemund, age: 66. Mr. Reinemund has served as the Dean of Business and Professor of Leadership Strategy at Wake Forest University since July 2008. In 2007, Mr. Reinemund retired from PepsiCo, Inc., a multinational food and beverage company, where he served as Chairman and Chief Executive Officer from 2001 until 2006 and Chairman until May 2007. He joined PepsiCo in 1984 and held the positions of President and Chief Executive Officer Pizza Hut, Chairman and Chief Executive Officer Frito-Lay and President and Chief Operating Officer PepsiCo. He was a director of PepsiCo from 1996 until May 2007. He is a director of American Express Company, ExxonMobil Corp., and Wal-Mart Stores, Inc. Mr. Reinemund is also a member of the board of directors of the Cooper Clinic Institute and serves on the Board of Trustees of Furman University. Mr. Reinemund has been a director of the Company since 2007.

As a result of his background as Chairman and CEO of PepsiCo, a Fortune 500 company, Mr. Reinemund brings to the Board and our Compensation Policy Committee, of which he is Chairman, demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large branded companies, as well as extensive management and corporate governance experience gained from that role and from membership on the boards of other public companies.

W. Mitt Romney, age: 67. Governor Romney has been Executive Partner and Group Chairman of Solamere Capital LLC, a private investment firm, since March 2013. Prior to that he was the 2012 Republican nominee for the office of President of the United States. He also was a candidate for the 2008 Republican presidential nomination. Before that, he served as the Governor of the Commonwealth of Massachusetts from 2003 through 2007. Prior to his time as Governor, he was President and Chief Executive Officer of the 2002 Winter Olympic Games in Salt Lake City. Gov. Romney started his career in business in 1978 as a Vice President of Bain & Company, Inc., a management consulting firm based in Boston, Massachusetts. In 1984, he left Bain & Company, Inc. to co-found a spin-off private equity investment company, Bain Capital, where he worked until 1998. Gov. Romney served as a director of the Company or its predecessors from 1993 through 2002 and again from January 2009 through January 2011. He rejoined the Board in December 2012.

Gov. Romney brings to our Board and our Finance Committee, his unique blend of management experience in both the corporate and government sectors, knowledge of public policy matters as a result of his service as the Governor of the Commonwealth of Massachusetts and financial services experience from his positions with Bain & Company and Bain Capital.

Arne M. Sorenson, age: 55. Mr. Sorenson became President and Chief Executive Officer of the Company on March 31, 2012. Prior to that, he was President and Chief Operating Officer of the Company since May 2009. Mr. Sorenson joined Marriott in 1996 as Senior Vice President of Business Development and was appointed Executive Vice President and Chief Financial Officer in 1998 and assumed the additional title of President, Continental European Lodging, in January 2003. Prior to joining Marriott, he was a Partner in the law firm of Latham & Watkins in Washington, D.C. Mr. Sorenson serves on the board of directors of Brand USA, the board of regents of Luther College and is a member of the President of the United States’ Export Council. He served on the Board of Directors of Wal-Mart Stores, Inc. from 2008 to June 2013. Mr. Sorenson was appointed to the Board of Directors in February 2011.

Mr. Sorenson brings to the Board extensive management experience with the Company, his prominent status in the hospitality industry and a wealth of knowledge in dealing with financial and accounting matters as a result of his prior service as the Company’s Chief Financial Officer.

Sterling D. Colton, a former director of the Company’s predecessors, and William J. Shaw, a former director and Vice Chairman of the Company, both hold the title of director emeritus, but do not vote at or attend Board meetings and are not nominees for election.

The Board met four times in fiscal 2013. The Company encourages all directors to attend the annual meeting of shareholders. Ten directors attended the Company’s 2013 annual meeting. During fiscal 2013, no director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served (held during the period that such director served).

Governance Principles

The Board has adopted Governance Principles that provide a framework for our governance processes. The portion of our Governance Principles addressing director independence appears below, and the full text of the Governance Principles can be found in the Investor Relations section of the Company’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” You also may request a copy from the Company’s Corporate Secretary.

Our Governance Principles establish the limit on the number of board memberships for the Company’s directors at three, including Marriott, for directors who are chief executive officers of public companies, and five for other directors.

Director Independence

Our Governance Principles include the following standards for director independence:

5. Independence of Directors. At least two-thirds of the directors shall be independent, provided that having fewer independent directors due to the departure, addition or change in independent status of one or more directors is permissible temporarily, so long as the two-thirds requirement is again satisfied by the later of the next annual meeting of shareholders or nine months. To be considered “independent,” the board must determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott. The board has established the guidelines set forth below to assist it in determining director independence. For the purpose of this section 5, references to “Marriott” include any of Marriott’s consolidated subsidiaries.

a. A director is not independent if (i) the director is, or has been within the preceding three years, employed by Marriott; (ii) the director or an immediate family member is a current partner or employee of Marriott’s independent auditor, or was a partner or employee of Marriott’s independent auditor and worked on the audit of Marriott at any time during the past three years; (iii) an immediate family member of the director is, or has been within the preceding three years, employed by Marriott as an executive officer; (iv) the director or an immediate family member is, or has been within the preceding three years, part of an interlocking directorate in which the director or an immediate family member is employed as an executive officer of another company where at any time during the last three years an executive officer of Marriott at the same time serves on the compensation committee of that other company; (v) the director has accepted, or an immediate family member has accepted, during any 12-month period within the preceding three years, more than $120,000 in direct compensation from Marriott, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of Marriott, or benefits under a tax-qualified retirement plan, or non-discretionary compensation; (vi) the director or an immediate family member is an executive officer of a charitable organization to which Marriott made discretionary charitable contributions in the current or any of the last three fiscal years that exceed five percent of that organization’s consolidated gross revenues for that year, or $200,000, whichever is more; or (vii) the director or an immediate family member is a partner in, or a controlling stockholder or current executive officer of, any organization to which Marriott made, or from which Marriott received, payments for property or services in the current or any of the last three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in Marriott securities or payments under non-discretionary charitable contribution matching programs.

b. The following commercial or charitable relationships are not relationships that would impair a Marriott director’s independence: (i) service as an executive officer of another company which is indebted to Marriott, or to which Marriott is indebted, where the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the other company; and (ii) service by a Marriott director or his or her immediate family member as director or trustee of a charitable organization, where

Marriott’s discretionary charitable contributions to that organization are in an amount equal to or less than the greater of $200,000 or five percent of that organization’s consolidated gross annual revenues. The board annually reviews all commercial and charitable relationships of directors, and publishes whether directors previously identified as independent continue to satisfy the foregoing tests.

c. For relationships not covered by the guidelines in paragraph (b) above, the determination of whether the relationship would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of Marriott, and therefore whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in paragraphs (a) and (b) above.

The Board undertook its annual review of director independence in February 2014. As provided in the Governance Principles, the purpose of these reviews is to determine whether any relationships or transactions are inconsistent with a determination that the director or nominee is independent. During these reviews, the Board recognized the current or recent employment of J.W. Marriott, Jr., John W. Marriott III, and Arne M. Sorenson and the family relationships of J.W. Marriott, Jr. and John W. Marriott III with other Company executives. The Board considered that Ms. Bush, Mr. Henderson, Mr. Kellner, Ms. Lee, Mr. Muñoz, Mr. Pearce, Mr. Reinemund, and Mr. Small each serve, or recently served, as directors or executive officers of companies that do business with Marriott and that in each case the payments to and from Marriott were significantly less than the thresholds in Marriott’s Governance Principles. The Board further considered that Ms. Bush is affiliated with charitable organizations that received contributions from Marriott and/or the J. Willard and Alice S. Marriott Foundation and that the contribution amounts were significantly below the charitable contribution threshold set forth in Marriott’s Governance Principles.

Based on the standards set forth in the Governance Principles and after reviewing the relationships described above, the Board affirmatively determined that Mary K. Bush, Frederick A. Henderson, Lawrence W. Kellner, Debra L. Lee, George Muñoz, Harry J. Pearce, Steven S Reinemund, W. Mitt Romney, and Lawrence M. Small are each independent of the Company and its management. J.W. Marriott, Jr., John W. Marriott III, and Arne M. Sorenson are considered not independent as a result of their employment with the Company and/or family relationships.

Committees of the Board

The Board has six standing committees: Audit, Compensation Policy, Finance, Nominating and Corporate Governance, Committee for Excellence, and Executive. The Board has adopted a written charter for each committee, and those charters are available on the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” You also may request copies of the committee charters from the Company’s Corporate Secretary.

Audit Committee

Members:	George Muñoz (Chair), Mary K. Bush, Frederick A. Henderson and Lawrence W. Kellner.

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The members of the Committee are not employees of the Company. The Board of Directors has determined that the members of the Committee are independent as defined under our Governance Principles, the NASDAQ Listing Standards and applicable U.S. Securities and Exchange Commission (“SEC”) rules.

•	The Audit Committee met seven times in 2013.

•	There is unrestricted access between the Audit Committee and the independent auditor and internal auditors.

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The Board of Directors has determined that all current members of the Audit Committee (George Muñoz, Mary K. Bush, Frederick A. Henderson and Lawrence W. Kellner) are financial experts as defined in SEC rules.

Responsibilities include:

•	Overseeing the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements.

•	Overseeing the Company’s internal control environment and compliance with legal and regulatory requirements.

•	Appointing, retaining, overseeing, and determining the compensation and services of the Company’s independent auditors.

•	Pre-approving the terms of all audit services, and any permissible non-audit services, to be provided by the Company’s independent auditors.

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Overseeing the independent auditors’ qualifications and independence, including considering whether any circumstance, including the performance of any permissible non-audit services, would impair the independence of the Company’s independent registered public accounting firm.

•	Overseeing the performance of the Company’s internal audit function and independent auditors.

Compensation Policy Committee

Members:	Steven S Reinemund (Chair), Mary K. Bush, Harry J. Pearce and Lawrence M. Small.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and satisfy the standards of independence under the NASDAQ Listing Standards for directors and compensation committee members.

•	The Compensation Policy Committee met four times in 2013.

Responsibilities include:

•	Establishing the principles related to the compensation programs of the Company.

•	Designing and recommending to the Board policies and procedures relating to senior executive compensation and employee benefit plans.

•	Setting the annual compensation for the President and Chief Executive Officer, including salary, bonus and incentive and equity compensation, subject to approval by the Board.

•	Approving senior executive salary adjustments, incentive compensation payments and stock awards.

•	Approving and recommending to the Board the annual compensation of non-employee directors.

Finance Committee

Members:	Lawrence M. Small (Chair), Lawrence W. Kellner, John W. Marriott III, Harry J. Pearce, and W. Mitt Romney.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee other than John W. Marriott III are independent as defined under our Governance Principles and the NASDAQ Listing Standards.

•	The Finance Committee met four times in 2013.

Responsibilities include:

•	Making recommendations to the Board for approval of an annual consolidated budget and reviewing the Company’s performance against that budget.

•	Providing guidance to the Board and management on proposed mergers, acquisitions, divestitures and other significant transactions and investments that are required to be submitted for Board approval.

•	Providing guidance to the Board and management on the Company’s capital adequacy, credit rating, borrowing needs and proposed debt and equity programs.

•	Providing guidance to the Board and management on the Company’s shareholder distribution activities including dividend payments, share repurchases and similar activities.

•	Providing guidance to the Board and management on the Company’s corporate insurance coverage.

Nominating and Corporate Governance Committee

Members:	Lawrence W. Kellner (Chair), Debra L. Lee, and Steven S Reinemund.

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The members of the Committee are not employees of the Company. The Board has determined that the members of the Committee are independent as defined under our Governance Principles and the NASDAQ Listing Standards.

•	The Nominating and Corporate Governance Committee met three times in 2013.

Responsibilities include:

•	Making recommendations to the Board regarding corporate governance matters and updates to the Governance Principles.

•	Reviewing qualifications of candidates for Board membership.

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Advising the Board on a range of matters affecting the Board and its committees, including making recommendations with respect to qualifications of director candidates, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

•	Reviewing the Company’s conflict of interest and related party transactions policies, and approving certain related party transactions as provided for in those policies.

•	Resolving conflict of interest questions involving directors and senior executive officers.

Committee for Excellence

Members:	Board members include Debra L. Lee (Chair), George Muñoz, Harry J. Pearce and Arne M. Sorenson. Company officer members include Anthony G. Capuano, Executive Vice President and Global Chief Development Officer; David J. Grissen, Group President; Stephanie C. Linnartz, Executive Vice President and Chief Marketing and Commercial Officer; Kathleen Matthews, Executive Vice President and Chief Communications and Public Affairs Officer; David A. Rodriguez, Executive Vice President and Chief Human Resources Officer; and Tim Sheldon, Global Officer, Hospitality Design and Marketing Operations Services.

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The members of the Committee consist of at least three members of the Board. The Committee may also consist of officers and employees of the Company who are not directors. At least one member of the Committee must be independent as defined under our Corporate Governance Principles and the NASDAQ Listing Standards. The Committee’s charter provides that an independent director will always be the Chairman of the Committee.

•	The Committee for Excellence met twice in 2013.

Responsibilities include:

•	Identifying and encouraging efforts the Company undertakes to promote and leverage the recruitment, retention, and advancement of women and minorities as employees of the Company.

•	Identifying and evaluating efforts the Company undertakes to promote and leverage an increasingly diverse ownership, franchisee, customer, and vendor base of the Company.

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Enhancing the public’s recognition of the Company’s efforts and successes to promote diversity and value people of different backgrounds, experiences, and cultures to benefit Marriott’s strategic competitive advantage.

Executive Committee

Members:	J.W. Marriott, Jr. (Chair) and Lawrence W. Kellner.

•	The Executive Committee did not meet in 2013.

Responsibilities include:

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Exercising the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company’s assets, dissolution and, unless specifically delegated by the Board to the Executive Committee, those powers relating to declarations of dividends and issuances of stock.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Policy Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Meetings of Independent Directors

Company policy requires that the independent directors meet without management present at least twice a year. In 2013, the independent directors met three times without management present. The Lead Director, currently Mr. Kellner, presides at the meetings of the independent directors.

Risk Oversight

The Board of Directors is responsible for overseeing the Company’s processes for assessing and managing risk. The Board considers our risk profile when reviewing our annual business plan and incorporates risk assessment into its decisions impacting the Company. In performing its oversight responsibilities, the Board receives an annual risk assessment report from the Chief Financial Officer and discusses the most significant risks facing the Company.

The Board also has delegated certain risk oversight functions to the Audit Committee. In accordance with its charter, the Audit Committee periodically reviews and discusses the Company’s business and financial risk management and risk assessment policies and procedures with senior management, the Company’s independent auditor and the Chief Audit Executive. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

In addition, the Compensation Policy Committee reviewed a risk assessment to determine whether the amount and components of compensation for the Company’s employees and the design of compensation programs might create incentives for excessive risk-taking by the Company’s employees. As explained in the CD&A below, the Compensation Policy Committee believes that our compensation programs encourage employees, including our executives, to remain focused on a balance of the short- and long-term operational and financial goals of the Company, and thereby reduces the potential for actions that involve an excessive level of risk.

Shareholder Communications with the Board

Shareholders and others interested in communicating with the Lead Director, the Audit Committee, the non-employee directors, or any of the employee directors may do so by e-mail to business.ethics@marriott.com or in writing to the Business Ethics Department, Department 52/924.09,10400 Fernwood Road, Bethesda, Maryland 20817. All communications are forwarded to the appropriate directors for their review, except that the Board has instructed the Company not to forward solicitations, bulk mail or communications that do not address Company-related issues. The Company reports to the directors on the status of all outstanding concerns addressed to the non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee on a quarterly basis. The non-employee directors, the Chair of the Nominating and Corporate Governance Committee, or the Audit Committee may direct special procedures, including the retention of outside advisors or counsel, for any concern addressed to them.

Code of Ethics and Business Conduct Guide

The Company has long maintained and enforced a Code of Ethics that applies to all Marriott associates, including our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and to each member of the Board. The Code of Ethics is encompassed in our Business Conduct Guide, which is available in the Investor Relations section of our website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents.” We will promptly post on that website any future changes or amendments to our Code of Ethics, and any waiver of our Code of Ethics that applies to our Chairman of the Board, any of our executive officers, or a member of our Board.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Audit Committee engages the independent auditors to audit and express opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States (“U.S. GAAP”) and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements, together with the results of management’s assessment of the internal controls over financial reporting, with management and the Company’s independent auditor. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the independent auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB, regarding the independent auditors’ communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Members of the Audit Committee:

George Muñoz, Chair

Mary K. Bush

Frederick A. Henderson

Lawrence W. Kellner

Pre-Approval of Independent Auditor Fees and Services Policy

The Audit Committee’s Pre-Approval of Independent Auditor Fees and Services Policy provides for pre-approval of all audit, audit-related, tax and other permissible non-audit services that our principal independent auditor provides on an annual basis, as well as additional services as needed. The policy also requires additional approval of any engagements that were previously approved but are anticipated to exceed pre-approved fee levels. The policy permits the Audit Committee Chair to pre-approve principal independent auditor services with estimated fees up to $100,000 (provided that the Audit Committee Chair reports to the full Audit Committee at the next meeting on any pre-approval determinations).

Independent Registered Public Accounting Firm Fee Disclosure

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of our annual financial statements for fiscal 2013 and fiscal 2012 and fees billed for audit-related services, tax services and all other services rendered by our independent registered public accounting firm for fiscal 2013 and fiscal 2012. The Audit Committee approved all of the fees presented in the table below.

	Independent Registered Public Accounting Firm Fees for Fiscal 2013	Independent Registered Public Accounting Firm Fees for Fiscal 2012
	Ernst & Young LLP	Ernst & Young LLP
Audit Fees:
Consolidated Audit(1)	$3,872,950	$3,633,840
International Statutory Audits(2)	2,213,250	2,027,800

	6,086,200	5,661,640

Audit-Related Fees(3)	716,700	653,380
Tax Fees(4)	1,366,155	874,265
All Other Fees	—	—

Total Fees	$8,169,055	$7,189,285

(1)	Principally fees for the audit of the Company’s annual financial statements, the audit of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the auditors’ review of the Company’s quarterly financial statements, and services provided in connection with the Company’s regulatory filings.
(2)	Fees for statutory audits of our international subsidiaries.
(3)	Principally audits as required under our agreements with our hotel owners.
(4)	Principally tax compliance services related to our international entities.

EXECUTIVE AND DIRECTOR COMPENSATION

Report of the Compensation Policy Committee

The Compensation Policy Committee (the “Committee”), which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities relating to executive compensation. The Committee is responsible for overseeing compensation programs that enable the Company to attract, retain and motivate executives capable of establishing and implementing business plans in the best interests of the shareholders. The Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s CD&A required by Item 402(b) of SEC Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K and this proxy statement.

Members of the Compensation Policy Committee:

Steven S Reinemund, Chair

Mary K. Bush

Harry J. Pearce

Lawrence M. Small

Compensation Discussion and Analysis

Executive Summary

Overview

This section explains the Company’s executive compensation program for the following NEOs for 2013:

J.W. Marriott, Jr.	Executive Chairman and Chairman of the Board
Arne M. Sorenson	President and Chief Executive Officer
Robert J. McCarthy	Chief Operations Officer (retired as of February 28, 2014)
Anthony G. Capuano	Executive Vice President and Global Chief Development Officer
Carl T. Berquist	Executive Vice President and Chief Financial Officer
David J. Grissen*	Group President

*	We are providing voluntary disclosure for Mr. Grissen because he was a NEO in 2012. For purposes of the CD&A and other compensation disclosures in this proxy statement, and unless otherwise noted, references to our NEOs include Mr. Grissen even though he is not considered a NEO under the SEC’s compensation disclosure rules.

Our executive compensation program is designed to drive performance through a combination of near-term financial and operational objectives and long-term focus on our stock price performance. We believe that the consistency in how we manage our executive compensation program and in our goals under that program has proven to be an important factor in the Company’s long-term success in the highly cyclical hospitality industry. As we explain further in the Philosophy section below, the Company continues to emphasize equity compensation as the most significant component of the NEOs’ total pay opportunity.

2013 Company Performance

The Company’s achievements in 2013 were very strong and, in some cases, record-breaking. The Company exceeded its earnings, growth and RevPAR Index goals for fiscal year 2013, contributing to an above target payout under our annual incentive program, as described below. The Company also exceeded its goals for Guest Satisfaction and Associate Engagement survey results for the year. Actual revenues for 2013 were $12.8 billion and diluted earnings per share (“EPS”) totaled $2.00, a 16% increase over the prior year. The Company had a record year for growth, signing over 67,000 rooms.

2013 Compensation Actions At a Glance

Reflecting the 2013 strong performance, the Committee took the following compensation actions:

•

Base Salary: The Committee determined NEO salary adjustments in February 2013. All NEOs, with the exception of our CEO, received base salary increases of 3%, which was consistent with increases for all eligible management associates and with salary increases in the marketplace. Mr. Sorenson did not receive a base salary increase based on the Committee’s review of external market data and its practice of not making CEO salary changes as an annual routine.

•

Annual Incentive: Payments under the Company’s annual incentive program are based on actual performance measured against pre-established targets for (i) EPS, and (ii) a combination of financial and operational performance measures tailored for each executive’s area of responsibility. Achievement of these pre-established targets under the program for 2013 was as follows:

–	EPS: The Committee determined that the Company achieved EPS of $2.00, which was greater than the target achievement level of $1.96 for the EPS component and corresponding payments.

–	Individual performance: The Committee approved payouts at levels that were above target for 2013 but varied among the NEOs based on: (i) each NEO’s achieving certain key individual objectives; (ii) room growth, RevPAR Index and associate engagement at maximum achievement level, and (iii) guest satisfaction at above target (or above threshold for the Americas) achievement level.

The annual incentive program resulted in an overall above target but less than maximum payout for each NEO for 2013.

The following graph illustrates how the total amount of annual incentive paid to the NEOs relative to changes in the Company’s annual EPS results over the past ten years.

•

Equity Compensation: Consistent with general market practices and the Company’s philosophy that the primary component of NEO compensation should be in the form of long-term equity awards, the Committee historically has awarded the majority of each NEO’s total pay opportunity in the form of stock awards. Based on a careful review of our compensation program and the cyclical nature of our industry, the Committee determined that in 2013 annual stock awards representing a mix of SARs and RSUs, with a four-year pro rata vesting schedule, effectively focus our executives on sustaining overall corporate performance through our business cycle. To further align our executive compensation program with shareholders’ interests, the Committee determined to award a portion of 2014 long-term equity in the form of three-year performance-vested restricted stock units (see Approval of Performance-Vested Equity for 2014).

•	Other Compensation: The Company offers limited perquisites and personal benefits that make up a very small portion of each NEO’s total compensation.

•

Mr. Marriott: In his role as Executive Chairman, Mr. Marriott is compensated primarily through his annual salary and is not eligible for annual cash incentives or equity awards. His annual salary was unchanged from 2012. Because of this arrangement, references to the NEOs’ annual compensation in the remainder of this CD&A do not pertain to Mr. Marriott unless specifically stated otherwise.

Alignment between Executive Pay and Company Performance

The Committee believes that there should be a strong correlation between executive pay and Company performance. As indicated above, the Company’s executive compensation program includes many features designed to maintain this alignment, while also protecting the Company against inappropriate risk-taking and conflicts among the interests of the Company, its shareholders and its executives. The following graph shows the historical alignment between Company performance (measured as total shareholder return (“TSR”)) and average annual Realizable Pay (as defined below)

of the CEO over 3-year rolling periods. The Company believes that this analysis helps to demonstrate that, in addition to aligning pay for performance with respect to the compensation opportunity that is awarded each year, the Company’s executive compensation program also has been effective in creating close long-term alignment between performance and the value of compensation that actually may be realized by the NEOs. The increase in the CEO’s average annual realizable pay for 2011 – 2013 relative to the TSR for the same period is primarily due to the effect of the Company’s increased stock price on the amounts realizable under equity compensation awards.

Realizable Pay is the sum of salary paid, annual incentive earned and balances of stock awards granted over each 3-year period. Stock award balances are valued at the end of the 3-year period and include the “in-the-money” value of options, SARs and RSUs granted during the 3-year period. TSR reflects both stock price appreciation and reinvested dividends. The 3-year TSR rolling percentage is determined using 60-day average opening and closing prices.

Corporate Governance and Best Practices

Consistent with our commitment to executive compensation best practices, the Company continued the following NEO compensation practices for 2013:

–	We do not have employment contracts.

–	We do not offer a defined benefit pension plan.

–	We do not offer a supplemental executive retirement plan.

–	We do not provide tax gross-ups.

–	We do not have a severance plan for executives.

–	We do not provide “single trigger” change in control benefits.

–	The NEOs are subject to stock ownership guidelines and must retain 50% of the net after-tax shares received under any equity awards until they satisfy the applicable stock ownership levels.

–	The NEOs are subject to clawback requirements.

–	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

–	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

–	The Committee retains an independent compensation consultant.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provided shareholders a “say-on-pay” advisory vote on its executive compensation in 2013 in accordance with Section 14A of the Exchange Act. At the Company’s 2013 Annual Meeting, shareholders expressed substantial support for the compensation of our NEOs with approximately 91% of the votes cast for approval of the “say-on-pay” advisory vote. The Committee carefully evaluated the results of the 2013 advisory vote as well as feedback and comments received in connection with the Company’s outreach efforts with shareholders as a result of the annual “say-on-pay” advisory vote. In 2013, the Committee, with advice from its independent compensation consultant, Pearl Meyer & Partners (the “Compensation Consultant”), engaged in a comprehensive review of the elements and mix of annual and long-term executive officer compensation, the peer group selection and evaluation process, and the long-term effectiveness of the Company’s compensation programs. The Committee also sought comments from some of its largest institutional shareholders. Based on the foregoing, the Committee determined to maintain the basic structure of the executive compensation program, but to refine its peer group, to study means of further aligning executive compensation with long-term shareholder value, and to increase the stock ownership requirement, as discussed in this CD&A. In implementing the Company’s executive compensation program, the Committee considers many factors, including the cyclical nature of the hospitality business, the advice of the Compensation Consultant, internal pay equity among executives, and aligning the Company’s total pay opportunity and pay outcomes with performance and with competitive market data.

Compensation Philosophy and Objectives

Marriott is consistently recognized as a global hospitality leader. The Company believes that strong and consistent leadership is the key to long-term success in the hospitality industry. Each of the NEOs is a longstanding member of our senior management team. For example, J.W. Marriott, Jr. and Arne M. Sorenson have over 75 years of combined hospitality experience with the Company. They have led Marriott’s long history of delivering results for shareholders by relying on talented, hard-working employees (“associates”) who uphold the Company’s ideals and unique culture. This culture is reflected in, and reinforced by, the design and implementation of the Company’s executive compensation program, which emphasizes the following three principles.

•	NEOs should be paid in a manner that contributes to long-term shareholder value. Therefore, equity compensation should be the most significant component of total pay opportunity for the NEOs.

•

Compensation should be designed to motivate the NEOs to perform their duties in ways that will help the Company meet its short- and long-term objectives. This principle is achieved by offering an appropriate mix of cash and non-cash elements of pay.

•	The NEO compensation program must be competitive so that the Company can attract key talent from within and outside of our industry and retain key talent at costs consistent with market practice.

In keeping with these principles the mix of each NEO’s total pay opportunity for 2013 is shown below.

Compensation Components at Target for 2013

The Company reinforces its long-term philosophy through its stock ownership guidelines which prescribe that each NEO own Company stock with total value equal to a multiple of between three to six times (depending upon the NEO’s position) his individual salary grade midpoint within five years of becoming subject to the guidelines. As of December 31, 2013, each NEO met or exceeded these guidelines. We have adopted a number of related policies that further reflect alignment with long-term shareholder value. Executive officers and directors are required to retain 50% of the net after-tax shares received under any equity awards until they satisfy the applicable stock ownership levels. Furthermore, consistent with the purposes of the stock ownership guidelines, the Company prohibits all associates and directors from engaging in short sale transactions or entering into any other hedging or derivative transaction related to Marriott stock or securities. Finally, as indicated in the discussion of Grants of Plan-Based Awards for Fiscal 2013 below, RSUs do not provide for accelerated distribution of shares upon retirement. This policy ensures that executives have a continuing stake in the Company’s performance beyond the end of their employment, thereby strengthening their interest in the Company’s long-term success.

Compensation Process

The Compensation Committee

In designing and determining 2013 NEO pay, the Committee considered recommendations of the Company’s EVP, Chief Human Resources Officer, as well as the advice and recommendations of the Compensation Consultant (see the discussion of the Independent Compensation Consultant below). The Committee obtained input and approval from the full Board with regard to the compensation packages for Messrs. Marriott and Sorenson (Messrs. Marriott, Sorenson and John Marriott III abstained from Board votes on these compensation decisions).

In its determinations, the Committee does not set rigid, categorical guidelines or formulae to determine the mix or levels of compensation for the NEOs. Rather, it relies upon its collective judgment as applied to the challenges confronting the Company as well as subjective factors such as leadership ability, individual performance, retention needs and future potential as part of the Company’s management development and succession planning process.

The Committee carefully reviews numerous factors when setting NEO total pay opportunity, allocating total pay opportunity among base salary, annual incentives and annual stock awards, and determining final pay outcomes based on performance. The Committee considers our executives’ job responsibilities, tenure and experience, Company and individual performance, competitive recruiting and retention pressures, internal pay equity and succession plans.

The Committee also reviews total pay for executives at the 50th percentile of a broad-based and select group of companies described in the discussion of Market Data below. In reviewing relevant market data, the Committee may utilize discretion in determining the relevance of each compensation survey. For 2013, because the surveys do not reflect a comparable position for Mr. Capuano, our Executive Vice President and Global Chief Development Officer, the Committee considered multiple factors, including a review of publicly-disclosed compensation data for development and real estate executives at other hotel companies, internal pay equity and Mr. Capuano’s historical contributions to the Company and his experience in the Marriott development organization.

This review of total compensation is designed as a market check to align the range of compensation opportunities and total pay outcomes with our long-term performance expectations and actual results, respectively. An understanding of external market data helps the Company attract and retain key executive talent without serving as a rigid standard for benchmarking compensation. For example, although performance comparisons are difficult given the differences in size, customer distribution, global geographic exposure and price tier distribution, the Committee considers historical, annual, and forecasted business results relative to other individual lodging companies to provide additional context for evaluating annual compensation actions. The Committee also regularly reviews historical financial, business and total shareholder return results for lodging companies as well as a selected group of comparator companies prior to determining final pay amounts.

Independent Compensation Consultant

As noted above, the Committee selected and retained the Compensation Consultant to assist the Committee in establishing and implementing executive and director compensation strategy. The Compensation Consultant reports to and is instructed in its duties by the Committee and carries out its responsibilities in coordination with the Human Resources Department. Other than providing executive compensation survey data to the Company as described below, the Compensation Consultant performs no other services for the Company. Based on materials presented by management and the Compensation Consultant and the factors set forth in the SEC’s Exchange Act Rule 10C-1, the Committee determined that the Compensation Consultant is independent and that the Compensation Consultant’s engagement did not raise any conflicts of interest.

Market Data

The external market data utilized by the Company for 2013 includes several broad, revenue-based surveys as well as a custom survey of companies specifically selected by the Committee. The Committee believes, based on the advice of the Compensation Consultant, that the similarly-sized companies participating in the revenue-based surveys and the companies selected for the custom survey represent the broad pool of executive talent for which the Company competes. To avoid over-emphasizing the results of one or more surveys, the Company gives equal weight to the results of the revenue-based surveys (which are themselves equally weighted) versus those of the custom survey, in terms of total pay and each component of pay. This process for identifying relevant market data is used consistently for all senior executives of the Company, including the NEOs.

Revenue-Based Survey

In general, the revenue-based surveys used as a market reference for NEO pay include companies with annual revenue ranging from $10 billion to $20 billion. For 2013, the surveys were the CHiPS Executive & Senior Management Total Compensation Survey, the Hewitt TCM General Industry Executive Total Compensation Survey, the Towers Watson CDB Executive Compensation Database, the Equilar Top 25 Survey, and the Fred Cook Survey of Long-Term Incentives. The Committee did not consider the individual companies in the revenue-based surveys when making compensation decisions.

Custom Survey

There are a limited number of U.S. publicly-traded lodging companies similar to our size. Therefore, in consultation with the Compensation Consultant, the Committee developed a methodology for determining appropriate comparator group companies based on the following principles:

•	Identify a broad universe and select those companies that:

–	Compete with Marriott for executive talent

–	Have a similar focus on consumers and brand image

•	Exclude companies that are not similar in size

•	Test the final comparator group to ensure that:

–	Marriott is positioned near the median on key size metrics

–	Our key lodging industry competitors are included (even if smaller)

–	The mix of non-lodging industries is well-balanced

–	There is a robust number of companies (about 15 – 20) without extending to include companies that are not a strong match

–	No single non-lodging industry is over-represented

For 2013, Delta Air Lines and Southwest Airlines were removed from the comparator group in consideration of feedback the Committee received from investors and because of their sensitivity to oil prices. Wynn Resorts was added because they compete in the related casino industry and Estee Lauder was also selected to balance the list because of their business-to-consumer and brand focus.

The final list of 19 comparator group companies is shown below along with select financial and non-financial metrics the Committee considered and Marriott’s percentile ranking on each of these metrics.

	2013 Revenues(1) as of the Fiscal Year-End		Market Capitalization(1) as of December 31, 2013		Enterprise Value(1) as of December 31, 2013		Number of Employees
Lodging Companies
Hyatt Hotels	$4,184		$7,721		$8,728		45,000
Starwood Hotels & Resorts	6,115		15,246		16,255		171,000
Wyndham	5,009		9,432		14,081		32,500
Travel Industry Related Companies
Carnival	15,456		28,021		37,119		85,400
Las Vegas Sands	13,770		64,571		72,566		46,000
Hertz Global	10,539		12,598		29,186		30,200
MGM Resorts International	9,810		11,533		26,822		44,500
Royal Caribbean Cruises	7,960		10,455		18,325		62,000
Wynn Resorts	5,621		24,994		29,432		16,000
Other Consumer or Brand Focus Companies
Campbell Soup	8,052		14,686		18,799		20,000
Colgate-Palmolive	17,420		59,924		64,850		37,700
Darden Restaurants	8,552		6,884		9,509		206,000
Estee Lauder	10,182		25,518		25,382		40,200
General Mills	17,774		31,386		39,070		41,000
Kellogg	14,792		22,124		29,271		31,000
Nike	25,313		55,124		50,547		48,000
Nordstrom	12,540		10,984		12,903		61,000
Starbucks	14,892		57,974		56,042		160,000
Yum! Brands	13,084		32,724		35,242		78,450
Marriott International [2]	12,784		14,707		17,734		123,000
Percentile Rank	58	th	39	th	26	th	86	th

Source: Bloomberg

(1)	Amounts are reported in millions. Enterprise Value is the sum of market capitalization, debt, and current and preferred stock, less cash and cash equivalents.

(2)

Revenue amount for the Company is shown as reflected in our financial statements. However, system-wide revenues, including revenues of our franchisees, are much higher. Similarly, the number of employees is shown as reflected in our annual report. Including employees working at franchised and certain third-party owned hotels, our system has about 325,000 employees.

The Committee believes that a rigorous comparator group selection process is the foundation for understanding the competitive compensation marketplace. The Committee reviews the comparator group annually for potential changes (e.g. due to mergers and acquisition activity or changes in company size and business mix), but does not anticipate making significant changes every year, in order to allow for consistency and comparability of market data from year-to-year.

2013 Compensation Elements at a Glance

Compensation Element	Form of Compensation	Purpose
Base Salary	Total Cash Compensation	Base salaries provide fixed compensation necessary to attract and retain our NEOs.
Annual Incentive Awards		Cash bonus awards encourage growth and profitability by rewarding the NEOs for their achievement of financial and strategic goals.
Long-Term Incentive Awards	SARs & RSUs	The largest component of our executive officers’ compensation is paid in equity. We view these awards as performance-based and believe they incentivize our NEOs to perform at their highest levels to obtain our long-term strategic business plan and align management’s interests with our stockholders’ interests.
Benefits	401(k) Plan, Health and Welfare Benefits, Perquisites	Benefits provide a complete compensation package that is competitive with the market and helps retain talent.

2013 Compensation in Detail

Base Salary

The Committee reviews individual base salaries for the NEOs each February for the current fiscal year. As a part of this review, the Committee considers whether base salary levels are commensurate with the executives’ responsibilities and the external market. For 2013, the Human Resources Department presented to the Committee market data on base salary levels at approximately the 50th percentile for each position and recommended base salary increases of 3%. This was consistent with salary increases in the marketplace for NEOs and for management associates at the Company for the same period. Mr. Sorenson did not receive a base salary increase based on the Committee’s review of external market data and the Committee’s practice of not making CEO salary changes as an annual routine. The Compensation Consultant reviewed and supported the recommendation which was approved by the Committee and, with respect to Messrs. Marriott and Sorenson, by the Board.

	2013 Base Salary ($)	2012 Base Salary ($)	2012 to 2013 Increase (%)
J.W. Marriott, Jr .	3,000,000	3,000,000	0
Arne M. Sorenson	1,200,000	1,200,000	0
Robert J. McCarthy	849,750	825,000	3
Anthony G. Capuano	643,750	625,000	3
Carl T. Berquist	721,000	700,000	3
David J. Grissen	566,566	550,064	3

Annual Incentives

To promote growth and profitability, payments under the Company’s annual cash incentive program are based on actual performance measured against pre-established financial and operational targets. The program consists of two components: the Marriott International, Inc. Executive Officer

Incentive Plan (“Incentive Plan”), which focuses primarily on a EPS objective, and the Marriott International, Inc. Executive Officer Individual Performance Plan (“Individual Plan”), which focuses on other financial, operational and human capital objectives for the year. Overall, the Company’s annual cash incentive program is designed to provide executives with appropriate compensation incentives to achieve identified annual corporate and individual performance objectives that support the long-term financial and operational success of the Company.

At its February 2013 meeting, the Committee approved specific performance objectives and targets under each incentive plan component for 2013. In February 2014, after the release of the 2013 fiscal year audited financial results and taking into account the Company’s performance relative to lodging and other comparator companies, the Committee reviewed each NEO’s performance against the pre-established performance objectives to determine the actual cash incentive payments, as discussed below. All of the Committee’s decisions regarding annual cash incentives for Mr. Sorenson were subject to and received Board approval.

As reflected in the following table, target awards under the annual cash incentive program range from 125% of salary for Mr. Sorenson to 60% for Mr. Grissen. The Committee determined the differences in the target award percentages between NEOs primarily by considering internal factors, including pay equity with other executives, differences in responsibilities, significant promotions and future potential. The Committee also reviewed market data for each position and determined that the incentive amounts payable upon achievement of target performance levels would result in total cash compensation (base salary plus annual incentive) that would be at or near the 50th percentile.

Name	Target Award as a % of Salary
J.W. Marriott, Jr.	n/a
Arne M. Sorenson	125
Robert J. McCarthy	90
Anthony G. Capuano	75
Carl T. Berquist	75
David J. Grissen	60

The Incentive Plan rewards executives for the Company’s achievement of pre-established Company financial goals. The Incentive Plan payout represents 60% of the total annual incentive opportunity under the annual incentive program for all NEOs other than Mr. Capuano and Mr. Grissen, for whom it represents 10% and 40%, respectively. For Mr. Capuano, the largest relative component of his annual incentive opportunity is room growth and, for Mr. Grissen, the largest relative component of his annual incentive opportunity is Americas operating profit, consistent with their primary areas of responsibility. The Individual Plan emphasizes individual executive performance based on pre-established objectives as well as goals based on business/operating unit financial and operational performance such as revenue growth relating to newly developed rooms, RevPAR Index, associate engagement and guest satisfaction. The table below displays the respective weightings of the relevant performance measures and the aggregate actual payments for 2013 under the annual incentive program.

Name		Incentive Plan		Individual Plan
		Operating Profit - Americas	Earnings Per Share	Individual Achievement	Room Growth (1)	RevPAR Index (1)	Associate Engagement (1)	Guest Satisfaction (1)	Total
J.W. Marriott, Jr.	Weight of Total Award (%)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Actual Payout as % of Salary	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Arne M. Sorenson	Weight of Total Award (%)	n/a	60	10	10	10	5	5	100
	Actual Payout as % of Salary	n/a	86.37	17.0	19.0	19.0	9.5	8.33	159.20
Robert J. McCarthy	Weight of Total Award (%)	n/a	60	10	10	10	5	5	100
	Actual Payout as % of Salary	n/a	61.87	10.25	13.5	13.5	6.75	5.94	111.81
Anthony G. Capuano	Weight of Total Award (%)	n/a	10	5	75	5	5	n/a	100
	Actual Payout as % of Salary	n/a	9.69	5.5	109.0	7.5	7.5	n/a	139.19
Carl T. Berquist	Weight of Total Award (%)	n/a	60	10	10	10	5	5	100
	Actual Payout as % of Salary	n/a	52.0	9.5	11.5	11.5	5.75	5.03	95.28
David J. Grissen	Weight of Total Award (%)	40	n/a	10	15	15	5	15	100
	Actual Payout as % of Salary	26.59	n/a	7.0	33.9	11.25	4.5	8.5	91.74

(1)	Each of the components under the Individual Plan is measured against Company-wide results except that Mr. Grissen’s components are measured against the Americas division, his primary area of responsibility.

We report the potential awards under the Incentive Plan and Individual Plan for 2013 in dollars in the Grants of Plan-Based Awards for Fiscal 2013 table, and the actual award amounts earned under the Incentive Plan and Individual Plan for 2013 in dollars in the Summary Compensation Table following the CD&A.

Incentive Plan

In 2013, the Incentive Plan awards for NEOs focused entirely on EPS performance, except that Mr. Grissen’s objective focused on operating profit from the Americas division, his primary area of responsibility. The Company places a heavy emphasis on EPS as a performance measure because EPS is an important indicator of Company profitability and aligns the interests of management with those of shareholders. For the purpose of the Incentive Plan, the Company uses EPS as reported under U.S. GAAP, as may be modified during the target-setting process for items that are not expected to have a direct impact on the business going forward, although no such adjustments were made for 2013 EPS targets.

For 2013, the Company established the EPS target primarily through an extensive annual budgeting process whereby each hotel and individual corporate unit developed and submitted a budget. The Company then developed a consolidated Company budget considering external market factors such as global and domestic economic forecasts, and lodging industry outlook, and projections for the Company compared with certain individual lodging companies, as well as internal factors such as current revenue from group bookings, expected unit growth for the year, and expected capital needs. The Board reviewed and approved the budget in February 2013. Considering these factors, the Committee set the EPS target for 2013 at a level that the Committee believed was achievable but not certain to be met, which was $1.96. This target was approximately 14% higher than the Company’s reported U.S. GAAP diluted EPS for 2012 of $1.72. Mr. Grissen’s 2013 Americas operating profit target was $1.094 billion.

For 2013, each NEO, other than Mr. Grissen, was eligible to receive an annual cash incentive based on the Company’s achieved level of EPS performance, as follows:

EPS Achievement vs. Target	Incentive Award	Payout as % of Target
Below 87%	No Payment	0%
87%	Threshold Payment	25%
100%	Target Payment	100%
107% and Above	Maximum Payment	150 to 200%

If the achievement falls between two of the stated performance achievement levels, the Incentive payment is interpolated between the corresponding incentive levels. The specific performance level percentages were set by the Committee in consultation with the Compensation Consultant based on external market data as well as the Committee’s subjective judgment.

For 2013, the Company’s diluted EPS as reported under U.S. GAAP was $2.00, which resulted in an above target but below maximum achievement level. For Mr. Grissen, the Americas operating profit was $1.108 billion, which exceeded the target but was below the maximum achievement level. Consequently for 2013, each of the NEOs received an above target but below maximum payout under the Incentive Plan.

Individual Plan

As noted above, the Individual Plan emphasizes individual executive performance as well as measures of business/operating unit financial and operational performance such as new room signings, RevPAR Index, associate engagement and guest satisfaction.

The Committee evaluates Individual Plan performance factors that, like the EPS and Americas operating profit targets, are intended to establish high standards consistent with the Company’s quality goals, which are achievable but not certain to be met. The Company believes that these factors are critical to achieving success within the hospitality and service industry. The Individual Plan payout represents 40% (and for reasons described above, 90% for Mr. Capuano and 60% for Mr. Grissen) of the executives’ total annual incentive opportunity, and the weighting of each performance factor varies slightly among the NEOs by position due to differences in responsibility. The Committee establishes the goals and weighting at the beginning of the year. After the end of the year, the Committee assesses each individual’s achievement of Individual Plan components and determines whether it is appropriate to pay out at or in between the threshold, target or maximum award levels or not to pay out at all under the Individual Plan.

The performance components for each NEO under the Individual Plan for 2013 were:

•

Individual Achievement: Each year the Company sets specific management objectives for the NEOs. Each NEO has a different set of objectives that is aligned to his unique responsibilities and role within the Company. The objectives are developed by the Chief Executive Officer and members of his executive team, and reviewed, modified as necessary and approved by the Committee (or the Board in the case of Mr. Sorenson’s management objectives). The management objectives generally are difficult to accomplish and relate to key duties of the positions. Examples of the types of management objectives are:

–	Execute brand distinction strategy;

–	Complete the global restructuring initiative;

–	Execute agreements in support of continued growth; and

–	Optimize the benefits of the Company’s major infrastructure initiatives.

The Committee applies a rigorous and largely subjective assessment of each NEO’s qualitative performance relative to the management objectives. The management objectives are not assigned specific weightings and may be modified by the Committee during the performance period if a change in business circumstances warrants. The actual payments relating to management objectives are determined by the Committee based on its subjective assessment of each NEO’s job performance for the year. Maximum or above target payouts typically occur if the Committee views the NEO’s overall performance to have been superior after its review of the achievement levels for each of the objectives. No payments are made if performance is below threshold expectations. For each of the five years preceding 2013, the NEOs received award levels varying from zero (in 2009 when the Committee and the Board decided not to pay the portion of annual incentives relating to individual performance, notwithstanding strong individual performance) to a maximum payout for the individual achievement portion of the Individual Plan. For 2013, each NEO achieved key individual objectives, including operational objectives such as the initiatives identified above, resulting in above-target to maximum payout under this criteria.

•

Room Growth: Assessment of room growth is based on a net present value estimate/calculation utilized by our management and Board in evaluating the potential performance of completed development projects. The room growth target was reviewed and approved by the Board in February 2013 at a level that was significantly above 2012 targets. This target level is based on an extensive annual budgeting process whereby a budget was developed for each geographic region that was identified for potential growth and consolidated and finalized by the Company’s Lodging Development Department after consideration of external market factors such as global and domestic economic forecasts and lodging industry outlook. For Mr. Grissen, this same process is followed to establish the room growth target for the Americas division.

For each NEO except Mr. Capuano, achievement of less than the target results in no component payout and for Mr. Capuano achievement of 59% of the target results in a threshold component payout. Maximum payout is achieved at 118% of the room growth target for each NEO other than Mr. Capuano and Mr. Grissen, for whom maximum is 176% and 200% of target, respectively. The Committee established wider performance and payout ranges for Mr. Capuano and Mr. Grissen to more accurately measure and incentivize them for achieving growth goals. For 2013, the net present value of rooms approved for development exceeded 2012 growth by approximately 20% and exceeded each NEO’s maximum target, except for Mr. Capuano and Mr. Grissen for whom the results were above target but below maximum.

•

Associate Engagement: Assessment of associate engagement is measured by the results of the Company’s annual associate engagement survey (conducted by a third party) as compared against external benchmark results provided by the third party company. For 2013, the Company and the Americas division exceeded the “Best Employer” benchmark, which demonstrated considerable leadership and commitment in a challenging economic environment. Consequently for 2013, each of the NEOs received a maximum payout for this incentive component.

•

Guest Satisfaction: Assessment of Guest Satisfaction is based on Company-wide satisfaction survey results for the year, or the Americas division for Mr. Grissen, compared with pre-established goals, which are based on a compilation of survey results from numerous satisfaction surveys across the Company’s brands and use a highly compressed scale where a slight difference in the guest satisfaction score represents a significant variance in performance. The annual goals are difficult to accomplish and not certain to be met. For 2013, each of the NEOs achieved guest satisfaction scores that correspond with an above target but below maximum payout, except for Mr. Grissen whose score corresponded with a below target but above threshold payout.

•

RevPAR Index: The Company retains a third party to collect and compile the data used to calculate a worldwide RevPAR Index, or Americas RevPAR Index for Mr. Grissen. RevPAR Index measures each hotel’s RevPAR against the aggregate RevPAR of a group of comparable hotels generally in the same market and lodging segment, stated as a percentage. Worldwide RevPAR Index is a weighted average of the RevPAR Index of all our hotels (or all hotels in the Americas for Mr. Grissen). In order for any payout to occur, the Company’s worldwide (or Americas) RevPAR Index score must exceed 100.0, which indicates the Company has a premium RevPAR relative to its competitors, and must reflect an increase over prior year RevPAR Index results to exceed target component payout, reflecting that the Company’s historical positioning relative to competitors has been strong, so that year-over-year increases in RevPAR index indicate additional improvements in relative performance. For 2013, the Company achieved an overall RevPAR Index score above 100.0 and a year-over-year increase of 0.7 percentage points resulting in a maximum payout for this component. For the Americas, the Company achieved a RevPAR Index score above 100.0 and a year-over-year increase of 0.3 percentage points resulting in an above target but below maximum payout for this component.

Long-Term Incentive Awards

Annual Stock Awards

The Company grants equity compensation awards to the NEOs under the Marriott International, Inc. Stock and Cash Incentive Plan (the “Stock Plan”) on an annual basis. With four-year vesting conditions and the opportunity for long-term capital appreciation, the annual stock awards help link NEO pay to long-term Company performance, align the interests of NEOs with those of shareholders and help the Company achieve its objectives of attracting and retaining key executive talent.

The NEOs’ stock awards for 2013 were granted on February 22, 2013, in an equal mix (based on grant date fair value) of RSUs and SARs, with the exception of Mr. Capuano as discussed below. The Committee believes that awarding an equal mix of RSUs and SARs achieves a balance between the significant upside potential of SARs, which have an exercise price equal to the Company’s stock price at grant and are strongly aligned with stock price changes, and RSUs which increase or decrease in value in substantially the same manner as does Company stock held by shareholders and thereby encourage NEOs to focus on sustained stock price performance.

The chart below illustrates how granting a mix of SARs and RSUs contributes to future alignment between executive pay and shareholder value and how this value compares to the grant date fair value of the awards as reported in the Summary Compensation Table. The chart assumes that an equal mix (based on grant date fair value) of SARs and RSUs is granted at a $40 stock price with an approximate grant date value of $2 million (74,850 SARs and 25,000 RSUs.) As shown in the chart, the Company’s stock price would have to increase by approximately 25% (from $40 to $50.04) in order for the awards to have a realizable value for the executive equal to their grant date fair value as reported in the Summary Compensation Table.

The Committee approved equity awards with values at approximately the same level as in 2012 for each of the NEOs, except that Mr. Sorenson’s grant value was slightly larger to reflect that he served as CEO for the full year, and Mr. McCarthy’s was larger due to his individual performance and internal pay equity considerations. As in 2012, Mr. Capuano’s annual stock award for 2013 consisted of a grant of RSUs and SARs in the same form and manner as the other NEOs as well as a separate grant of RSUs which remain unvested until the third anniversary of the grant date, at which time they vest in full assuming Mr. Capuano remains continuously employed during that period (other than in the case of death, disability or approved retirement which result in immediate vesting). This separate RSU award had a grant value approximately the same as the annual cash incentive that Mr. Capuano earned for fiscal year 2012. The Committee established the separate RSU award based on Mr. Capuano’s most recent annual cash incentive in order to further the objective of compensating Mr. Capuano primarily in recognition of his development activities and performance. By also imposing three-year, time-based cliff vesting, this grant offers additional retention value and further links Mr. Capuano’s pay with the long-term interests of shareholders. The grant date award values for 2013 are also reported in the Grants of Plan-Based Awards for Fiscal 2013 Table below in the section entitled “Executive Compensation Tables and Discussion.”

Approval of Performance-Vested Equity for 2014

Looking to 2014, we sought ways to further align our executive compensation program with shareholders’ interests consistent with our compensation philosophy. As a result, the Committee determined to award a portion of the NEOs’ 2014 long-term equity in the form of performance-vesting restricted stock units that vest based on achievement of pre-established targets for RevPAR Index, room openings and net administrative expenses. These are financial and operating metrics for which management has direct line-of-sight responsibility and which we believe are key drivers of long-term value creation.

Supplemental Stock Awards

Supplemental stock awards (typically RSUs or SARs) tend to be infrequent. Supplemental awards may be presented for consideration at quarterly Board meetings in recognition of special performance, promotions, assumption of additional responsibilities, to retain key talent or as a sign-on employment inducement. None of the NEOs received a supplemental stock award in 2013.

Grant Timing and Pricing

The Company typically grants annual stock awards in February each year on the second business day following the release of its prior fiscal year annual earnings. This timing is designed to avoid the possibility that the Company could grant stock awards prior to the release of material, non-public information that may result in an increase or decrease in its stock price. Similarly, supplemental stock awards may be granted throughout the year, but not during Company-imposed black-out periods.

Executives derive value from their Options (granted prior to 2006) and stock-settled SARs based on the appreciation in the value of the underlying shares of Company stock. For purposes of measuring this appreciation, the Company sets the exercise or base price as the average of the high and low quoted prices of the Company stock on the date the awards are granted. This average price valuation is common practice and offers no inherent pricing advantage to the executive or the Company.

Other Compensation

Perquisites

The Company offers limited perquisites to its executives that make up a very small portion of total compensation for NEOs. One benefit that is consistent with practices within the hospitality industry is complimentary rooms, food and beverages at Company-owned, operated or franchised hotels and the use of hotel-related services such as Marriott-managed golf and spa facilities while on personal travel. These benefits are offered to encourage executive officers to visit and personally evaluate our properties. In addition, to enhance their efficiency and maximize the time that they can devote to Company business, NEOs are permitted to use the Company jet for personal travel in limited circumstances. The value of these benefits is included in the executives’ wages for tax purposes, and the Company does not provide tax gross-ups to the executives with respect to these benefits.

Other Benefits

Executives also may participate in the same Company-wide plans and programs offered to all eligible employees. Some of these benefits are paid for by the executives such as 401(k) plan elective deferrals, vision coverage, long- and short-term disability, group life and accidental death and dismemberment insurance, and health care and dependent care spending accounts. Other benefits are paid for or subsidized by the Company for all eligible employees such as the 401(k) Company match, certain group medical and dental benefits, $50,000 free life insurance, business travel accident insurance and tuition reimbursement.

Nonqualified Deferred Compensation Plan

In addition to a tax-qualified 401(k) plan, the Company offers the NEOs and other senior management the opportunity to supplement their retirement and other tax-deferred savings under the Marriott International, Inc. Executive Deferred Compensation Plan (“EDC”). The Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because the Company does not offer a defined benefit pension plan.

Under the EDC, NEOs may defer payment and income taxation of a portion of their salary and annual cash incentive. The plan also provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (at a fixed annual rate of return of 5.4% for 2013), which is explained in the discussion of Nonqualified Deferred Compensation for Fiscal Year 2013 below.

The Company also may make a discretionary matching contribution to participants’ (including the NEOs’) EDC accounts for each fiscal year. The match is designed to make up for the approximate amount of matching contributions that would have been made under the Company’s tax-qualified section 401(k) plan but for the application of certain nondiscrimination testing and annual compensation limitations under the Internal Revenue Code. For 2013, the Board approved a match, in two parts. The first part is a basic match equal to 50% of the first 2% of eligible compensation (as defined in the EDC up to $255,000) deferred by the NEO under the EDC for 2013. The second part is a supplemental match equal to 50% on the first 6% of eligible compensation deferred for 2013. The Board has discretion to adjust the actual match allocation based on fiscal year financial results, but did not make an adjustment for 2013.

The Company also may make an additional discretionary contribution to the NEOs’ EDC accounts based on subjective factors such as individual performance, key contributions and retention needs. There have been no additional discretionary contributions for the NEOs in several years.

Change in Control

The Company provides limited, “double trigger” change in control benefits under the Stock Plan and the EDC. The Committee believes that, with these carefully structured benefits, the NEOs would be better able to perform their duties with respect to any potential proposed corporate transaction without the influence of or distraction by concerns about their employment or financial status. In addition, the Committee believes that shareholder interests are protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.

Under these arrangements, in the event that a NEO is terminated by the Company (other than for the executive’s misconduct) or the executive resigns for good reason (as defined under the Stock Plan) during the period beginning three months before and ending 12 months following a change in control (as defined under the Stock Plan) of the Company, the NEO will immediately vest in all unvested equity awards and EDC balances. In those circumstances, all Options and SARs will be exercisable until the earlier of the original expiration date of the awards or twelve months (or in the case of an approved retiree, five years) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, subject in certain cases to a six month delay under Section 409A of the Internal Revenue Code. In addition, any cash incentive payments under the Incentive Plan and Individual Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s date of termination in connection with or following a change in control.

The Company does not provide for tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a tax deduction by the Company or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. The discussion of Payments Upon Termination or Change in Control below includes a table that reflects the year-end intrinsic value of unvested stock awards, unvested EDC accounts and cash incentive payments under the Incentive Plan that each NEO would receive if subject to an involuntary termination of employment in connection with a change in control.

Clawbacks

In addition to the clawback provisions of the Sarbanes-Oxley Act that apply to the Chief Executive Officer and Chief Financial Officer, the Company’s Stock Plan includes a separate clawback provision that applies to all equity awards issued to all of the NEOs. Under the Stock Plan, the Company has the authority to limit or eliminate the ability of any executive to exercise Options and SARs or to receive a distribution of Company stock under RSUs or other stock awards if the executive engages in criminal or tortious conduct that is injurious to the Company or engages in competition with the Company.

The Committee has discretion to require reimbursement of any annual cash incentive payment awarded to an NEO if the amount of such incentive payment is calculated based upon the achievement of certain financial results that are required to be restated, provided that such discretion may only be exercised if the NEO has engaged in intentional misconduct that caused or partially caused the need for the restatement. The amount of the reimbursement would be the difference in the amount determined before and after the restatement. The Company continues to monitor new guidance as it becomes available with respect to the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify its executive compensation program accordingly when they go into effect.

Tax Considerations

Internal Revenue Code Section 162(m) limits the Company’s federal income tax deduction for compensation in excess of one million dollars paid annually to any NEO except for the Chief Financial Officer. However, performance-based compensation can be excluded from the limitation so long as it meets certain requirements. The Committee has taken steps that are designed to conform with the requirements under Section 162(m) so that payments under the annual incentive program and compensation attributable to SARs and RSUs granted in 2013 may qualify as deductible compensation under Section 162(m). For these purposes, payments under the Individual Plan and the vesting of RSUs granted in 2013 are conditioned on achieving earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $988 million for 2013, a threshold established to support our compensation objectives with a meaningful level of cash flow. Actual EBITDA of $1,209 million exceeded the threshold. (See the section of the Company’s Annual Report on Form 10-K for fiscal year 2013 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of 2013 EBITDA.) Although the Committee designed certain awards to satisfy those requirements, because deductibility under Section 162(m) is determined under a set of standards which may be subject to different interpretations in application, we cannot be certain that compensation intended by the Committee to satisfy the deductibility requirements under Section 162(m) will in fact be deductible.

We also provide other elements of compensation for 2013 that are not intended to satisfy the requirements under Section 162(m), and we preserve the ability to manage our compensation programs to meet the objectives of our executive compensation philosophy and a variety of other corporate objectives, such as equity dilution management, workforce planning, and customer satisfaction. For this reason, the Committee has discretion to make awards of compensation which will not qualify for the performance-based exception when appropriate.

Risk Considerations

The Committee considered risk in determining 2013 NEO compensation and believes that the following aspects of NEO pay discourage unreasonable or excessive risk-taking by executives:

•

Base salary levels are commensurate with the executives’ responsibilities (and the external market) so that the executives are not motivated to take excessive risks to achieve an appropriate level of financial security.

•	Annual cash incentive plans include a diverse mix of corporate and individual performance metrics.

•	Annual cash incentive opportunities are capped so that no payout exceeds a specified percentage of salary, thereby moderating the impact of short-term incentives.

•

The Committee and the Board have discretion to decrease annual cash incentive payouts, for example, if they believe the operational or financial results giving rise to those payouts are unsustainable or if they believe the payout would unfairly reward the NEOs for events that are unrelated to their performance.

•	The mix of short—and long-term incentives is balanced so that at least 50% of total pay opportunity is in the form of long-term equity awards.

•	Annual stock awards are generally granted as an equal mix of SARs and RSUs that generally vest over 4 years which together encourage the NEOs to focus on sustained stock price performance.

•

The Committee reviews and compares total compensation and each element of compensation to external market data to confirm that compensation is within an acceptable range relative to the external market also taking into consideration the Company’s relative performance.

•	The NEOs are subject to clawback provisions (as discussed above).

•	Stock ownership guidelines align the long-term interests of NEOs with the interests of shareholders.

•	All associates and directors are prohibited from engaging in hedging or derivative transactions related to Marriott stock or securities.

•	The NEOs are prohibited from holding Company stock in margin accounts or pledging such stock as collateral for loans.

Executive Compensation Tables and Discussion

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in fiscal years 2011, 2012 and 2013 to our Executive Chairman, Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option/ SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
J.W. Marriott, Jr.	2013	3,000,000		0	0	0	399,276	245,108	3,644,384
Executive Chairman	2012	2,576,319		0	0	0	459,119	248,598	3,284,036
	2011	1,304,876		2,920,770	3,000,022	2,290,578	198,667	379,600	10,094,513

Arne M. Sorenson	2013	1,200,000		2,859,502	3,000,005	1,910,400	56,052	132,661	9,158,620
President and Chief Executive Officer	2012 2011	1,151,958 1,007,831		2,634,217 1,947,127	2,750,034 2,000,014	1,947,618 1,253,540	59,915 24,764	92,659 94,765	8,636,401 6,328,041

Robert J. McCarthy	2013	849,750		1,310,649	1,375,028	950,104	65,347	64,866	4,615,744
Chief Operations Officer	2012	804,403		1,197,420	1,250,011	994,647	69,892	58,128	4,374,501
	2011	742,613		973,643	1,000,007	782,192	27,962	56,007	3,582,424

Anthony G. Capuano	2013	643,750		1,634,879	800,043	896,035	11,959	41,545	4,028,211
Executive Vice President and Global Chief Development Officer	2012	625,000		1,563,413	800,048	924,375	13,383	37,311	3,963,530
	2011	583,481		1,363,211	625,060	839,396	5,684	53,296	3,470,128

Carl T. Berquist	2013	721,000		834,090	875,028	686,968	41,640	54,020	3,212,746
Executive Vice President and Chief Financial Officer	2012	700,000		838,220	875,017	761,740	41,285	53,432	3,269,694
	2011	678,038	250,000	851,977	875,046	727,739	16,093	51,727	3,450,620

David J. Grissen	2013	566,566		834,090	875,028	519,768	69,453	45,023	2,909,928
Group President	2012	550,064		1,436,930	450,010	616,072	76,593	37,395	3,167,064

(1)	This column reports all amounts earned as salary during the fiscal year, whether paid or deferred under certain Company employee benefit plans. Messrs. Marriott and Sorenson did not receive base salary increases for 2013; the amounts reported reflect full year salaries that were last increased in 2012.
(2)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in the fiscal year as determined in accordance with accounting guidance for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-Ks for fiscal years 2011 through 2013. For additional information on 2013 awards, see the Grants of Plan-Based Awards for Fiscal 2013 table, below.
(3)	This column reports all amounts earned under the Company’s Incentive Plan and Individual Plan during the fiscal year, which were paid in February of the following fiscal year unless deferred under certain Company employee benefit plans.
(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed below under “Nonqualified Deferred Compensation for Fiscal year 2013.”

(5)	All Other Compensation consists of the following:

•	Company contributions to the Company’s qualified 401(k) plan

•	Company contributions to the Company’s non-qualified Executive Deferred Compensation Plan

•	Perquisites and personal benefits including:

–	Personal use of the Company jet

–	Spousal accompaniment while on business travel

–	Rooms, food and beverages at Company-owned, operated or franchised hotels while on personal travel and use of other hotel-related services such as golf and spa facilities at Company-managed properties.

The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each NEO for the fiscal year. The following table identifies the total amount the Company contributed to each NEO’s qualified 401(k) plan and non-qualified EDC for fiscal year 2013. It also specifies values for perquisites and personal benefits for each NEO that comprise more than the greater of a) 10% of his aggregate perquisites or personal benefits or b) $25,000.

Name	Company Contributions to the 401(k) Plan ($)	Company Contributions to the Executive Deferred Compensation Plan ($)	Personal Use of the Company Jet ($)	Other ($)
Mr. Marriott	7,013	92,550	145,545	—
Mr. Sorenson	7,013	96,978	—	28,670
Mr. McCarthy	7,013	57,853	—	—
Mr. Capuano	7,013	11,215	—	23,317
Mr. Berquist	7,013	47,007	—	—
Mr. Grissen	7,013	38,010	—	—

The value of the personal use of the Company jet is the sum of:

•	allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) such as landing fees, crew costs and other related items, and

•

the product of (i) all other costs of maintaining and flying the jet for the billable year other than certain fixed expenses such as pilot compensation, management fee and hangar rental costs, multiplied by (ii) a fraction the numerator of which is the individual’s personal flight hours on the jet for the billable year and the denominator of which is the total flight hours of the jet for the billable year.

Although amounts are reported for aircraft use during the Company’s fiscal year, incremental cost is calculated on the basis of a December 1 through November 30 billable year, which reflects the contract service period used for billing by a third-party aircraft management company.

Grants of Plan-Based Awards for Fiscal 2013

The following table shows the plan-based awards granted to the NEOs in 2013.

Name	Award Type	Grant Date(1)	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: (Number of Shares of Stock or Units) (#)	All Other Option/ SAR Awards: (Number of Securities Underlying Options/ SARs) (#)	Exercise or Base Price ($/sh)	Closing Price on Grant Date ($/sh)(3)	Grant Date Fair Value of Stock/Option/ SAR Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)
Mr. Marriott	Incentive Plan			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Individual Plan			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	RSU			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	SAR			n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Mr. Sorenson	Incentive Plan			225,000	900,000	1,368,000	—	—	—	—	—
	Individual Plan			112,500	600,000	912,000	—	—	—	—	—
	RSU	2/22/13	2/14/13	—	—	—	76,396	—	—	—	2,859,502
	SAR	2/22/13	2/14/13	—	—	—	—	229,008	39.27	39.49	3,000,005
Mr. McCarthy	Incentive Plan			114,716	458,865	688,298	—	—	—	—	—
	Individual Plan			57,358	305,910	458,865	—	—	—	—	—
	RSU	2/22/13	2/14/13	—	—	—	35,016	—	—	—	1,310,649
	SAR	2/22/13	2/14/13	—	—	—	—	104,964	39.27	39.49	1,375,028
Mr. Capuano	Incentive Plan			12,070	48,281	96,563	—	—	—	—	—
	Individual Plan			259,512	434,531	869,063	—	—	—	—	—
	RSU	2/22/13	2/14/13	—	—	—	20,372	—	—	—	762,524
	RSU(5)	2/22/13	2/14/13	—	—	—	23,539	—	—	—	872,355
	SAR	2/22/13	2/14/13	—	—	—	—	61,072	39.27	39.49	800,043
Mr. Berquist	Incentive Plan			81,113	324,450	497,490	—	—	—	—	—
	Individual Plan			40,556	216,300	331,660	—	—	—	—	—
	RSU	2/22/13	2/14/13	—	—	—	22,284	—	—	—	834,090
	SAR	2/22/13	2/14/13	—	—	—	—	66,796	39.27	39.49	875,028
Mr. Grissen	Incentive Plan			33,994	135,976	203,964	—	—	—	—	—
	Individual Plan			33,994	203,964	504,244	—	—	—	—	—
	RSU	2/22/13	2/14/13	—	—	—	22,284	—	—	—	834,090
	SAR	2/22/13	2/14/13	—	—	—	—	66,796	39.27	39.49	875,028

(1)	“Grant Date” applies to equity awards reported in the All Other Stock Awards and All Other Option/SAR Awards columns. The Board approved the annual stock awards at its February 14, 2013 meeting. Pursuant to the Company’s equity compensation grant procedures described in the CD&A, the grant date of these awards was February 22, 2013, the second trading day following the release of the Company’s 2012 earnings.
(2)	The amounts reported in these columns include potential payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Company’s annual cash incentive plans.
(3)	This column represents the final closing price of the Company’s Class A common stock on the NYSE on the date of grant. However, pursuant to the Company’s equity compensation grant procedures, the awards were granted with an exercise or base price equal to the average of the high and low stock price of the Company’s Class A common stock on the applicable exchange on the date of grant.
(4)	The value reported for Stock Awards and Option/SAR awards is the aggregate grant date fair value of the awards granted in 2013 as determined in accordance with accounting standards for share-based payments, although the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards. The assumptions for making the valuation determinations are set forth in the footnotes captioned “Share-Based Compensation” to our financial statements in each of the Company’s Forms 10-K for the fiscal year 2013.
(5)	This award vests in full following the completion of three years of service or upon death or disability.

The Grants of Plan-Based Awards table reports the dollar value of cash-based annual incentive program awards, including both Incentive Plan and Individual Plan awards (at their threshold, target and maximum achievement levels) and the number and grant date fair value of RSUs and SARs granted under the Stock Plan to each NEO during the 2013 fiscal year. With regard to cash incentives, this table reports the range of potential amounts that could have been earned by the executive under the Incentive Plan and the Individual Plan for 2013, whereas the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table reports the actual value earned by the executive for 2013 under both plans.

Annual SAR and RSU grants under the Stock Plan typically vest 25% on each of the first 4 anniversaries of their grant date, contingent on continued employment with the Company. As described in the discussion of Stock Awards in the CD&A, Mr. Capuano received an additional grant of RSUs with 3-year cliff-vesting based on continued employment. Even when vested, an executive may lose the right to exercise or receive a distribution of any outstanding stock awards if the executive terminates employment due to serious misconduct as defined in the

Stock Plan, or if the Committee determines that the executive has engaged in competition with the Company or has engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. In addition, under the terms of their RSU awards, NEOs do not receive an accelerated distribution of shares upon retirement from the Company, but must continue to wait for the scheduled distribution dates following retirement as specified in their awards. The Company believes that these provisions serve its objectives of retention and aligning the executives’ long-term interests to those of the Company. These awards do not offer dividend or voting rights until they vest (in the case of RSUs) or are exercised (in the case of SARs) and shares are issued to the grantee.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table shows information about outstanding Company options, SARs, RSUs and DSB awards at December 31, 2013, our fiscal year-end. This table also includes Marriott Vacations Worldwide (“MVW”) stock awards resulting from adjustments to the Company stock awards for the spin-off of the Company’s timeshare business in 2011, and reflects adjustments to the Exercise Price of options and SARs resulting from the spin-off. The Intrinsic Value and Market Value figures for the Company stock awards are based on the closing price as of December 31, 2013 of the Company’s Class A common stock, which was $49.35. The Intrinsic Value and Market Value figures for the MVW stock awards are based on the closing price of MVW’s common stock (traded on the New York Stock Exchange under ticker symbol VAC) as of December 31, 2013, which was $52.76. The reported Grant Dates for the MVW stock awards are the same as the grant dates for the related Company stock awards, as explained in the CD&A above.

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/SARs: Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Marriott	11/4/99	MAR Options	600,000	—		15.6259	11/4/14	20,235,060	—	—		—
	11/4/99	MVW Options	60,000	—		9.5225	11/4/14	2,594,250	—	—		—
	2/10/05	MAR Options	246,000	—		30.3127	2/10/15	4,683,422	—	—		—
	2/10/05	MVW Options	24,600	—		18.4727	2/10/15	843,468	—	—		—
	2/19/08	MAR SARs	447,304	—		33.4986	2/19/18	7,090,842	—	—		—
	2/19/08	MVW SARs	44,730	—		20.4142	2/19/18	1,446,828	—	—		—
	2/16/10	MAR SARs	208,941	69,647	(1)	25.4397	2/16/20	4,996,051	1,665,350	—		—
	2/16/10	MVW SARs	20,892	6,966	(1)	15.5031	2/16/20	778,371	259,532	—		—
	2/17/11	MAR SARs	95,118	95,118	(1)	38.4942	2/17/21	1,032,677	1,032,677	—		—
	2/17/11	MVW SARs	9,510	9,513	(1)	23.4585	2/17/21	278,657	278,745	—		—
		MAR RSUs	—	—		—		—	—	63,361	(2)	3,126,929
		MVW RSUs	—	—		—		—	—	6,336.1	(2)	334,293

Mr. Sorenson	2/5/04	MAR Options	197,640	—		21.4998	2/5/14	5,504,511	—	—		—
	4/29/04	MAR Options	300,000	—		22.4329	4/29/14	8,075,430	—	—		—
	11/4/99	MAR Options	150,000	—		15.6259	11/4/14	5,058,765	—	—		—
	2/10/05	MAR Options	147,600	—		30.3127	2/10/15	2,810,053	—	—		—
	2/13/06	MAR SARs	133,600	—		32.4853	2/13/16	2,253,258	—	—		—
	2/13/06	MVW SARs	13,360	—		19.7967	2/13/16	440,390	—	—		—
	2/12/07	MAR SARs	88,400	—		46.2137	2/12/17	277,337	—	—		—
	2/12/07	MVW SARs	8,840	—		28.1628	2/12/17	217,439	—	—		—
	2/19/08	MAR SARs	143,916	—		33.4986	2/19/18	2,281,414	—	—		—
	2/19/08	MVW SARs	14,391	—		20.4142	2/19/18	465,488	—	—		—
	2/17/09	MAR SARs	187,008	—		13.8085	2/17/19	6,646,732	—	—		—
	2/17/09	MVW SARs	18,700	—		8.415	2/17/19	829,252	—	—		—
	2/16/10	MAR SARs	116,280	38,760	(1)	25.4397	2/16/20	2,780,406	926,802	—		—
	2/16/10	MVW SARs	11,628	3,876	(1)	15.5031	2/16/20	433,223	144,408	—		—
	2/17/11	MAR SARs	63,412	63,412	(1)	38.4942	2/17/21	688,451	688,451	—		—
	2/17/11	MVW SARs	6,340	6,342	(1)	23.4585	2/17/21	185,772	185,830	—		—
	2/21/12	MAR SARs	56,307	168,921	(1)	34.67	2/21/22	826,643	2,479,929	—		—
	2/22/13	MAR SARs	—	229,008	(1)	39.27	2/22/23	—	2,308,630	—		—
		MAR RSUs	—	—		—		—	—	175,193	(3)	8,645,950
		MVW RSUs	—	—		—		—	—	3,930.7	(3)	207,384

Mr. McCarthy	2/10/05	MAR Options	25,720	—		30.3127	2/10/15	489,665	—	—		—
	2/13/06	MAR SARs	57,192	—		32.4853	2/13/16	964,583	—	—		—
	2/12/07	MAR SARs	37,300	—		46.2137	2/12/17	117,021	—	—		—

Name	Grant Date	Award Type	Option/SAR Awards							Stock Awards
			Number of Securities Underlying Unexercised Options/SARs: Exercisable/ Unexercisable (#)			Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Option/SAR Intrinsic Value: ($) Exercisable/ Unexercisable		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	2/12/07	MVW SARs	3,730	—		28.1628	2/12/17	91,748	—	—		—
	2/19/08	MAR SARs	62,236	—		33.4986	2/19/18	986,590	—	—		—
	2/19/08	MVW SARs	6,223	—		20.4142	2/19/18	201,288	—	—		—
	2/17/09	MAR SARs	78,744	—		13.8085	2/17/19	2,798,759	—	—		—
	2/17/09	MVW SARs	1,970	—		8.415	2/17/19	87,360	—	—		—
	2/16/10	MAR SARs	63,591	21,197	(1)	25.4397	2/16/20	1,520,543	506,848	—		—
	2/16/10	MVW SARs	2,119	2,121	(1)	15.5031	2/16/20	78,947	79,022	—		—
	2/17/11	MAR SARs	31,706	31,706	(1)	38.4942	2/17/21	344,226	344,226	—		—
	2/17/11	MVW SARs	3,170	3,171	(1)	23.4585	2/17/21	92,886	92,915	—		—
	2/21/12	MAR SARs	25,594	76,782	(1)	34.67	2/21/22	375,746	1,127,237	—		—
	2/22/13	MAR SARs	—	104,964	(1)	39.27	2/22/23	—	1,058,142	—		—
		MAR DSB	—	—		—	—	—	—	266	(4)	13,127
		MVW DSB	—	—		—	—	—	—	26.6	(4)	1,403
		MAR RSUs	—	—		—	—	—	—	82,407	(5)	4,066,868
		MVW RSUs	—	—		—	—	—	—	2,034.9	(5)	107,361

Mr. Capuano	2/19/08	MAR SARs	25,300	—		33.4986	2/19/18	401,066	—	—		—
	8/7/08	MAR SARs	4,092	—		25.8827	8/7/18	96,032	—	—		—
	2/17/11	MAR SARs	19,818	19,818	(1)	38.4942	2/17/21	215,160	215,160	—		—
	2/17/11	MVW SARs	—	1,983	(1)	23.4585	2/17/21	—	58,105	—		—
	2/21/12	MAR SARs	16,381	49,143	(1)	34.67	2/21/22	240,489	721,468	—		—
	2/22/13	MAR SARs	—	61,072	(1)	39.27	2/22/23	—	615,667	—		—
		MAR RSUs	—	—		—	—	—	—	123,643	(6)	6,101,906
		MVW RSUs	—	—		—	—	—	—	3,821.3	(6)	201,612

Mr. Berquist	2/10/05	MAR Options	40,240	—		30.3127	2/10/15	766,101	—	—		—
	2/10/05	MVW Options	4,024	—		18.4727	2/10/15	137,972	—	—		—
	2/13/06	MAR SARs	18,112	—		32.4853	2/13/16	305,472	—	—		—
	2/13/06	MVW SARs	1,811	—		19.7967	2/13/16	59,697	—	—		—
	2/12/07	MAR SARs	11,976	—		46.2137	2/12/17	37,572	—	—		—
	2/12/07	MVW SARs	1,197	—		28.1628	2/12/17	29,443	—	—		—
	2/19/08	MAR SARs	35,008	—		33.4986	2/19/18	554,961	—	—		—
	2/19/08	MVW SARs	3,500	—		20.4142	2/19/18	113,210	—	—		—
	3/3/08	MAR SARs	14,188	—		32.1507	3/3/18	244,038	—	—		—
	3/3/08	MVW SARs	1,418	—		19.5928	3/3/18	47,031	—	—		—
	8/7/08	MAR SARs	60,232	—		25.8827	8/7/18	1,413,543	—	—		—
	8/7/08	MVW SARs	6,023	—		15.773	8/7/18	222,773	—	—		—
	2/16/10	MAR SARs	54,507	18,169	(1)	25.4397	2/16/20	1,303,333	434,444	—		—
	2/16/10	MVW SARs	5,448	1,819	(1)	15.5031	2/16/20	202,976	67,770	—		—
	2/17/11	MAR SARs	27,744	27,744	(1)	38.4942	2/17/21	301,211	301,211	—		—
	2/17/11	MVW SARs	2,774	2,774	(1)	23.4585	2/17/21	81,282	81,282	—		—
	2/21/12	MAR SARs	17,916	53,748	(1)	34.67	2/21/22	263,025	789,074	—		—
	2/22/13	MAR SARs	—	66,796	(1)	39.27	2/22/23	—	673,370	—		—
		MAR RSUs	—	—		—	—	—	—	58,876	(7)	2,905,589
		MVW RSUs	—	—		—	—	—	—	1,766.2	(7)	93,185

Mr. Grissen	11/4/99	MAR Options	22,400	—		15.6259	11/4/14	755,442	—	—		—
	2/10/05	MAR Options	9,840	—		30.3127	2/10/15	187,337	—	—		—
	2/10/05	MVW Options	984	—		18.4727	2/10/15	33,739	—	—		—
	4/27/00	MAR Options	16,000	—		15.0024	4/27/15	549,578	—	—		—
	4/27/00	MVW Options	1,600	—		9.1426	4/27/15	69,788	—	—		—
	2/12/07	MAR SARs	14,640	—		46.2137	2/12/17	45,930	—	—		—
	2/12/07	MVW SARs	1,464	—		28.1628	2/12/17	36,010	—	—		—
	2/19/08	MAR SARs	23,360	—		33.4986	2/19/18	370,312	—	—		—
	2/19/08	MVW SARs	2,336	—		20.4142	2/19/18	75,560	—	—		—
	8/7/08	MAR SARs	28,912	—		25.8827	8/7/18	678,515	—	—		—
	8/7/08	MVW SARs	2,891	—		15.773	8/7/18	106,929	—	—		—
	2/16/10	MAR SARs	72,675	24,225	(1)	25.4397	2/16/20	1,737,754	579,251	—		—
	2/16/10	MVW SARs	7,266	2,424	(1)	15.5031	2/16/20	270,709	90,311	—		—
	2/17/11	MAR SARs	19,818	19,818	(1)	38.4942	2/17/21	215,160	215,160	—		—
	2/17/11	MVW SARs	1,980	1,983	(1)	23.4585	2/17/21	58,017	58,105	—		—
	2/21/12	MAR SARs	—	35,972	(8)	34.67	2/21/22	—	528,105	—		—
	2/22/13	MAR SARs	—	66,796	(1)	39.27	2/22/23	—	673,370	—		—
		MAR RSUs	—	—		—		—	—	62,387	(9)	3,078,861
		MVW RSUs	—	—		—		—	—	765.2	(9)	40,372

(1)	The SARs are exercisable in 25% annual increments beginning one year from the grant date.

(2)	These 44,996 MAR RSUs and 4,499.6 MVW RSUs are scheduled to vest on February 15, 2014; 18,365 MAR RSUs and 1,836.5 MVW RSUs vest on February 15, 2015.

(3)	These RSUs are scheduled to vest as follows:

•	65,993 MAR and 2,706.4 MVW on February 15, 2014.
•	51,172 MAR and 1,224.3 MVW on February 15, 2015.
•	38,929 MAR on February 15, 2016.
•	19,099 MAR on February 15, 2017.

(4)	These DSB units are scheduled to vest as follows:

•	37 MAR and 3.7 MVW on January 2, 2014.
•	38 MAR and 3.8 MVW on each of January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 2, 2019.
•	39 MAR and 3.9 MVW on January 2, 2020.

(5)	These RSUs are scheduled to vest as follows:

•	31,995 MAR and 1,422.7 MVW on February 15, 2014.
•	23,890 MAR and 612.2 MVW on February 15, 2015.
•	17,768 MAR on February 15, 2016.
•	8,754 MAR on February 15, 2017.

(6)	These RSUs are scheduled to vest as follows:

•	45,249 MAR and 3,438.7 MVW on February 15, 2014.
•	38,900 MAR and 382.6 MVW on February 15, 2015.
•	34,401 MAR on February 15, 2016.
•	5,093 MAR on February 15, 2017.

(7)	These RSUs are scheduled to vest as follows:

•	24,186 MAR and 1,230.5 MVW on February 15, 2014.
•	17,238 MAR and 535.7 MVW on February 15, 2015.
•	11,881 MAR on February 15, 2016.
•	5,571 MAR on February 15, 2017.

(8)	The SARs become 100% exercisable on February 21, 2015.
(9)	These RSUs are scheduled to vest as follows:

•	20,214 MAR and 382.6 MVW on each of February 15, 2014 and February 15, 2015.
•	16,388 MAR on February 15, 2016.
•	5,571 MAR on February 15, 2017.

SARs and RSUs are described above in the discussion of Grants of Plan-Based Awards for Fiscal 2013. Option awards were last granted to NEOs in 2005, and executives derive value from their options based on the appreciation in the value of the underlying shares of Company stock from the grant date until exercise. The DSBs reported for Mr. McCarthy are restricted stock units that are distributed in shares when vested.

Option and SAR Exercises and Stock Vested During Fiscal 2013

The following table shows information about Option and SAR exercises and vesting of RSU and DSB awards during fiscal year 2013. MVW options and SARs resulted from adjustments to the Company options to reflect the spin-off of the timeshare business.

	Option/SAR Awards				Stock Awards
Name	Award Type	Exercise Date	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Mr. Marriott	MAR Option	11/7/13	18,604	456,049	MAR RSU	2/15/13	44,996	1,864,184
	MAR Option	11/8/13	100,000	2,450,020	MVW RSU	2/15/13	4,499.6	210,491
	MAR Option	11/11/13	150,000	3,686,850
	MAR Option	11/13/13	125,000	3,120,175
	MAR Option	11/14/13	150,000	3,793,110
	MAR Option	11/15/13	115,196	2,981,031

Mr. Sorenson	MAR Option	1/28/13	320,000	8,244,032	MAR RSU	2/15/13	63,106	2,614,482
	MVW Option	1/28/13	58,764	1,902,370	MVW RSU	2/15/13	4,327.6	202,445
	MVW Option	10/24/13	29,760	1,072,505	MAR RSU	5/15/13	16,248	716,537
	MAR Option	11/4/13	90,000	2,902,734	MVW RSU	5/15/13	1,624.8	74,936

Mr. McCarthy	MVW Option	4/25/13	6,588	215,014	MAR DSB	1/2/13	39	1,512
	MAR Option	5/7/13	65,880	1,446,514	MVW DSB	1/2/13	3.9	168
	MVW Option	9/27/13	2,572	65,682	MAR RSU	2/15/13	30,067	1,245,676
	MVW SAR	9/27/13	5,719	138,476	MVW RSU	2/15/13	2,105.3	98,486
					MAR RSU	5/15/13	8,124	358,268
					MVW RSU	5/15/13	812.4	37,468

Mr. Capuano	MVW SAR	4/25/13	1,593	39,982	MAR RSU	2/15/13	35,612	1,475,405
	MAR SAR	5/15/13	20,000	369,346	MVW RSU	2/15/13	2,984.3	139,606
					MAR RSU	5/15/13	5,416	238,846
					MVW RSU	5/15/13	541.6	24,979

Mr. Berquist	MVW Option	10/10/13	5,932	201,379	MAR RSU	2/15/13	18,615	771,219
	MAR Option	11/4/13	23,340	571,835	MVW RSU	2/15/13	1,230.5	57,563
	MAR Option	11/6/13	35,980	882,586	MAR RSU	5/15/13	5,416	238,846
					MVW RSU	5/15/13	541.6	24,979

Mr. Grissen	MAR Option	3/28/13	15,000	431,792	MAR RSU	2/15/13	14,643	606,659
	MAR Option	5/15/13	15,000	465,036	MVW RSU	2/15/13	382.6	17,898
	MVW Option	5/15/13	3,000	114,137	MAR RSU	3/15/13	9,981	401,635
	MVW Option	8/26/13	4,876	163,509	MVW RSU	3/15/13	998.1	42,799
	MAR Option	11/4/13	26,360	637,045

(1)	For SARs that were exercised, the number of shares in this column reflects the nominal number of shares that were subject to SARs. The number of shares actually delivered under the SARs was lower and represented the value realized on exercise divided by the stock price on the day of exercise.
(2)	The value realized upon exercise is based on the current trading price at the time of exercise.
(3)	The value realized upon vesting is based on the average of the high and low stock price on the vesting date.

The following tables include additional information regarding the value realized by the NEOs in 2013 on the exercise or vesting of Marriott stock awards reported in the table above.

	2013 Option/SAR Exercises
	Grant Date	Grant Term	Exercise Date	Number of Shares Exercised	Exercise Price ($)	Average Market Value at Exercise ($)	Stock Price Increase from Grant to Exercise Date (%)	Value Realized Upon Exercise ($)
Mr. Marriott	2/5/04	10 years	11/7/13	18,604	21.50	46.01	114	456,049
	2/5/04	10 years	11/8/13	100,000	21.50	46.00	114	2,450,020
	2/5/04	10 years	11/11/13	150,000	21.50	46.08	114	3,686,850
	2/5/04	10 years	11/13/13	125,000	21.50	46.46	116	3,120,175
	2/5/04	10 years	11/14/13	150,000	21.50	46.79	118	3,793,110
	2/5/04	10 years	11/15/13	115,196	21.50	47.38	120	2,981,031

Mr. Sorenson	2/6/03	10 years	1/28/13	320,000	14.24	40.00	181	8,244,032
	11/5/98	15 years	11/4/13	90,000	13.30	45.55	242	2,902,734

Mr. McCarthy	2/5/04	10 years	5/7/13	65,880	21.50	43.46	102	1,446,514

Mr. Capuano	8/7/08	10 years	5/15/13	20,000	25.88	44.35	71	369,346

Mr. Berquist	2/5/04	10 years	11/4/13	23,340	21.50	46.00	114	571,835
	2/5/04	10 years	11/6/13	35,980	21.50	46.03	114	882,586

Mr. Grissen	11/5/98	15 years	3/28/13	15,000	13.30	42.09	216	431,792
	11/5/98	15 years	5/15/13	15,000	13.30	44.30	233	465,036
	2/5/04	10 years	11/4/13	26,360	21.50	45.67	112	637,045

	2013 Restricted Stock and Restricted Stock Unit Award Vesting
	Grant Date	Vesting Date	Number of Shares Vested	Average Market Value at Grant ($)	Average Market Value at Vesting ($)	Stock Price Increase/Decrease from Grant to Vesting Date (%)	Value Realized Upon Vesting ($)
Mr. Marriott	2/16/10	2/15/13	26,631	26.99	41.43	54	1,103,322
	2/17/11	2/15/13	18,365	40.84	41.43	1	760,862

Mr. Sorenson	2/17/09	2/15/13	16,212	14.65	41.43	183	671,663
	2/16/10	2/15/13	14,821	26.99	41.43	54	614,034
	2/17/11	2/15/13	12,243	40.84	41.43	1	507,227
	2/21/12	2/15/13	19,830	34.67	41.43	19	821,557
	5/1/09	5/15/13	16,248	23.08	44.10	91	716,537

Mr. McCarthy	2/17/09	2/15/13	6,826	14.65	41.43	183	282,801
	2/16/10	2/15/13	8,105	26.99	41.43	54	335,790
	2/17/11	2/15/13	6,122	40.84	41.43	1	253,634
	2/21/12	2/15/13	9,014	34.67	41.43	19	373,450
	5/1/09	5/15/13	8,124	23.08	44.10	91	358,268

Mr. Capuano	8/7/08	2/15/13	2,277	27.46	41.43	51	94,336
	2/16/10	2/15/13	23,740	26.99	41.43	54	983,548
	2/17/11	2/15/13	3,826	40.84	41.43	1	158,511
	2/21/12	2/15/13	5,769	34.67	41.43	19	239,010
	5/1/09	5/15/13	5,416	23.08	44.10	91	238,846

Mr. Berquist	2/16/10	2/15/13	6,948	26.99	41.43	54	287,856
	2/17/11	2/15/13	5,357	40.84	41.43	1	221,941
	2/21/12	2/15/13	6,310	34.67	41.43	19	261,423
	5/1/09	5/15/13	5,416	23.08	44.10	91	238,846

Mr. Grissen	2/17/11	2/15/13	3,826	40.84	41.43	1	158,511
	2/21/12	2/15/13	10,817	34.67	41.43	19	448,148
	3/12/09	3/15/13	9,981	15.03	40.24	168	401,635

Nonqualified Deferred Compensation for Fiscal Year 2013

The following table discloses contributions, earnings, distributions and balances under the EDC for the 2013 fiscal year.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Marriott	180,000	92,550	1,069,429	—	20,906,903
Mr. Sorenson	190,703	96,979	149,939	—	3,013,457
Mr. McCarthy	234,172	57,853	174,670	—	3,487,363
Mr. Capuano	19,313	11,215	32,058	—	638,257
Mr. Berquist	296,548	47,008	111,197	—	2,284,771
Mr. Grissen	205,724	38,010	185,785	—	3,691,959

(1)	The amounts in this column consist of elective deferrals by the NEOs of salary for the 2013 fiscal year and non-equity incentive plan compensation for 2012 (otherwise payable in 2013) under the EDC. The following table indicates the portion of each executive’s 2013 elective contributions that was attributable to 2013 salary that is reported in the Summary Compensation Table.

Name	Amounts that relate to the contribution of Salary ($)
Mr. Marriott	180,000
Mr. Sorenson	73,846
Mr. McCarthy	84,975
Mr. Capuano	19,313
Mr. Berquist	144,200
Mr. Grissen	113,313

(2)	The amounts in this column reflect aggregate notional earnings during 2013 of each NEO’s account in the EDC. Such earnings are reported in the Summary Compensation Table only to the extent that they were credited at a rate of interest in excess of 120% of the applicable federal long-term rate. The following table indicates the portion of each executive’s aggregate earnings during 2013 that is reported in the Summary Compensation Table.

Name	Amounts Included in the Summary Compensation Table for 2013 ($)
Mr. Marriott	399,276
Mr. Sorenson	56,052
Mr. McCarthy	65,347
Mr. Capuano	11,959
Mr. Berquist	41,640
Mr. Grissen	69,453

(3)	This column includes amounts in each NEO’s total EDC account balance as of the last day of the 2013 fiscal year. The following table reports the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company’s prior-year proxy statements since we became a public company on March 27, 1998.

Name	Amounts that were reported as compensation in prior year proxy statements ($)
Mr. Marriott	12,607,323
Mr. Sorenson	2,027,186
Mr. McCarthy	2,817,896
Mr. Capuano	57,521
Mr. Berquist	734,953
Mr. Grissen	178,803

Under the EDC, participants are eligible to defer the receipt of up to 80% of their salary, bonus, non-equity incentive plan compensation and/or commissions. Such amounts are immediately vested. In addition, the NEOs may receive a discretionary Company match which is vested when made. For 2013, the NEOs will receive a discretionary match which is described in the discussion of Nonqualified Deferred Compensation Plan in the CD&A. No additional discretionary Company contribution was made for 2013.

For 2013, the Company credited participant plan accounts with a rate of return determined by the Company. The rate of return was determined largely by reference to the Company’s estimated long-term cost of borrowing and was set at 5.4% for 2013. To the extent that this rate exceeds 120% of the applicable federal long-term rate, the excess is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Executives may receive a distribution of the vested portion of their EDC accounts upon termination of employment or, in the case of deferrals by the executive (and related earnings), upon a specified future date while still employed (an “in-service distribution”), as elected by the executive. Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment; (ii) a series of annual cash installments payable over a designated term not to exceed twenty years; or (iii) five annual cash payments beginning on the sixth January following termination of employment. In-service distributions may be elected by the executive as a single lump sum cash payment or annual cash payments over a term of one to five years, in either case beginning not earlier than the third calendar year following the calendar year of the deferral. However, in the case of amounts of $10,000 or less, or when no election regarding the form of distribution is made, the distribution will be made in a lump sum. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. Typically, the NEOs are key employees.

Potential Payments Upon Termination or Change in Control

The Company does not have employment agreements or severance agreements with any of the NEOs.

Upon retirement or permanent disability (as defined in the pertinent plan), a NEO may continue to vest in and receive distributions under outstanding stock awards (with the exception of certain supplemental RSU awards granted after 2005) for the remainder of their vesting period; may exercise options and SARs for up to five years subject to the awards’ original terms; and immediately vests in the unvested portion of his EDC account. However, annual stock awards granted after 2005 provide that if the executive retires within one year after the grant date, the executive forfeits a portion of the stock award proportional to the number of days remaining within that one-year period. For these purposes, retirement means a termination of employment with retirement approval of the Committee by an executive who has attained age 55 with 10 years of service with the Company, or, for the EDC and for Stock Plan annual stock awards granted before 2006, has attained 20 years of service with the Company. In all cases, however, the Committee or its designee has the authority to revoke approved retiree status if an executive terminates employment for serious misconduct or is subsequently found to have engaged in competition with the Company or engaged in criminal conduct or other behavior that is actually or potentially harmful to the Company. A NEO who dies as an employee or approved retiree immediately vests in his EDC account, options/SARs and other stock awards. These provisions were developed based on an analysis of external market data. As of December 31, 2013, Messrs. Marriott, Sorenson, McCarthy, Berquist and Grissen met the age and service conditions for retirement eligibility. Mr. Capuano will meet those conditions if he remains employed until December 17, 2020.

Under the Stock Plan, in the event of certain transactions involving a capital restructuring, reorganization or liquidation of the Company or similar event as defined in the plan, the Company or its successor may in its discretion provide substitute equity awards under the Stock Plan or, if no similar equity awards are available, an equivalent value as determined at that time will be credited to each NEO’s account in the EDC, provided that such action does not enlarge or diminish the value and rights under the awards. If the Company or its successor does not substitute equity awards or credit the EDC accounts, the Company or its successor will provide for the awards to be exercised, distributed, canceled or exchanged for value. The intrinsic values of the vested and unvested options/SARs and unvested stock awards as of the last day of the fiscal year are indicated for each NEO in the Outstanding Equity Awards at 2013 Fiscal Year-End table.

In addition, in the event that any NEO’s employment is terminated by the Company other than for the executive’s misconduct or the executive resigns for good reason (as defined under the Stock Plan) beginning three months before and ending twelve months following a change in control of the Company, the NEO will become fully vested in all unvested equity awards under the Stock Plan and unvested balances in the EDC. In those circumstances, all options and SARs will be exercisable until the earlier of the original expiration date of the awards or 12 months (or five years for an approved retiree) following the termination of employment, and all other stock awards shall be immediately distributed following the later of the termination of employment or the change in control event, except that certain stock awards subject to the requirements of Section 409A of the Internal Revenue Code may not be distributable for six months following termination of employment if the NEO is a “specified employee” under Section 409A, which is typical. In addition, any cash incentive payments under the Incentive Plan and Individual Plan will be made immediately based on the target performance level, pro-rated based on the days worked during the year until the NEO’s termination of employment. The Company does not provide any tax gross-ups on these benefits, but instead limits the benefits to avoid adverse tax consequences to the Company. Specifically, each of these benefits is subject to a cut-back, so that the benefit will not be provided to the extent it would result in the loss of a deduction or imposition of excise taxes under the “golden parachute” excess parachute payment provisions of the Internal Revenue Code. Similar rules apply to the NEOs’ outstanding MVW stock awards.

The table below reflects the intrinsic value of unvested stock awards and incentive payments under the Incentive Plan and Individual Plan that each NEO would receive upon retirement, disability, death, or involuntary termination of employment in connection with a change in control as of December 31, 2013, the end of our fiscal-year (based on the Company’s and MVW’s closing stock prices of $49.351 and $52.76, respectively). Each of the NEOs was fully vested in their EDC accounts as of December 31, 2013.

Name	Plan	Retirement ($)	Disability ($)	Death ($)	Change in Control and Termination ($)
Mr. Marriott	Stock Plan	6,697,525	6,697,525	6,697,525	6,697,525
	Total Annual Incentive	—	—	—	—
Mr. Sorenson	Stock Plan	14,704,701	15,587,384	15,587,384	15,587,384
	Total Annual Incentive	—	1,500,000	1,500,000	1,500,000
Mr. McCarthy	Stock Plan	6,992,575	7,397,149	7,397,149	7,397,149
	Total Annual Incentive	—	764,775	764,775	764,775
Mr. Capuano	Stock Plan	—	7,913,918	7,913,918	7,913,918
	Total Annual Incentive	—	482,813	482,813	482,813
Mr. Berquist	Stock Plan	5,088,462	5,345,927	5,345,927	5,345,927
	Total Annual Incentive	—	540,750	540,750	540,750
Mr. Grissen	Stock Plan	4,477,965	5,263,535	5,263,535	5,263,535
	Total Annual Incentive	—	339,940	339,940	339,940

The benefits reported in the table above are in addition to benefits available prior to the occurrence of any termination of employment, including benefits available under then-exercisable SARs and Options and vested EDC balances, and benefits available generally to salaried employees such as benefits under the Company’s 401(k) plan, group medical and dental plans, life and accidental death insurance plans, disability programs, health and dependent care spending accounts, and accrued paid time off. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be higher or lower than reported above. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment or change in control transaction, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described above, as the Committee determines appropriate.

Director Compensation

For 2013, we paid non-employee directors compensation in the form of annual cash retainer fees and Non-Employee Director Share Awards under the Stock Plan, as follows:

Type of Fee (all fees below are annual)	Amount of Fee ($)
Board Retainer Fee	75,000
Share Award	125,000
Audit Committee Chair Fee	20,000
Other (Non-Audit) Committee Chair Fee	10,000
Audit Committee Member Retainer	10,000
Vice Chairman Fee(1)	93,750
Vice Chairman Share Award(1)	156,250

(1)	The Vice Chairman of the Board receives these fees/awards instead of the other Board fees/awards.

We pay a retainer and chair fees on a quarterly basis. However, in accordance with established Company procedures, a director may elect to defer payment of all or a portion of his or her director fees pursuant to the Stock Plan and/or the EDC. Annual retainer and chair fees that are deferred pursuant to the Stock Plan may be replaced with Director SARs having equivalent grant-date value, or credited to the director’s stock unit account in the plan, at the election of the director. We grant director SARs at fair market value, with a 10-year term, which immediately vest but cannot be exercised until one year following grant. As elected by the director, retainer and chair fees that are credited to the director’s stock unit account may be distributed in a lump sum or in one to 10 annual installments following termination of service as a Board member. Amounts deferred under the Stock Plan accrue dividend equivalents but do not provide voting rights until the stock is distributed.

The Company grants the Non-Employee Director Share Awards following the Company’s annual meeting of shareholders. A Director Share Award is a grant of stock that the director may choose to have distributed in a lump sum on the one-year anniversary of the grant or in a lump sum or one to 10 annual installments following termination of service as a Board member. Directors make their elections in the year prior to grant of the award. The annual Non-Employee Director Share Awards neither accrue dividend equivalents nor provide voting rights until the stock is distributed. The pricing practices for executive stock awards discussed in the CD&A above are followed for director stock awards.

The Company reimburses directors for travel expenses, other out-of-pocket costs they incur when attending meetings and, for one meeting per year, attendance by spouses. To encourage our directors to visit and personally evaluate our properties, the directors also receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. We report the value of these benefits to the directors as taxable compensation and do not provide the directors any gross-up to cover such taxes.

The Board of Directors believes that stock ownership by non-employee directors is essential for aligning their interests with those of shareholders. To emphasize this principle, Board stock ownership guidelines require that non-employee directors own Company stock or stock units valued at three times the combined directors’ annual cash and stock retainers, or roughly eight times the annual cash retainer. All non-employee directors who have served as directors of the Company for five years or more have met this goal.

Director Compensation for Fiscal Year 2013

The following Director Compensation Table shows the compensation we paid in 2013 to our non-employee directors. As officers, J.W. Marriott, Jr. and Arne M. Sorenson are not paid for their service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Mary Bush	85,000	125,007	—	—	210,007
Frederick A. Henderson	55,000	125,007	—	—	180,007
Lawrence W. Kellner	95,000	125,007	—	—	220,007
Debra L. Lee	85,000	125,007	1,220	2,550	213,777
John W. Marriott III	93,750	156,259	—	—	250,009
George Muñoz	95,012	125,007	1,942	2,850	224,811
Harry J. Pearce	75,000	125,007	3,009	2,250	205,266
Steven S Reinemund	85,000	125,007	554	2,550	213,111
W. Mitt Romney	75,000	125,007	—	19,898	219,905
Lawrence M. Small	85,000	125,007	3,321	14,888	228,216

(1)	This column includes any cash retainer fees that the directors elected to be deferred to their stock unit accounts in the Stock Plan, fees that the directors elected to receive as Director SARs, and fees that were deferred pursuant to the EDC, as follows:

Name	Fees Credited to Stock Unit Account in the Stock Plan ($)	Fees Elected as a Director SAR Award ($)	Fees Deferred Pursuant to the EDC ($)
Ms. Lee	—	—	5,100
Mr. Muñoz	—	89,312	5,700
Mr. Pearce	70,500	—	4,500
Mr. Reinemund	—	—	5,100
Mr. Small	—	—	5,100

Because cash retainers otherwise are paid quarterly, fees were credited to the directors’ stock unit accounts in the Stock Plan on April 10, 2013, July 10, 2013, October 10, 2013, and January 10, 2014. The number of shares credited to each director’s stock unit account was determined by dividing the dollar amount that the director elected to defer by the average of the high and low trading prices of the Company’s Class A common stock on the respective credit dates, which were $41.87, $41.72, $41.76, and $49.02, respectively. In addition, as he had elected, Mr. Muñoz received a grant of SARs on May 13, 2013, in lieu of cash payment of a portion of his annual cash retainer.

(2)	In 2013, each non-employee director was granted a Director Share Award on May 13, 2013, for 2,856 shares, except that the Vice Chairman of the Board received 3,570 shares. In accordance with the Company’s equity compensation grant procedures, the awards were determined by dividing the value of the Director Share Award by the average of the high and low prices of a share of the Company’s Class A common stock on the date the awards were granted, which was $43.77 per share. The amounts reported in the “Stock Awards” column reflect the grant-date fair value of the award, determined in accordance with accounting guidance for share-based payments.

(3)	The following table indicates the number of outstanding Company Director Options, SARs and DS held by each director at the end of 2013. This table also includes MVW stock awards and reflects adjustments made to the Company stock awards for the timeshare business spin-off.

Name	Award Type	Number of Securities Underlying Unexercised Director Options/ SARs		Number of Shares or Units of Stock That Have Not Vested (#)	Number of Shares or Units of Stock That Have Vested (#)
		Exercisable (#)	Unexercisable (#)
Ms. Bush	MAR DS	—	—	—	17,410
	MVW DS	—	—	—	1,175
Mr. Henderson	MAR DS	—	—	—	2,856
Mr. Kellner	MAR DS	—	—	—	13,068
	MVW DS	—	—	—	1,021
Ms. Lee	MAR DS	—	—	—	22,704
	MVW DS	—	—	—	1,704
Mr. Marriott III	MAR DS	—	—	—	7,772
	MVW DS	—	—	—	420
Mr. Muñoz	MAR SARs	—	11,818	—	—
	MAR DS	—	—	—	40,663
	MVW DS	—	—	—	3,320
Mr. Pearce	MAR DS	—	—	—	88,813
	MVW DS	—	—	—	7,803
Mr. Reinemund	MAR DS	—	—	—	4,586
	MVW DS	—	—	—	173
Mr. Romney	MAR Option	3,294	—	—	—
	MVW Option	329	—	—	—
	MAR DS	—	—	—	2,856
Mr. Small	MAR Option	22,202	—	—	—
	MAR SARs	17,514	—	—	—
	MVW SARs	1,750	—	—	—
	MAR DS	—	—	—	54,745
	MVW DS	—	—	—	5,134

(4)	The values reported equal the earnings credited to accounts in the EDC to the extent they were credited at a rate of interest exceeding 120% of the applicable federal long-term rate, as discussed for the NEOs under “Nonqualified Deferred Compensation for Fiscal Year 2013” above.
(5)	This column includes Company allocations made by the Company under the Executive Deferred Compensation Plan for fiscal year 2013.
(6)	The directors receive complimentary rooms, food and beverages at Company-owned, operated or franchised hotels, as well as the use of hotel-related services such as Marriott-managed golf and spa facilities, when on personal travel. The values in this column do not include perquisites and personal benefits that were less than $10,000 in aggregate for each director for the fiscal year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	18,537,977	(1)	$21.70	24,085,418	(2)
Equity compensation plans not approved by shareholders(3)	—		—	—

Total	18,537,977			24,085,418

(1)	Includes 7,904,851 shares of outstanding DSB and RSU awards, as well as DS awards to directors in the Stock Plan, that are not included in the calculation of the Weighted-Average Exercise Price column.
(2)	Consists of 13,875,684 securities available for issuance under the Stock Plan and 10,209,734 securities available for issuance under the Employee Stock Purchase Plan.
(3)	All of the Company’s equity compensation plans have been approved by shareholders.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The table below sets forth the beneficial ownership of Class A common stock by our directors, director nominees and executive officers as of January 31, 2014 (unless otherwise noted), as well as additional information about beneficial owners of more than 5 percent of the Company’s Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, and except for shares registered in the name of children sharing the same household or subject to any community property laws. Unless otherwise noted, the address for all greater than five percent beneficial owners is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.

Note on Various Marriott Family Holdings: SEC rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting of some shares. After eliminating double-counting of shares beneficially owned, J.W. Marriott, Jr. and John W. Marriott III together have an aggregate beneficial ownership of 15.2% of Marriott’s outstanding shares. The aggregate total beneficial ownership of J.W. Marriott, Jr., John W. Marriott III, and each of the “Other 5% Beneficial Owners” shown below, except for T. Rowe Price Associates, Inc., is 24.1% of outstanding shares after removing the shares counted multiple times. These individuals and entities each disclaim beneficial ownership over shares owned by other members of the Marriott family and the entities named below except as specifically disclosed in the footnotes following the table below.

Name	Shares Beneficially Owned		Percent of Class(1)	Total Equity Interest(2)
Directors and Director Nominees:
J.W. Marriott, Jr.	43,183,155	(3)(4)(5)(6)	14.3%	43,183,155
John W. Marriott III	31,684,447	(4)(5)(7)(8)	10.6%	31,688,017
Mary K. Bush	17,685	(8)	*	17,685
Frederick A. Henderson	2,856	(8)	*	2,856
Lawrence W. Kellner	30,207	(8)	*	30,207
Debra L. Lee	25,364	(8)	*	25,364
George Muñoz	49,560		*	49,560
Harry J. Pearce	94,197	(8)	*	98,120
Steven S Reinemund	22,415	(8)	*	25,271
W. Mitt Romney	10,930	(8)(9)	*	10,930
Lawrence M. Small	81,436	(8)(9)(10)	*	129,131
Arne M. Sorenson	1,126,808	(9)	*	1,126,808

Other Named Executive Officers:
Carl T. Berquist	289,108	(9)	*	289,108
Robert J. McCarthy	257,671	(9)	*	257,671
Anthony G. Capuano	142,581	(9)	*	142,581
David J. Grissen	191,630	(9)	*	191,630

All Directors, Nominees and Executive Officers as a Group (22 persons, including the foregoing)	48,406,381	(11)	16.0%	48,464,695

Other 5% Beneficial Owners:
Richard E. Marriott	39,007,081	(3)(12)	13.0%	39,007,081
Estate of Stephen G. Marriott	25,563,413	(5)(13)	8.5%	25,563,413
Stephen Blake Marriott	24,241,526	(5)(14)	8.1%	24,241,526
Deborah M. Harrison	30,523,849	(5)(15)	10.2%	30,523,849
David S. Marriott	25,666,028	(5)(16)	8.5%	25,666,028
JWM Family Enterprises, Inc.	24,227,493	(5)	8.1%	24,227,493
JWM Family Enterprises, L.P.	24,227,493	(5)	8.1%	24,227,493
T. Rowe Price Associates, Inc.	15,741,828	(17)	5.3%	15,741,828
100 E. Pratt Street Baltimore, MD 21202

*	Less than 1 percent.
(1)	Based on the number of shares outstanding (298,808,544) on January 31, 2014, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2014, as described below.
(2)	Under our Stock Plan, non-employee directors may defer their annual share awards and defer director fees into stock units. Shares in this column reflect all shares beneficially owned plus the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were not beneficially owned as of January 31, 2014. Share awards and stock units do not carry voting rights and are not transferable. Share awards and stock units are distributed at the election of the director either after the first anniversary of the grant or following retirement as a director.
(3)	Includes the following 13,932,375 shares that both J.W. Marriott, Jr. and his brother Richard E. Marriott report as beneficially owned: (a) 4,062,528 shares held by trusts for the benefit of their children and grandchildren, for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (b) 4,693,603 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, John W. Marriott III, and Deborah M. Harrison serve as co-trustees; and (c) 5,176,244 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr., and for which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees.
(4)	Includes the following 289,575 shares that both J.W. Marriott, Jr. and his son John W. Marriott III report as beneficially owned: (a) 49,575 shares owned by three trusts for the benefit of John W. Marriott III’s children, for which the spouses of John W. Marriott III and J.W. Marriott, Jr. serve as co-trustees; and (b) 240,000 shares owned by The JWM Generations Trust, for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees.
(5)	Includes the following 24,227,493 shares that J.W. Marriott, Jr., his children John W. Marriott III, Deborah M. Harrison, and David S. Marriott, his grandson Stephen Blake Marriott, the Estate of Stephen G. Marriott, and JWM Family Enterprises, Inc. and JWM Family Enterprises, L.P. each report as beneficially owned: (a) 9,199,999 shares owned by Thomas Point Ventures, L.P., (b) 4,200,000 shares owned by Anchorage Partners, L.P., (c) 2,904,028 shares owned by Terrapin Limited Holdings, LLC, and (d) 7,923,466 shares owned by JWM Family Enterprises, L.P. JWM Family Enterprises, Inc., a corporation in which J.W. Marriott, Jr. each of his children and his grandson, Stephen B. Marriott, is a director, is the sole general partner of JWM Family Enterprises, L.P., a limited partnership, which in turn is the sole general partner of Thomas Point Ventures, L.P. and Anchorage Partners, L.P., which also are limited partnerships, and the sole member of Terrapin Limited Holdings, LLC. The address for the corporation, the three limited partnerships and the limited liability company is 6106 MacArthur Boulevard, Suite 110, Bethesda, Maryland 20816.
(6)	Includes the following 4,733,712 shares that J.W. Marriott, Jr. reports as beneficially owned, in addition to the shares referred to in footnotes (3), (4) and (5): (a) 449,452 shares directly held; (b) 1,200,466 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2014; (c) 282,524 shares owned by J.W. Marriott, Jr.’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (d) 2,184,754 shares owned by separate trusts for the benefit of J.W. Marriott, Jr.’s children and grandchildren, in which his spouse serves as a co-trustee; (e) 41,635 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which Juliana B. Marriott (the widow of Stephen G. Marriott) and the spouse of J.W. Marriott, Jr. serve as co-trustees; (f) 199,513 shares owned by three trusts for the benefit of J.W. Marriott, Jr.’s grandchildren, for which Juliana B. Marriott and the spouse of J.W. Marriott, Jr. serve as co-trustees; (g) 51,872 shares owned by the J. Willard Marriott, Jr. Foundation, for which J.W. Marriott, Jr. and his spouse serve as trustees; and (h) 323,496 shares owned by JWM Associates Limited Partnership, in which J.W. Marriott, Jr. is a general partner.
(7)	Includes the following 7,163,179 shares that John W. Marriott III reports as beneficially owned, in addition to the shares referred to in footnote (4) and (5): (a) 657,022 shares directly held; (b) 31,550 shares owned by John W. Marriott III’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III, his spouse and Deborah M. Harrison serve as co-trustees, (d) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which John W. Marriott III and Juliana B. Marriott serve as trustees; (e) 748,814 shares owned by a trust for the benefit of Juliana B. Marriott, for which John W. Marriott III and Juliana B. Marriott are co-trustees; (f) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III, his spouse and David S. Marriott serve as co-trustees; (g) 73,852 shares owned by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse, and John W. Marriott III serve as trustees; (h) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which John W. Marriott III, David S. Marriott, and his spouse serve as trustees; (i) 20,605 shares owned by John W. Marriott III’s minor child; (j) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees; and (k) 4,693,603 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which John W. Marriott III serves as co-trustee with J.W. Marriott, Jr., Richard E. Marriott and Deborah Marriott Harrison (referenced in footnote 3(b) above).
(8)	Includes the combined numbers of shares (a) subject to non-employee director deferred share awards, and (b) in stock unit accounts of non-employee directors, and that were beneficially owned as of January 31, 2014, as follows: Ms. Bush: 17,410 shares; Mr. Henderson: 2,856 shares; Mr. Kellner: 13,068 shares; Ms. Lee: 22,704 shares; John W. Marriott III: 4,202 shares; Mr. Pearce: 85,250 shares; Mr. Reinemund: 1,730 shares; Mr. Romney: 2,856 shares; and Mr. Small: 7,049 shares.
(9)	Includes shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2014, as follows: Mr. Berquist: 174,740 shares; Mr. Capuano: 74,644 shares; Mr. Grissen: 147,399 shares; Mr. McCarthy: 228,178 shares; Mr. Romney: 3,294 shares; Mr. Small: 28,395 shares; and Mr. Sorenson: 736,397 shares.

(10)	Includes 9,907 shares held by a trust for the benefit of Mr. Small’s daughter, for which Mr. Small serves as trustee.
(11)	The 4,693,603 shares described in footnote 3(b), the 289,575 shares described in footnote (4) and the 24,227,493shares described in footnote (5) are reported as beneficially owned by each of J.W. Marriott, Jr. and John W. Marriott III, but are included only once in reporting the number of shares owned by all directors, nominees and executive officers as a group. All directors, nominees and executive officers as a group held 3,008,802 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2014. All directors, nominees and executive officers as a group, other than J.W. Marriott, Jr. and John W. Marriott III, beneficially owned an aggregate of 2,749,448 shares (including 1,804,134 Options, SARs, RSUs and non-employee director deferred share awards and deferred stock units currently exercisable or exercisable within 60 days after January 31, 2014), or one percent of our Class A common stock outstanding as of January 31, 2014.
(12)	Includes the following 25,074,706 shares that Richard E. Marriott reports as beneficially owned, in addition to the 13,971,815 shares referred to in footnote (3): (a) 18,159,295 shares directly held; (b) 285,429 shares owned by Richard E. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of these shares); (c) 1,237,859 shares owned by three trusts for the benefit of Richard E. Marriott’s children, for which his spouse serves as a co-trustee; (d) 3,419,662 shares owned by First Media, L.P., a limited partnership whose general partner is a corporation in which Richard E. Marriott is the controlling voting shareholder; (e) 303,221 shares owned by the Richard E. and Nancy P. Marriott Foundation, for which Richard E. Marriott and his spouse serve as directors and officers; (f) 1,652,240 shares held in a charitable annuity trust created by Richard E. Marriott, for which he serves as co-trustee and (g) 17,000 shares held by a trust established for the benefit of J.W. Marriott, Jr., for which Richard E. Marriott serves as trustee. Richard E. Marriott is the brother of J.W. Marriott, Jr. and is a former director and officer of the Company. His address is Host Hotels & Resorts, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(13)	Includes the following 1,335,920 shares that the Estate of Stephen G. Marriott reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 12,256 shares directly held by the estate; (b) 43,702 shares held by Juliana B. Marriott (the personal representative of the estate); (c) 41,635 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Juliana B. Marriott and the spouse of J.W. Marriott, Jr. serve as co-trustees (referenced in footnote 6(e) above); (d) 199,513 shares owned by three trusts for the benefit of Stephen G. Marriott’s children, for which Juliana B. Marriott and the spouse of J.W. Marriott, Jr. serve as co-trustees (referenced in footnote 6(f) above); and (e) 290,000 shares owned by a trust for the benefit of Stephen G. Marriott’s descendants, for which John W. Marriott III and Juliana B. Marriott serve as co-trustees (referenced in footnote (7)(d) above); and (f) 748,814 shares owned by a trust for the benefit of Juliana B. Marriott, for which John W. Marriott III and Juliana B. Marriott are co-trustees.
(14)	Includes the following 14,033 shares that Stephen Blake Marriott reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 2,318 shares directly held; (b) 4,745 shares held by two trusts for the benefit of his nephews for which Stephen Blake Marriott serves as a trustee; and (c) 6,970 shares subject to Options, SARs and RSUs currently exercisable or exercisable within 60 days after January 31, 2014.
(15)	Includes the following 6,296,356 shares that Deborah M. Harrison reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 146,684 shares directly held; (b) 63,695 shares held directly by Deborah M. Harrison’s spouse (Mrs. Harrison disclaims beneficial ownership of such shares); (c) 6,420 shares held in two trusts for the benefit of Deborah M. Harrison’s grandchildren, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (d) 472,825 shares held in six trusts for the benefit of Deborah M. Harrison’s children, for which Deborah M. Harrison, her spouse and another individual serve as co-trustees; (e) 209,210 shares held in a trust for the benefit of Deborah M. Harrison’s descendants, for which Deborah M. Harrison, her spouse and another individual serve as trustees; (f) 179,166 shares held by three trusts for the benefit of John W. Marriott III’s children, for which John W. Marriott III and Deborah M. Harrison serve as co-trustees (referenced in footnote 7(c) above); (g) 240,000 shares owned by The JWM Generations Trust, for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote 4(b) above); (h) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote 7(j) above); (i) 3,058 shares subject to RSUs held by Deborah M. Harrison currently exercisable or exercisable within 60 days after January 31, 2014; (j) 30,695 shares subject to Options, SARs and RSUs held by Deborah M. Harrison’s spouse currently exercisable or exercisable within 60 days after January 31, 2014 (Mrs. Harrison disclaims beneficial ownership of such shares) and (k) 4,693,603 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation, for which J.W. Marriott, Jr., Richard E. Marriott, John W. Marriott III, and Deborah M. Harrison serve as co-trustees (referenced in footnote 3(b) above).
(16)	Includes the following 1,438,535 shares that David S. Marriott reports as beneficially owned in addition to the shares referred to in footnote (5): (a) 614,103 shares directly held; (b) 15,418 shares held by David S. Marriott’s spouse (Mr. Marriott disclaims beneficial ownership of such shares); (c) 73,852 shares held by four trusts for the benefit of David S. Marriott’s children, for which David S. Marriott, his spouse and John W. Marriott III serve as co-trustees (referenced in footnote 7(f) above); (d) 142,565 shares owned by a trust for the benefit of David S. Marriott’s descendants, for which John W. Marriott III, David S. Marriott and his spouse serve as trustees (referenced in footnote 7(g) above); (e) 75,000 shares owned by a trust for the benefit of John W. Marriott III’s descendants, for which John W. Marriott III, his spouse and David S. Marriott serve as co-trustees (referenced in footnote 7(e) above); (f) 240,000 shares owned by The JWM Generations Trust, for which J.W. Marriott, Jr.’s spouse and each of his children serve as co-trustees (referenced in footnote 4(b) above); (g) 251,000 shares held by a life insurance trust for the benefit of J.W. Marriott, Jr., for which each of his children serve as co-trustees (referenced in footnote 7(j) above); and (h) 26,597 shares subject to Options and RSUs currently exercisable or exercisable within 60 days after January 31, 2014.

(17)	Based on a review of a Schedule 13G/A report filed on February 10, 2014, T. Rowe Price Associates, Inc. beneficially owned 15,741,828 shares as of December 31, 2013, with sole voting power as to 3,810,678 shares and sole dispositive power as to 15,741,828 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the SEC and the NASDAQ reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal year 2013.

TRANSACTIONS WITH RELATED PERSONS

JWM Family Enterprises, L.P. (“Family Enterprises”) is a Delaware limited partnership which is beneficially owned and controlled by members of the family of J.W. Marriott, Jr., the Company’s Executive Chairman and Chairman of the Board, including John W. Marriott III, the Company’s Vice Chairman of the Board, who is Chief Executive Officer of Family Enterprises, and J.W. Marriott, Jr. himself. Family Enterprises indirectly holds varying percentages of ownership in the following 16 hotels:

Location	Brand	Initial Year of Company Management
Long Beach, California	Courtyard	1994
San Antonio, Texas	Residence Inn	1994
Anaheim, California	Fairfield Inn	1996
Herndon, Virginia	SpringHill Suites	1999
Milpitas, California	Courtyard	1999
Milpitas, California	TownePlace Suites	1999
Novato, California	Courtyard	1999
Washington, D.C. (Thomas Circle)	Residence Inn	2001
West Palm Beach, Florida	Marriott	2003
Columbus, Ohio	Renaissance	2004
Charlotte, North Carolina	Marriott	2006
Dallas, Texas	Renaissance	2006
Trumbull, Connecticut	Marriott	2007
Charlotte, North Carolina	Renaissance	2007
Cleveland, Ohio	Marriott	2007
Newark, New Jersey	Renaissance	2007

Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises, and provide procurement and/or renovation services for some of these properties pursuant to contracts entered into with the ownership entities. We expect such arrangements to continue in 2014. In fiscal 2013, we received management fees of approximately $10.7 million plus reimbursement of certain expenses, and procurement and renovation services fees of approximately $261,185 from our operation of and provision of services for these hotels. The Company has no financial involvement in either the hotels listed above beyond the foregoing roles or in Family Enterprises.

Our Company was founded by J.W. Marriott, Jr.’s father, and the Board believes that the involvement of a number of Marriott family members in responsible positions of the Company makes a significant long-term contribution to the value of our corporate name and identity and to the maintenance of Marriott’s reputation for providing quality products and services. In addition to J.W. Marriott, Jr.’s service as Executive Chairman and Chairman of the Board and John W. Marriott III’s service as Vice Chairman of the Board, the Company employs a number of members of the Marriott family in management positions, including J.W. Marriott, Jr.’s children Stephen G. Marriott (deceased as of June 23, 2013), David S. Marriott, and Deborah M. Harrison, and his son-in-law (and Mrs. Harrison’s husband) Ronald T. Harrison. The Company also employs family members of other executive officers (under SEC rules, family members include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and other persons sharing the household with a director or executive officer, other than as a tenant or employee). The compensation levels of family members of our directors and executive officers are set based on reference to external market practice of similar positions and/or internal pay equity when compared to the compensation paid to non-family members in similar positions. Employed family members with total compensation for 2013 in excess of $120,000, which includes base salary, bonus, the value of stock-based awards, and other compensation, are shown in the table below.

Director / Executive Officer	Family Member	Family Member Position	Total Compensation for 2013 ($)
J.W. Marriott, Jr. and John W. Marriott III	David S. Marriott	Chief Operations Officer, Americas East	1,097,387
	Stephen G. Marriott (deceased)	Executive Vice President, Company Culture	409,267
	Ronald T. Harrison	Global Officer, Architecture and Construction	946,567
	Deborah M. Harrison	Global Officer, Marriott Culture and Business Councils	387,000

J.W. Marriott, Jr. reimbursed the Company for the cost of non-business related services provided by Company employees in the amount of $546,114 for 2013.

Policy on Transactions and Arrangements with Related Persons

The Company has adopted a written policy for approval of transactions and arrangements between the Company and the Company’s current and recent former directors, director nominees, current and recent former executive officers, greater than five percent shareholders, and their immediate family members where the amount involved exceeds $120,000. Each of the related person transactions described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the Nominating and Corporate Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under similar circumstances and the materiality of the related person’s interest in the transaction. The policy also provides that the Company’s Corporate Growth Committee, an internal management committee whose members include each of the Company’s continental Presidents, the Company’s Chief Financial Officer, Executive Vice President and General Counsel, and other executive officers responsible for lodging development and lodging operations, reviews all such transactions that involve the management, operation, ownership, purchase, sale, or lease of a hotel, timeshare property, land and/or improvements.

The Nominating and Corporate Governance Committee and the Corporate Growth Committee have considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the appropriate committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:

•

certain lodging transactions with specified maximum dollar thresholds where the Corporate Growth Committee has both approved the transaction and determined that its terms are no less favorable to the Company than those of similar contemporaneous transactions with unrelated third parties and, in some cases, where the transaction is the result of an open auction process involving at least three unrelated third-party bidders;

•

certain other lodging transactions with specified maximum dollar thresholds that are consistent with general terms and conditions that the Nominating and Corporate Governance Committee has previously approved;

•

employment and compensation relationships that are subject to Compensation Policy Committee or other specified internal management approvals and which, in the case of executive officers, are subject to required proxy statement disclosure;

•

certain transactions with other companies and certain charitable contributions that satisfy the independence criteria under both the Company’s Corporate Governance Policies and the NASDAQ corporate governance listing standards; and

•	non-lodging transactions involving less than $500,000 that are approved by at least two members of the Corporate Growth Committee for whom the transactions pose no conflict of interest.

HOUSEHOLDING

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple shareholders who share an address unless one or more of the shareholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the proxy statement and annual report from the Company’s website (www.marriott.com/investor) by clicking on “SEC Filings.” Shareholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER MATTERS

The Company’s management knows of no other matters that may be presented for consideration at the 2014 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

Any shareholder who would like a copy of our 2013 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817. The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, from the investor relations portion of our website (www.marriott.com/ investor) by clicking on “SEC Filings.”

BY ORDER OF THE BOARD OF DIRECTORS,

Bancroft S. Gordon
Secretary

Exhibit A

Marriott International, Inc.

Stock And Cash Incentive Plan

As Amended and Restated Effective January 1, 2008

Amended, May 1, 2009

Amended, May 7, 2010

Amended, November 8, 2012

Amended, February 13, 2014

A-i

MARRIOTT INTERNATIONAL, INC.

STOCK AND CASH INCENTIVE PLAN

Article 1. Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Marriott International, Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the Marriott International, Inc. Stock and Cash Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan shall become effective as of the Effective Date, as defined below, and shall remain in effect as provided in Article 1.3 hereof.

1.2 Purpose of the Plan. The purpose of the Plan is to promote and enhance the long-term growth of the Company by aligning the personal interests of Employees and Non-Employee Directors to those of Company shareholders and allowing such Employees and Non-Employee Directors to participate in the growth, development and financial success of the Company.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key individuals.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Article 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 17 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Allocation Agreement” means the Employee Benefits and Other Employment Matters Allocation Agreement by and between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and New Marriott MI, Inc. (To Be Renamed Marriott International, Inc.) dated as of September 30, 1997.

2.2 “Annual Meeting” means the annual meeting of the stockholders of the Company at which Directors are elected.

2.3 “Award” means, individually or collectively, a grant under this Plan of MI Shares, SARs, Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Deferred Stock Bonus Awards, Deferred Stock Agreements, Special Recognition Stock Awards, 1998 Conversion Awards, Other Share-Based Awards, Other Cash Performance-Based Awards, Non-Employee Director Share Awards, Stock Units, and Director SARs and Options.

2.4 “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to an Award granted under this Plan.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Beneficiary” means the person or persons designated pursuant to Article 14 hereof.

2.7 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means the Compensation Policy Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

2.10 “Company” means Marriott International, Inc., together with any and all Subsidiaries, and any successor thereto as provided in Article 20 herein.

2.11 “Current Award” means a Deferred Stock Bonus Award granted under the terms and conditions described in Article 8.2(c) hereof.

2.12 “Covered Employee” means a Participant who, as of the date of grant, vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

2.13 “Deferred Award” means a Deferred Stock Bonus Award granted under the terms and conditions described in Article 8.2(b) hereof.

2.14 “Deferred Stock” means an Award granted to a Participant as described in Article 8 herein.

2.15 “Deferred Stock Bonus Award” means a grant of a right to receive Shares on a deferred basis, pursuant to Article 8.2 hereof.

2.16 “Deferred Stock Agreement” means an Award granted to a Participant as described in Article 8.3 herein.

2.17 “Director” means any member of the Board.

2.18 “Director SAR” and “Director Option” mean, respectively, a SAR and a Nonqualified Stock Option as described in Article 12 herein.

2.19 “Disability” means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.

2.20 “Distribution” means the distribution of all the outstanding shares of capital stock of the Company as provided in the Distribution Agreement.

2.21 “Distribution Agreement” means the Distribution Agreement between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and the Company dated as of September 30, 1997.

2.22 “Distribution Date” means the date on which the Distribution shall be effected pursuant to the Distribution Agreement.

2.23 “Effective Date” means January 1, 2008, except as otherwise indicated herein.

2.24 “Employee” means any individual who is, or will become, a full-time, active, non-union employee of the Company. Any Employee who, at the request of the Company, and on the written assignment of the Company specifically referencing this provision of the Plan, becomes an employee of another employer shall continue to be treated as an Employee for all purposes hereunder during the period of such assignment. Directors who are not employed by the Company shall not be considered Employees under this Plan.

2.25 “Engaging in Competition” means (i) engaging, individually or as an employee, consultant, owner (more than five percent (5%)) or agent of any entity, in or on behalf of any business engaged in significant competition (or that transacts or cooperates with another business in activities of significant competition) with any business operated by the Company or with interests adverse to those of the Company; (ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (iii) using or disclosing confidential or proprietary information, in each case, without the approval of the Company.

2.26 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.27 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option or the base price from which appreciation in Shares is measured under a SAR.

2.28 “Fair Market Value” means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before or the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Committee.

2.29 “Fee Deferral Election” means an election made by a Non-Employee Director to defer the receipt of Fees, as described in Article 12.3 hereof.

2.30 “Fees” means all or part of any retainer and/or fees payable to a Non-Employee Director in his or her capacity as such.

2.31 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein, which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.32 “Insider” shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.33 “MI Share” means an Award granted to a Participant pursuant to Article 9A herein.

2.34 “1998 Conversion Award” means an Award made pursuant to Article 13 to reflect the effect of the Distribution on outstanding awards which were made under the Predecessor Plans and which were held by the grantee immediately before the Distribution.

2.35 “Non-Employee Director” means a Director who is not an Employee of the Company.

2.36 “Non-Employee Director Share Award” shall mean an award of Shares to a Non-Employee Director, as described in Article 12.2 herein.

2.37 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.38 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein, or a Director Option as described in Article 12 herein.

2.39 “Other Cash Performance-Based Awards” means an Other Cash Performance-Based Award, as described in Article 10 herein.

2.40 “Other Share-Based Award” means an Other Share-Based Award, as described in Article 10 herein.

2.41 “Participant” means an individual who has an outstanding Award granted under the Plan.

2.42 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.43 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

2.44 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.45 “Predecessor Plans” means the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan, the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan and the Marriott International, Inc. 1995 Non-Employee Directors’ Deferred Stock Compensation Plan.

2.46 “Restricted Stock” means an Award granted to a Participant pursuant to Article 7 herein.

2.47 “Shares” means shares of Class A Common Stock of the Company or of any successor company adopting this Plan.

2.48 “Special Recognition Stock Award” means an Award granted to a Participant pursuant to Article 9 herein.

2.49 “SAR” means a stock appreciation right Award granted to a Participant pursuant to Article 6 herein which shall be settled in Shares.

2.50 “Stock Units” means the credits to a Non-Employee Director’s Stock Unit Account, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

2.51 “Stock Unit Account” means the bookkeeping account established by the Company pursuant to Article 12.3.

2.52 “Subsidiary” means any corporation, partnership, joint venture, trust or other entity in which the Company has a controlling interest as defined in Treasury Regulation Section 1.414(c)-2(b)(2), except that the threshold interest shall be “more than fifty percent (50%)” instead of “at least eighty percent (80%).”

2.53 “Termination of Service” means termination of service as a Non-Employee Director in any of the following circumstances:

(a) Where the Non-Employee Director voluntarily resigns or retires;

(b) Where the Non-Employee Director is not re-elected (or elected in the case of an appointed Non-Employee Director) to the Board by the shareholders; or

(c) Where the Non-Employee Director dies.

With respect to any Awards that are or become subject to Section 409A of the Code, Termination of Service shall not include any event that is not within the meaning of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h).

2.54 “Year of Service” means a period of twelve (12) consecutive calendar months during which an Employee was paid for twelve hundred (1200) or more hours of work for the Company.

Notwithstanding the foregoing, solely with respect to Awards granted between December 1, 2012 and April 1, 2013 to Participants who are former employees of Gaylord Entertainment Company or its subsidiaries (“Gaylord”) who transferred employment to the Company on October 1, 2012 or on December 1, 2012, any such Participant’s service with Gaylord prior to the Participant’s date of transfer to the Company shall be taken into account in determining “Year of Service” for purposes of determining Retirement status.

Article 3. Administration

3.1 The Committee. The Plan shall be administered by the Compensation Policy Committee of the Board, or by any other committee appointed by the Board, the members of which shall be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

3.2 Authority of the Committee. Except as limited by law or by the Articles of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 17 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. As permitted by law, the Committee may delegate its authority under the Plan to a Director or Employee.

3.3 Decisions Binding. All determinations and decisions made by the Committee or its designee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all parties.

3.4 Unanimous Consent in Lieu of Meeting. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity in such event to hold a meeting.

3.5 Serious Misconduct. Notwithstanding anything to the contrary in the Plan or any Award Agreement, if a Participant terminates employment for serious misconduct, the Committee may, in its sole discretion, refuse or revoke Approved Retiree status or other retirement approval for such Participant, or otherwise determine that such Participant may not receive, vest in or exercise any Awards or otherwise receive Shares thereunder to the extent the Awards are not granted, vested or fully exercised, or Shares are not received, as of such determination.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares. Subject to Articles 4.2 and 4.3 herein, (a) no more than 185,000,000 shares of Class A Common Stock of the Company may be issued pursuant to Awards granted under the Plan, and (b) the maximum aggregate number of Shares that may be subject to any Awards (other than 1998 Conversion Awards) granted in any one fiscal year to any single Employee shall be 750,000, and (c) the maximum aggregate number of Shares that may be subject to any Awards (other than 1998 Conversion Awards) granted in any one fiscal year to any single Non-Employee Director shall be the quotient of $750,000 divided by the grant date fair market value of such Awards, rounded down to the nearest whole share.

4.2 Lapsed Awards. If any Award granted under the Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for the grant of an Award under the Plan.

4.3 Adjustments in Authorized Shares and Awards. In the event of any change in corporate capitalization, such as a stock split, reverse stock split, stock dividend, share combination, recapitalization, or similar event affecting the equity capital structure of the Company, or in the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation and/or for cash as a result of a corporate transaction, such as any merger, consolidation, separation, acquisition of property or shares, stock rights offering, spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, or similar event affecting the Company, such adjustment shall be made in (a) the number and class of Shares which thereafter may be delivered under Article 4.1, (b) the Award limits set forth in Article 4.1, (c) the number and class of Shares subject to outstanding Awards, (d) the Exercise Price relating to any Award, and (e) the performance goals which may be applicable to any outstanding Awards, and such other equitable substitutions or adjustments may be made, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. Without limiting the preceding sentence, in the case of any such transaction described in the preceding sentence, the adjustments made by the Committee or the board of directors, compensation committee or similar body of any other legal entity assuming the obligations of the Company hereunder, may consist of either (i) making appropriate provision for the protection of outstanding Awards by the substitution on an equitable basis of appropriate equity interests or awards similar to the Awards (or, in the event no such similar equity interests may be identified, a nonqualified deferred compensation account allocation of equivalent value), provided that the substitution neither enlarges nor diminishes the value and rights under the Awards; or (ii) upon written notice to the Participants, providing that Awards will be exercised, distributed, cashed out or exchange for value pursuant to such terms and conditions (including the waiver of any existing terms or conditions including but not limited to vesting restrictions or exercise waiting periods) as shall be specified in the notice, provided that any Awards that are subject to Code Section 409A must not be exercised, distributed, cashed out or exchanged for value unless the transaction qualifies as a “change in control event” as described under Code Section 409A(2)(A)(v) and the regulations thereunder. Any adjustment of an ISO under clause (i) of the preceding sentence in this paragraph shall be made in such a manner so as not to constitute a “modification” within the meaning of Section 424(h)(3) of the Code.

Article 5. Eligibility and Participation

5.1 Eligibility. Employees shall be eligible to participate in this Plan with respect to Awards specified in Articles 6 through 10. Non-Employee Directors shall be eligible to participate in the Plan with respect to Awards specified in Article 12. Persons eligible to receive 1998 Conversion Awards under the Allocation Agreement shall be eligible to participate in the Plan with respect to Awards specified in Article 13.

5.2 Actual Participation by Employees. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. SARs and Stock Options

6.1 Grant of SARs and Options. Subject to the terms and provisions of the Plan, SARs and/or Options may be granted to Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. SARs and Options may include provisions for reload of SARs and Options, respectively, exercised (in the case of Options) by the tender of Shares or the withholding of Shares with respect to the exercise of the SARs and Options. A SAR or an Option, once granted, may not thereafter be amended to change the Exercise Price.

6.2 Award Agreement. Each SAR and Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the Award, the number of Shares to which the Award pertains, and such other provisions as the Committee shall determine. The Award Agreement, if pertaining to an Option, also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3 Exercise Price. The Exercise Price for each grant of a SAR or an Option under this Article 6 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR or Option is granted.

6.4 Duration of SARs and Options. Each SAR and Option granted under this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no SAR or Option shall be exercisable later than the fifteenth (15th) anniversary date of its grant.

6.5 Exercise of SARs and Options. SARS and Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

The ability of a Participant to exercise a SAR or an Option is conditioned upon the Participant not committing any criminal offense or malicious tort relating to or against the Company, or, as determined by the Committee in its sole discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation.

6.6 Notice and Payment. SARs and Options granted under this Article 6 shall be exercised by the delivery of notice of exercise to the Company by such means as the Committee shall approve from time to time, setting forth the number of Shares with respect to which the SAR or Option is to be exercised, accompanied, in the case of Options, by full payment for the Shares.

The Exercise Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Exercise Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

The Committee also may allow cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.8 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of a SAR or an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, and under any blue sky or state securities laws applicable to such Shares.

6.9 Termination of Employment or Leave of Absence. In the event that a Participant who is an Employee, during his or her lifetime has been on leave of absence for a period of greater than twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), or ceases to be an Employee of the Company or of any Subsidiary for any reason, including retirement, the portion of any SAR or Option which is not exercisable on the date on which the Participant ceased to be an Employee or has been on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be) shall expire on such date and any unexercised portion thereof which was otherwise exercisable on such date shall expire unless exercised within a period of three (3) months from such date, but in no event after the expiration of the term for which the SAR or Option was granted; provided, however, that in the case of an awardee of a SAR or a NQSO who is an “Approved Retiree” (as hereinafter defined), the SAR or NQSO shall continue to vest for up to five years from the date of retirement and said awardee may exercise such SAR or NQSO, as applicable, until the soonest to occur of (i) the expiration of such SAR or NQSO in accordance with its original term; (ii) the expiration of five (5) years from the date of retirement; or (iii) with respect to SARs or Options granted after 2005 and less than one year before the date the Approved Retiree retires, expiration of the SAR or Option on such retirement date, except not with respect to that portion of the SARs or Options equal to such number of shares multiplied by the ratio of (I) the number of days between the grant date and the retirement date inclusive, over (II) the number of days in the twelve (12) month period following the grant date. For purposes of the proviso to the preceding sentence:

(a) An “Approved Retiree” is any awardee of a SAR or an Option who (i) terminates employment by reason of a Disability, or (ii) (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the awardee has attained age fifty-five (55) and completed ten (10) Years of Service or, with respect to Options granted prior to 2006, has completed twenty (20) Years of Service, and (B) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee; and

(b) If the Committee subsequently determines, in its sole discretion, that an Approved Retiree has violated the provisions of the agreement to refrain from Engaging in Competition referred to in clause (a)(ii)(B) of this Article, or has engaged in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any SARs or Options or portions thereof which are exercisable on such date, and any Options or portions thereof which are not exercised within such ninety- (90-) day period shall expire, and any SARs or Options or portion thereof which are not exercisable on such date shall be cancelled on such date.

In the event of the death of an awardee during the three (3)-month period described above for exercise of a SAR or an Option by a terminated awardee or one on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), the Option shall be exercisable by the awardee’s personal representatives, heirs or legatees to the same extent and during the same period that the awardee could have exercised the SAR or Option if the awardee had not died.

Notwithstanding anything in Article 6.5 to the contrary, in the event of the death of an awardee while an Employee or Approved Retiree of the Company or any Subsidiary, an outstanding SAR or Option held by such awardee upon death shall become fully vested upon death and shall be exercisable by the awardee’s personal representatives, heirs or legatees at any time prior to the expiration of one (1) year from the date of death of the awardee, but in no event after the expiration of the term for which the SAR or Option was granted.

6.10 Nontransferability of SARs and Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b) SARs and Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement or pursuant to policies adopted by the Committee, no SAR or NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in the Plan or a Participant’s Award Agreement, all SARs and NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7. Restricted Stock

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees in such amounts as the Committee shall determine.

7.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

7.3 Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

7.4 Other Restrictions. The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable Federal or state securities laws.

The Company shall retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

Distribution of Shares of Restricted Stock is conditioned upon the Participant not committing any criminal offense or malicious tort relating to or against the Company or, as determined by the Committee in its sole discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the company’s operations, financial condition or business reputation.

7.5 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.6 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes.

The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

7.7 Termination of Employment. In the event a Participant’s employment with the Company is terminated because of the Participant’s Disability or death during the Period of Restriction, the Period of Restriction shall end and the Participant’s rights thereunder shall inure to the benefit of his or her Beneficiary.

In the event that a Participant’s employment with the Company is terminated during the Period of Restriction because of either the Participant’s: (a) retirement with specific approval from the Committee following attainment of age fifty-five (55) and with ten (10) Years of Service or (b) with respect to Awards granted before January 1, 2006, retirement with specific approval from the Committee and with twenty (20) Years of Service, the Committee shall have complete discretion in determining the percentage, if any, of a Participant’s outstanding Restricted Shares as to which the Period of Restriction shall end. In the event that a Participant’s employment with the Company is terminated for any other reason during the Period of Restriction, such Participant’s outstanding Restricted Shares shall be forfeited to the Company without payment.

Article 8. Deferred Stock

8.1 Award of Deferred Stock. Subject to the terms and provisions of the Plan, Deferred Stock Bonus Awards or Deferred Stock Agreements may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the amount of Deferred Stock granted to each Employee (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards of Deferred Stock.

8.2 Deferred Stock Bonus Awards. Deferred Stock Bonus Awards may be granted as part of a management incentive program under which part of the annual performance bonus awarded to managers and other key Employees is made in Deferred Stock. Subject to the terms of the Plan, Deferred Stock Bonus Awards shall have such terms and conditions as determined by the Committee. As determined by the Committee and subject to the terms of the Plan, Participants selected by the Committee in its discretion may elect to receive their Deferred Stock Bonus Award in the form of either a Current Award or a Deferred Award.

(a) Method of Election. Each Participant who is granted a Deferred Stock Bonus Award and selected by the Committee in its discretion may elect, in writing, on a form to be furnished by the Company, to receive a Current Award or a Deferred Award. Notwithstanding the foregoing, any eligible Participant who does not elect to receive a Deferred Award within the time designated by the Company shall be granted a Current Award.

(b) Deferred Award.

(i) Vesting. Deferred Stock granted in connection with a Deferred Award shall contingently vest, pro rata, in annual installments commencing one year after the date of the Deferred Stock Bonus Award and continuing on each January 2 thereafter until the expiration of a ten (10)-year period from such commencement date. Notwithstanding the foregoing, all unvested Deferred Stock subject to a Deferred Award shall vest upon the Participant’s: (1) termination of employment with retirement approval from the Committee following attainment of age fifty-five (55) with ten (10) Years of Service; (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service; (3) Disability, or (4) death. Subject to Article 4.3 herein, unvested Deferred Stock shall not vest following termination of employment for any other reason.

(ii) Distribution of Shares. Vested Shares will be distributed to the Participant in two (2) to ten (10) approximately equal annual installments, as elected by the Participant. Such distribution shall commence in the month of January following the date the Participant terminates employment; provided, however, that the Participant may elect, at the time of grant and prior to vesting in any shares of Deferred Stock subject to an Award, to receive his or her vested Shares in a single distribution which shall take place in the month of January following the year during which his or her termination of employment occurs.

All such elections made pursuant to this Article 8.2(b)(ii), shall be made at the time the Deferred Stock Bonus Award is granted, and shall be made, in writing, on a form prescribed by the Committee. Upon a Participant’s death, all undistributed vested Deferred Stock will be distributed in one distribution as provided in Article 10 herein.

(c) Current Award.

(i) Distribution of Shares. Shares subject to a Current Award will be distributed in ten (10) consecutive, approximately equal, annual installments, commencing in the first calendar quarter of the year following the year in which the Deferred Stock Bonus Award is granted. If a Participant dies prior to distribution of all Shares to which he or she is entitled, the remaining Shares will be distributed in one distribution as provided in Article 10 herein.

(ii) Forfeiture of Shares. Any undistributed Shares subject to a Current Award will be forfeited and the Deferred Stock Bonus Award relating thereto terminated, without payment, if the Participant’s employment with the Company is terminated for any reason other than the Participant’s: (1) termination of employment with retirement approval from the Committee at or beyond age fifty-five (55) with ten (10) Years of Service, (2) retirement after twenty (20) Years of Service with approval from the Committee, (3) Disability, or (4) death. Any undistributed Shares not subject to forfeiture shall continue to be distributed to the Participant under the distribution schedule which would have applied to those Shares if the Participant had not terminated employment; or over such shorter period as may be determined by the Committee.

(d) Conditions. Notwithstanding anything to the contrary in the Plan, distribution of Shares under Current Awards and Deferred Awards is conditioned upon:

(i) the Participant not committing any criminal offense or malicious tort relating to or against the Company , or, as determined by the Committee in its sole discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation;

(ii) the Participant not Engaging in Competition; and

(iii) the Participant having provided the Committee with a current address where the Deferred Stock Bonus Award may be distributed.

If said conditions are not met, all undistributed Shares will be forfeited and the Deferred Stock Bonus Award terminated, without payment.

(e) Lump Sum Payments. Notwithstanding anything in the Plan to the contrary, any Participant entitled upon termination of employment to receive a distribution pursuant to this Article 8 which has a total Fair Market Value at the time of such termination of $5,000 or less shall receive such distribution in one lump sum as soon as practicable following termination of employment.

8.3 Deferred Stock Agreements. Deferred Stock Agreements represent Deferred Stock granted to a Participant subject to the following conditions:

(a) Vesting. Deferred Stock granted pursuant to this Article 8.3 shall contingently vest over a specified number of years, as determined by the Committee. Notwithstanding the foregoing, the Committee shall have complete discretion in determining the vested percentage, if any, of all unvested Deferred Stock subject to a Deferred Stock Agreement upon either the Participant’s (1) termination of employment with retirement approval from the Committee following attainment of age fifty-five (55) and with ten (10) Years of Service or (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service. All unvested Deferred Stock subject to a Deferred Stock Agreement shall immediately vest upon the Participant’s termination of employment as a result of the Participant’s Disability or death. Subject to Article 4.3 herein, unless otherwise provided in the Deferred Stock Agreement, if the Participant’s employment with the Company is terminated for any other reason, all Deferred Stock that is not vested before such termination of employment shall be forfeited and the Deferred Stock Agreement terminated without payment.

(b) Distribution of Shares. Vested Deferred Stock granted pursuant to this Article 8.3 shall be distributed to the Participant in the form of Shares in the manner specified in the Deferred Stock Agreement. Such distribution shall commence in accordance with the terms of the Deferred Stock Agreement; provided that upon the Participant’s death, all unpaid vested Deferred Stock shall be distributed in the form of Shares, in one distribution, as provided in Article 14 hereof.

(c) Conditions. Notwithstanding anything to the contrary in the Plan, distribution of Shares subject to Deferred Stock Agreements is conditioned upon:

(i) the Participant not Engaging in Competition,

(ii) the Participant not committing any criminal offense or malicious tort relating to or against the Company , or, as determined by the Committee in its sole discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation; and

(iii) the Participant having provided the Committee with a current address where the Deferred Stock may be distributed.

If said conditions are not met, all undistributed Deferred Stock will be forfeited and the Deferred Stock Agreement terminated without payment.

8.4 Assignment. A Participant’s rights under a Deferred Stock Agreement or Deferred Stock Bonus Award may not, without the Company’s written consent, be assigned or otherwise transferred, nor shall they be subject to any right or claim of a Participant’s creditors, provided that the Company may offset any amounts owing to or guaranteed by the Company, or owing to any credit union related to the Company against the value of Deferred Stock and underlying Shares to be distributed under Deferred Stock Agreements and Deferred Stock Bonus Awards.

8.5 Change in Distribution Schedule. Effective August 4, 2005, Participants with Deferred Awards or Deferred Stock Agreements may elect to change the schedule under which they receive

Share distributions under such Awards, provided that (i) the alternative distribution schedule shall be a lump sum distribution occurring on March 22, 2006, for all such Shares that are vested as of that date, and for all unvested Shares the alternative schedule of distributions shall be the sooner to occur of the fixed date(s) on which the Shares are scheduled to vest or the Participant’s termination of employment; and (ii) the Participant elections shall be made no later than October 14, 2005, pursuant to procedures established by the Committee or its designee. This Article shall also apply to all Conversion Awards that are substantially similar in form to Deferred Awards and Deferred Stock Agreements.

8.6 Key Employees. Notwithstanding Articles 8.2(b)(ii) and 8.3, for Awards that are subject to Section 409A of the Code, distributions to a Participant who is a Key Employee (as defined below) on account of a Termination of Service shall be made or commence not before the date which is six (6) months following the Termination of Service, except in the event of the Participant’s death. For this purpose, a Key Employee is a person described in Treasury Regulation Section 1.409A-1(i), applying the default rules thereunder.

Article 9. Special Recognition Stock Awards

Subject to the terms and provisions of the Plan, the Committee or its designee, at any time and from time to time, may grant Special Recognition Stock Awards to Employees in such amounts and upon such conditions as the Committee or its designee shall determine.

Article 9A. MI Shares

9A.1 MI Shares. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Awards of MI Shares to eligible Employees in such amounts as the Committee shall determine.

9A.2 MI Share and Common Share Rights. MI Shares shall represent an Employee’s unsecured right to receive from the Company the transfer of title to Shares in accordance with the schedule of vesting dates set forth in Article 9A.3 below, provided that the Employee has satisfied the conditions of transfer set forth in Article 9A.4 below, and subject to the satisfaction of the provision on withholding taxes set forth in Article 9A.6 below. On each such vesting date, if it occurs, the Company shall transfer a corresponding number of Shares (which may be reduced by the number of Shares withheld to satisfy withholding taxes as set forth in Article 9A.6 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account established and maintained in the Employee’s name. The Employee shall have all the rights of a stockholder with respect to such Shares transferred to the brokerage account, including but not limited to the right to vote the Shares, to sell, transfer, liquidate or otherwise dispose of the Shares, and to receive all dividends or other distributions paid or made with respect to the Shares from the time they are deposited in the account. The Employee shall have no voting, transfer, liquidation, dividend or other rights of a Share stockholder with respect to MI Shares prior to such time that the corresponding Shares are transferred, if at all, to the Employee’s brokerage account.

9A.3 Vesting in MI Shares. If an MI Share Award is granted on the fifteenth (15th) or preceding day of any month, the Award shall vest pro rata with respect to an additional twenty-five percent (25%) of the MI Shares granted hereunder on the fifteenth (15th) day of the month in which occurs the first (1st), second (2nd), third (3rd) and fourth (4th) twelve- (12-) month anniversaries of the grant date, respectively. If an MI Share Award is granted on the sixteenth (16th) or succeeding day of any month, the Award shall vest pro rata with respect to twenty-five (25%) of the MI Shares granted hereunder on the fifteenth (15th) day of the month following the first (1st), second (2nd), third (3rd) or fourth

(4th) twelve- (12-) month anniversaries of the grant date, respectively. Notwithstanding the foregoing, in the event that any such fifteenth (15th) day of the month is a Saturday, Sunday or other day on which stock of the Company is not traded on the NASDAQ or another national exchange, then the vesting date shall be the next following day on which the stock of the Company is traded on the NASDAQ or another national exchange.

9A.4 Conditions of Transfer. A transfer of Shares in accordance with paragraph 9A.2 above shall be conditioned upon the Employee meeting all of the following conditions during the entire period from the grant date through the vesting date(s) relating to such MI Shares:

(a) The Employee must continue to be an active employee of the Company or one of its Subsidiaries;

(b) The Employee must refrain from Engaging in Competition; and

(c) The Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company or, as determined by the Committee in its discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation.

If the Employee fails to meet the requirements of Article 9A.4(a) through (c), then the Employee shall forfeit the right to vest in any MI Shares that have not already vested as of the time such failure is determined, and the Employee shall accordingly forfeit the right to receive the transfer of title to any corresponding Shares. The forfeiture of rights with respect to unvested MI Shares (and corresponding Shares) shall not affect the rights of the Employee with respect to any MI Shares that already have vested nor with respect to any Shares the title of which has already been transferred to the Employee’s brokerage account.

9A.5 Effect of Termination of Employment. Notwithstanding the contrary in Articles 9A.3 and 9A.4:

(a) In the event the Employee’s employment is terminated prior to the relevant vesting date on account of death, and if the Employee had otherwise met the requirements of Article 9A.4(a) through (c) from the grant date through the date of such death, then the Employee’s unvested MI Shares shall immediately vest in full upon death and the Employee’s rights hereunder with respect to any such MI Shares shall inure to the benefit of the Employee’s executors, administrators, personal representatives and assigns.

(b) In the event Employee’s employment is terminated prior to the relevant vesting date on account of the Employee’s Disability or Retirement (as defined below), and if the Employee had otherwise met the requirements of Article 9A.4(a) through (c) from the grant date through the date of such Disability or Retirement, and provided that the Employee continues to meet the requirements of Article 9A.4(b) and (c), then the Employee’s rights hereunder with respect to any outstanding, unvested MI Shares shall continue in the same manner as if the Employee continued to meet the continuous employment requirement of Article 9A.4(a) through the vesting dates related to the Award, except not for that portion of MI Shares granted less than one (1) year prior to the Employee’s termination equal to such number of shares multiplied by the ratio of (I) the number of days after the termination date and before the first (1st) anniversary of the grant date, over (II) the number of days on and after the grant date and before the first (1st) anniversary of the grant date. For purposes of this Article 9A.5(b), “Retirement” shall mean termination of employment by retiring with special approval of the Committee following age fifty-five (55) with ten (10) years of service.

9A.6. Taxes. The transfer of Shares upon each vesting date, pursuant to Articles 9A.2 and 9A.4 above, shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by federal, state, or local law in respect of that vesting date by reducing the number of Shares to be transferred to the Employee’s brokerage account or by such other manner as the Committee shall determine in its discretion.

Article 10. Other Awards

10.1 Grant of Other Share-Based Awards. The Committee may grant Other Share-Based Awards to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

10.2 Terms of Other Share-Based Awards. Other Share-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Shares, in Share-equivalent units, in Share appreciation units, in securities or debentures convertible into Shares or in a combination of the foregoing and may be paid in cash or in Shares, all as determined by the Committee. Other Share-Based Awards may be issued alone or in tandem with other Awards granted to Employees.

10.3 Other Share-Based Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine.

10.4 Other Cash Performance-Based Awards. The Committee may grant Other Cash Performance-Based Awards based on performance measures set forth in Article 11 not based on Shares upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Other Cash Performance-Based Award shall be evidenced by an award agreement that shall specify such terms and conditions as the Committee shall determine. An Other Cash Performance-Based Award not based upon Shares shall not decrease the number of Shares under Article 4 that may be issued pursuant to other Awards. No individual shall be eligible to receive a payment with respect to cash performance-based awards in excess of $4 million in any calendar year. Other Cash Performance-Based Awards may relate to annual bonus or long-term performance awards.

Article 11. Performance Measures for Awards

11.1 Performance Measures. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen from among one or more of the following performance criteria, or derivations of such performance criteria as described below, either individually, alternatively or in any combination, applied to either the Company as a whole or to one or more of the Company’s divisions or operational and/or business units or subsidiaries, product lines, brands, business segments, geographic regions, or administrative departments, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute or relative basis (including being calculated as a ratio or percentage), and compared to a pre-established target, to one or more previous years’ results, to one or more other performance criteria or to a designated comparison group of companies, or a published or special index, in each case as specified by the administrator:

(a) net earnings or net income (before or after taxes);

(b) basic or diluted earnings per share (before or after taxes);

(c) gross revenue, net revenue or any component of revenue;

(d) gross profit;

(e) net operating profit (before or after taxes);

(f) return on investment, assets, capital, employed capital, invested capital, equity, or sales;

(g) operating cash flow, free cash flow, cash flow return on capital and other measures of cash flow, either as calculated in accordance with generally accepted accounting practices or as adjusted;

(h) earnings before or after taxes, interest, depreciation and/or amortization;

(i) gross or net operating margins;

(j) share price and total stockholder return;

(k) expense and any component of expense;

(l) customer satisfaction;

(m) measures of economic value added or other ‘value creation’ metrics;

(n) enterprise value;

(o) growth in hotels or rooms;

(p) net present value of rooms approved for development;

(q) client retention;

(r) management or franchise fees;

(s) owner or franchisee satisfaction;

(t) associate engagement or retention;

(u) completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets);

(v) market share;

(w) RevPAR (revenue per available room); or

(x) cost of capital, debt leverage, year-end cash position or book value.

11.2 Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives; provided, however, that Awards that are designed to qualify for the Performance-Based Exception and that are held by Covered Employees may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

11.3 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify for the Performance-Based Exception; the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12. Directors’ Share Awards, Fee Deferral Elections, and Director SARs and Options.

12.1 Eligibility. Only Non-Employee Directors shall be eligible to receive Non-Employee Director Share Awards and Director SARs and Options and to make Fee Deferral Elections.

12.2 Non-Employee Director Share Awards. On the first (1st) full trading day immediately following each Annual Meeting, each Non-Employee Director designated by the Board shall receive a Non-Employee Director Share Award of a number of Shares determined by the Board before such Annual Meeting. Each Non-Employee Director Share Award shall be fully vested and nonforfeitable when granted.

12.3 Fee Deferral Elections.

(a) Elections to Defer Payment of Fees. Payment of all or any part of any Fees payable to a Non-Employee Director may be deferred by election of the Non-Employee Director. Each such election must be made in writing on a form prescribed by the Committee and irrevocably delivered to the Company in the year preceding the year which commences with the next Annual Meeting (the “Election Year”) and must be irrevocable for such Election Year. No election may be made under this Article 12.3(a) with respect to Fees for which an election is made under Article 12.5.

(b) Crediting Stock Units to Accounts. Amounts deferred pursuant to a Fee Deferral Election shall be credited as of the date of the deferral to a Stock Unit Account in Stock Units. The number of Stock Units credited to a Stock Unit Account with respect to any Non-Employee Director shall equal (i) the amount deferred pursuant to the Fee Deferral Election divided by (ii) the Fair Market Value of a Share on the date on which the Fees subject to the Fee Deferral Election would have been paid but for the Fee Deferral Election, with fractional units calculated to at least three (3) decimal places.

(c) Fully Vested Stock Units. All Stock Units credited to a Non-Employee Director’s Stock Unit Account pursuant to this Article 12.3 shall be at all times fully vested and nonforfeitable.

(d) Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Non-Employee Director shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to the product of (i) the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units credited to his or her Stock Unit Account as of the close of business on the record date for such dividend, divided by (ii) the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited “in kind” to the Non-Employee Director’s Stock Unit Account.

(e) Payment of Stock Units. Upon Termination of Service, the Stock Units credited to a Non-Employee Director’s Stock Unit Account shall be paid to the Non-Employee Director in an equal number of shares of Stock in a single lump sum or in substantially equal annual installments over a period not to exceed ten (10) years, as irrevocably elected in writing by the Non-Employee Director at the time of the Non-Employee Director’s election to defer Fees under Article 12.3(a), pursuant to rules established from time to time by the Committee.

12.4 Unfunded Status. The interest of each Non-Employee Director in any Fees deferred under this Article 12 (and any Stock Units or Stock Unit Account relating thereto) or in any Director Stock

Award shall be that of a general creditor of the Company. Stock Unit Accounts and Stock Units (and, if any, “in kind” dividends) credited thereto shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

12.5 Director SARs and Options.

(a) Elections to Receive Payment of Fees in the Form of SARs or Options. A Non-Employee Director may elect to receive payment of all or any part of his or her cash retainer in the form of Director SARs or Options, as determined by the Committee, in lieu of cash. Each such election must be made in writing on a form prescribed by the Committee and delivered to the Company in the calendar year preceding the calendar year in which occurs the Annual Meeting that marks the commencement of the annual period of service during which such Fees are earned. Each election is irrevocable for that annual period. Elections under this Article 12.5 may not be made with respect to Fees deferred under Article 12.3.

(b) Grant of Director SARs and Options. On the first (1st) full trading day immediately following each Annual Meeting, each Non-Employee Director who has filed an election under Article 12.5(a) for the annual period of service that commences with such Annual Meeting shall be granted Director SARs or Options that have a value on the date of grant substantially equal to the amount of Fees otherwise payable to the Director in cash but for the election to receive Director SARs or Options. The value of Director SARs or Options shall be determined by the Committee in its sole discretion, at a meeting held prior to the Annual Meeting, based on a Black-Scholes option pricing model or other valuation model that the Committee determines to be appropriate in its sole discretion.

(c) Terms of Director SARs and Options. Each Director SAR and Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the duration of the SAR or Option, and the number of Shares to which the SAR or Option pertains. Each Director SAR and Option shall (i) have an Exercise Price equal to the Fair Market Value of a Share on the date the Award is granted; (ii) become one hundred percent (100%) vested and first exercisable on the last business day immediately preceding the Annual Meeting next following the date the SAR or Option is granted or, if earlier, upon the Director’s Termination of Service due to death or Disability; (iii) expire on the tenth (10th) anniversary of the date of its grant; and (iv) be nontransferable unless otherwise specified by the Committee.

(d) Payment. Director SARs and Options granted under this Article 12 shall be exercised by the delivery of notice of exercise to the Company in such manner as the Committee shall determine, setting forth the number of Shares with respect to which the SAR or Option is to be exercised, accompanied by full payment for the Shares. The Exercise Price upon exercise of any Director SAR or Option shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (provided that the Shares which are tendered must have been held by the Director for at least six (6) months prior to their tender to satisfy the Exercise Price), or (iii) by a combination of (i) and (ii). The Committee also may allow cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Article 13. 1998 Conversion Awards

All 1998 Conversion Awards which, under the Allocation Agreement, are to be denominated in equal numbers of shares of Class A Common Stock of the Company shall be issued under the Plan as provided in the Allocation Agreement. The Committee shall administer all such 1998 Conversion Awards under this Plan, giving service credit to the grantee of each such 1998 Conversion Award to the extent required under the Allocation Agreement. All 1998 Conversion Awards shall be subject to substantially similar terms and conditions as provided in the holder’s corresponding awards under the Predecessor Plan.

Article 14. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant has received any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 15. Change in Control

15.1 Treatment of Awards. Effective for any Awards granted to or held by Participants on or after November 7, 2008, if a Participant who is actively employed by the Company as an Executive Vice President or above or in a position at market reference code 18 or above incurs a Covered Termination of Employment (as defined in Article 15.2 below) within three (3) months preceding or twelve (12) months following a Change in Control (as defined in Article 15.3 below), then the following shall occur immediately following the later to occur of such Change in Control and such Covered Termination of Employment (the “Trigger Date”):

(a) MI Shares and Deferred Stock. With respect to any MI Shares, Deferred Stock or any Other Share-Based Awards taking a form substantially the same as MI Shares or Deferred Stock held by the Participant as of the Trigger Date, the restrictions, forfeiture conditions, deferral of settlement and conditions on distribution other than those imposed by law applicable to such Awards shall lapse, and all such Awards shall be deemed fully vested, as of the time of the Change in Control, and the subject Shares, or equity interests that are substituted for the subject Shares as a result of the Change in Control, shall be distributed to the Participant. In the event no such Shares or substitute equity interests are available for distribution, a cash payment shall be made to the Participant equal to the price paid per Share to general stockholders of the Company, through a tender offer or otherwise, pursuant to the transaction resulting in the Change in Control, multiplied by the number of subject Shares or substitute equity awards that otherwise would be distributed to the Participant if available.

(b) Options and SARs. All of the unvested or unexercisable Options, SARs or Other Share-Based Awards taking a form substantially the same as Options or SARs held by the Participant as of the Trigger Date shall be deemed to be fully vested and exercisable with respect to the subject Shares, or other equity interests that are substituted for the Shares as a result of the Change in Control, and any other conditions on such Awards shall lapse, other than those imposed by law. Such Awards shall remain exercisable until the earlier of (i) the end of their original term, or (ii) twelve (12) months (or in the case of an Approved Retiree, five (5) years) following the Participant’s Covered Termination of Employment. In the event no Shares or substitute equity interests are available to satisfy the Awards upon exercise, a cash payment shall be made to the Participant equal to the binomial value of each such Award, as determined by the Company, where the value of a subject Share for this purpose is the price paid per Share to general stockholders of the Company, through a tender offer or otherwise, pursuant to the transaction resulting in the Change in Control, and where other assumptions used for purposes of computing the binomial value shall be those indicated in the most recently issued annual proxy statement or annual report of the Company.

(c) Other Cash-Based Awards. All of the Participant’s Other Cash-Based Awards shall be paid out immediately as if the Participant continued to work until the last day of the fiscal year of his Covered Termination of Employment, where such payment shall be based on an target level of performance, pro rated for the days of such fiscal year through the date of the Covered Termination of Employment.

15.2 Covered Termination of Employment. For purposes of this Article 15, “Covered Termination of Employment” shall mean:

(a) Involuntary Termination. Any involuntary termination of employment of a Participant, provided that such termination does not result from the Participant’s misconduct, including but not limited to acts of misconduct described in the Company Work Rules set forth in the applicable Marriott Associate Handbook,; and

(b) Good Reason. Any voluntary termination of employment of a Participant following: (A) a material diminution in the Participant’s base compensation, (B) a material diminution in the Participant’s authority, duties or responsibilities, provided that a Change in Control (including the fact that the Company’s stock is not publicly held or is held or controlled by a single stockholder as a result of a Change in Control) shall not of itself be deemed a material diminution in the Participant’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board of the Company or a Subsidiary, (D) a material diminution in the budget over which the Participant retains authority; or (E) a material change in geographic location at which the Participant must perform services; provided that, with respect to any Awards that are subject to Code Section 409A, the voluntary termination also must qualify for treatment as an involuntary separation from service under the safe harbor described in Treasury Regulation Section 1.409A-1(n)(2).

15.3 Change in Control Definition. A Change in Control shall occur if:

(a) Acquisition of Voting Securities. Any Person directly or indirectly becomes the Beneficial Owner of more than thirty percent (30%) (fifty percent (50%) if the Person is a Marriott family member (as defined in Item 404 of the Securities Exchange Commission’s Regulation S-K) or a trust, company or other entity under the control (as defined in Rule 12(b)(2) under the Exchange Act) of one or more of such Marriott family members) of the Company’s then outstanding voting securities (measured on the basis of voting power), provided that the Person (i) has not acquired such voting securities directly from the Company, (ii) is not the Company or any of its Subsidiaries, (iii) is not a trustee or other fiduciary holding voting securities under an employee benefit plan of the Company or any of its Subsidiaries, (iv) is not an underwriter temporarily holding the voting securities in connection with an offering thereof, and (v) is not a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock; or

(b) Merger or Consolidation. The Company merges or consolidates with any other corporation, other than a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company, the other corporation (if such corporation is the surviving corporation) or the parent of the Company or other corporation, in each case outstanding immediately after such merger or consolidation; or

(c) Change in Majority of Board. Continuing Directors cease to represent a majority of the Board, where “Continuing Directors” shall mean the directors of the Board on November 7, 2008, and any other director whose appointment, election or nomination for election by the stockholders is approved by at least a majority of the Continuing Directors at such time; or

(d) Sale, Liquidation or Other Disposition. The stockholders of the Company approve a plan of complete liquidation of the Company or the Company sells or disposes all or substantially all of its assets.

Notwithstanding the foregoing provisions of Article 15.3, with respect to any Award that is subject to Code Section 409A, in order to be treated as a Change in Control, any event described in this Article 15.3 also must qualify as a “change in control event” within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder.

15.4 Section 280G Cut-back in Benefits. Notwithstanding the other provisions of this Plan, in the event that the amount of payments or other benefits payable to any Participant under this Plan, together with any payments or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G or the Code), the payments under this Plan shall be reduced in a manner determined by the Company (by the minimum possible amounts) until no amount payable to the Participant under the Plan constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code). All determinations required to be made under this Section 15.4, including whether a payment would result in an “excess parachute payment” and the assumptions utilized in arriving at such determination, shall be made by a registered public accounting firm selected by the Company.

Article 16. Rights of Participants

16.1 Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

16.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 17. Amendment, Modification, and Termination

17.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board may, in its sole discretion, condition the adoption of any amendment of the Plan on the approval thereof by the requisite vote of the shareholders of the Company entitled to vote thereon.

17.2 Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the restriction set forth in Article 11 herein on the exercise of upward discretion with respect to Awards which have been designed to comply with the Performance-Based Exception, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Article 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

17.3 Awards Previously Granted. No termination, amendment, or modification of the Plan or any Award shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

17.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Article 17, make any adjustments it deems appropriate.

17.5 Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees or directors of entities who become or are about to become employees or directors of the Company or a Subsidiary as the result of a merger, consolidation or other acquisition of the employing entity or the acquisition by the Company or a Subsidiary of the assets or stock of the employing entity. The terms and conditions of any substitute awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute awards to the provisions of the awards for which they are substituted.

Article 18. Withholding

18.1 Tax Withholding. The Company shall have the power and the right to deduct from any amount otherwise due to the Participant, or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local income, employment or other related taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

18.2 Share Withholding. With respect to withholding required in connection with any Award, the Company may require, or the Committee may permit a Participant to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. Any election by a Participant shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19. Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 20. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.

Article 21. Legal Construction

21.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

21.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

21.5 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

Article 22. Code Section 409A

22.1 General. To the extent that Code Section 409A may apply to any Awards under the Plan, it is intended that the terms of the Plan and such Awards meet the applicable requirements of Code Section 409A so that a Participant is not taxed under Code Section 409A with respect to such Awards until such time as Shares or other amounts are distributed to the Participant in accordance with the Plan’s and the Awards’ terms. For this purpose, the Plan and the Awards will be administered and interpreted to comply with Code Section 409A and any applicable Treasury or IRS guidance.

22.2 Delay for Specified Employees. To the extent that any Awards under the Plan may be subject to Code Section 409A(a)(2)(B)(i), distributions of Shares or other amounts pursuant to such

Awards on account of a Termination of Service of a Participant who is a Specified Employee (as defined as follows) shall be made or commence not before the date which is six (6) months following the Termination of Service, except in the event of the Participant’s death. Any distribution that is delayed under this Section 22.2 shall be distributed on the first day of the seventh month following the Specified Employee’s Termination of Service (without affecting the timing of any subsequent installment that is not within the six-month period following Termination of Service). For this purpose, a Specified Employee is a person described under Treasury Regulation section 1.409A-1(i), applying the default rules thereunder, except that the definition of compensation for purposes of identifying Specified Employees shall be the same definition as used for determining who are Specified Employees under the Marriott International, Inc. Executive Deferred Compensation Plan for the same determination period.

2014 ANNUAL MEETING INFORMATION

Time and Location. The 2014 annual meeting of shareholders will begin at 10:30 a.m. on Friday, May 9, 2014 at the JW Marriott Hotel at 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

Parking. Due to anticipated needs of other hotel guests on May 9, 2014, we expect that minimal parking will be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

Public Transportation. As parking is limited in the general area, we recommend that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

Lodging. A local Marriott hotel will offer a “Shareholder Annual Meeting” rate for Thursday, May 8, 2014, the night before the meeting. To receive this rate, call the number shown below and ask for the shareholder annual meeting rate for May 8, 2014. Please note that a limited number of rooms are offered at this rate and you must call by Wednesday, April 16. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

JW Marriott Hotel—$379 single/double
1331 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
202-393-2000
Near Metro Center Metro Station

PROXY	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MARRIOTT INTERNATIONAL, INC.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S), OR IF NO DIRECTION IS INDICATED, “FOR” EACH DIRECTOR NOMINEE IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND “AGAINST” PROPOSAL 5, AND IT WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

The undersigned acknowledge(s) receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2013. The undersigned further hereby appoint(s) J.W. Marriott, Jr. and Arne M. Sorenson, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Marriott International, Inc. (the “Company”) Class A Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 9, 2014 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

If the undersigned has voting rights with respect to shares of Company common stock under the Company’s 401(k) savings plan, the undersigned hereby direct(s) the trustee of the 401(k) savings plan to vote shares equal to the number of share equivalents allocated to the undersigned’s accounts under the plan in accordance with the instructions given herein. The trustee will vote shares for which it does not receive instructions by 11:59 p.m. Eastern Time, Tuesday, May 6, 2014, in the same proportion as the shares for which it received valid instructions from other participants in the applicable plan.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

‡    FOLD AND DETACH HERE    ‡

You can now access your MARRIOTT INTERNATIONAL, INC. account online.

Access your MARRIOTT INTERNATIONAL, INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer Agent for MARRIOTT INTERNATIONAL, INC., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.computershare.com/investor

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.computershare.com/investor

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:        1-800-311-4816

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

ITEM 1– ELECTION OF 11 DIRECTORS

(The Board of Directors recommends a vote FOR each of these nominees)

01 J.W. Marriott, Jr.	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN	09 Steven S Reinemund	FOR	AGAINST	ABSTAIN
	☐	☐	☐	05 Lawrence W. Kellner	☐	☐	☐		☐	☐	☐

02 John W. Marriott III	FOR	AGAINST	ABSTAIN	06 Debra L. Lee	FOR	AGAINST	ABSTAIN	10 W. Mitt Romney	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

03 Mary K. Bush	FOR	AGAINST	ABSTAIN	07 George Muñoz	FOR	AGAINST	ABSTAIN	11 Arne M. Sorenson	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐		☐	☐	☐

04 Frederick A. Henderson	FOR	AGAINST	ABSTAIN	08 Harry J. Pearce	FOR	AGAINST	ABSTAIN
	☐	☐	☐		☐	☐	☐

ITEM 2 –	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 2)	☐	☐	☐

ITEM 3 –	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 3)	☐	☐	☐

ITEM 4 –	APPROVAL OF THE COMPANY’S STOCK AND CASH INCENTIVE PLAN, AS AMENDED

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote FOR Item 4)	☐	☐	☐

ITEM 5 –	SHAREHOLDER RESOLUTION RECOMMENDING SIMPLE MAJORITY VOTING STANDARD

	FOR	AGAINST	ABSTAIN
(The Board of Directors recommends a vote AGAINST Item 5)	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

‡    FOLD AND DETACH HERE    ‡

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on Thursday, May 8, 2014 the day before the meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.envisionreports.com/Mar

Use the Internet to vote. Have this card in hand when you access the website.

OR

TELEPHONE

1-800-652-VOTE (8683)

Use any touch-tone telephone to vote. Have this card in hand when you call.

If you vote by Internet or telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet and telephone vote authorizes the named proxies to vote your shares in the same manner as if you mark, signed and returned your proxy card.